Form 10KSB, Exhibit 13
period 1998-12-31
PEOPLES COMMUNITY CAPITAL CORP
filed 1999-03-22
CIK 1037249

                                   EXHIBIT 13





                                PEOPLE MAKE THE
                                  DIFFERENCE AT
                                    PEOPLE'S
                                 COMMUNITY BANK

================================================================================



                           PEOPLE'S COMMUNITY CAPITAL
                                  CORPORATION



================================================================================
                                TABLE OF CONTENTS
================================================================================


                                                                                Page

                  Letter to Shareholders and Customers                          3
                  Selected Financial Data                                       4
                  Management's Discussion and Analysis                          5-19
                  Report of Independent Certified Public Accountants            20
                  Consolidated Balance Sheets                                   21
                  Consolidated Statements of Income                             22
                  Consolidated Statements of Comprehensive Income               23
                  Consolidated Statements of Stockholders' Equity               24
                  Consolidated Statements of Cash Flows                         25
                  Notes to Consolidated Financial Statements                    26-42
                  Directors, Officers and Locations                             43
                  Corporate Data                                                44






                                       2
================================================================================

================================================================================


================================================================================
                        TO OUR SHAREHOLDERS AND CUSTOMERS
================================================================================

         The year 1998 was a year of firsts for People's Community Capital Corporation. It was our first full year of operation and one in which we realized our first quarterly profit. Our customer base grew to over 3,000 customers by year end with an increase in deposits from $11.7 million at December 31, 1997 to $26.7 million at December 31, 1998. Loans increased from $3.9 million to $20.7 million over the same time frame. This growth in deposits and earning assets allowed the Company to achieve profitability in the fourth quarter, which is earlier than original expectations.

         Additionally, in the third quarter of 1998, we opened our third banking office in the same facility as our operations center in downtown Aiken. We were able to open this branch without creating significant overhead, and we became one of only a few banks having three banking centers in the first full year of operation.

         At December 31, 1998, the Company had no nonperforming loans and no loans more than 30 days past due. Also, the Company set aside an additional $225,000 in 1998 as a reserve for possible loan losses bringing the total reserve to $285,000. As of December 31, 1998, there have been no loan losses since inception of the Company.

         People truly come first at People's Community Capital Corporation. From the dedicated staff and directors, to the loyal customers, to the shareholders of this Company, it is the people who make the difference at our bank. During 1998, Year 2000 issues were aggressively addressed, risk management skills were sharpened, and personally-delivered customer service remained our top priority. These accomplishments reflect the dedication, enthusiasm, and hard work of all the associates at People's. They are successfully meeting new challenges daily in an effort to win new customers and strengthen existing relationships. We offer a broad array of products to a growing base of customers in what we believe is a very attractive market. Many thanks to the shareholders of this company who have supported us by bringing "your" business to "your" bank.

         We are excited about the prospects for our continued success in 1999. We plan to introduce a new deposit product during the year as well as brokerage and insurance services, and we plan to grow our mortgage loan production area. We will continue to grow our customer base and earning assets through our sales program, our officer call program, and our advertising efforts. We also look forward to the construction of our new building in downtown Aiken to house the operations and banking center currently located in leased premises.

         While the Company is still in its early stages of development, we are ever mindful of our primary goal of building stockholder value. We can accomplish this by increasing net operating profits, which we strongly believe is now well under way. We must also develop new markets and a broader geographic area of interest for our stock. With your help and support, we are confident that 1999 and beyond will prove successful and lead to even greater achievements for our Company. We welcome your comments and suggestions.



Tommy B. Wessinger                         Alan J. George
Chairman and Chief Executive Officer       President and Chief Operating Officer

                                       3
================================================================================

================================================================================


================================================================================
                             SELECTED FINANCIAL DATA
================================================================================

         The following table sets forth certain selected financial data concerning the Company for the year ended December 31, 1998 and for the period February 26, 1997 to December 31, 1997. The selected financial data has been derived from the consolidated financial statements that have been audited by Elliott, Davis, & Company, LLP, independent accountants. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                       1998               1997
BALANCE SHEETS:
         Federal funds sold                       $  3,830,000        $  9,240,000
         Securities available for sale               8,734,879           5,629,838
         Net loans                                  20,717,698           3,889,163
         Properties and equipment, net               1,718,705           1,607,802
         Total assets                               36,539,413          21,270,967
         Non-interest bearing deposits               4,973,931           1,954,224
         Interest bearing deposits                  21,761,653           9,751,398
         Total deposits                             26,735,584          11,705,622
         Total liabilities                          27,122,863          11,810,361
         Total stockholders' equity                  9,416,550           9,460,606

RESULTS OF OPERATIONS:
         Interest income                          $  2,051,929        $    326,757
         Interest expense                              764,956              80,815
         Net interest income                         1,286,973             245,942
         Provision for loan losses                     225,000              60,000
         Net interest income after provision         1,061,973             185,942
         Non-interest income                           183,230               9,504
         Non-interest expense                        1,457,244             635,004
         Income tax benefit                            100,207             149,963
         Net loss                                 $    111,834        $    289,595

PER SHARE DATA:
         Weighted average common shares
              outstanding                              994,052             993,162
         Net loss per share of common stock       $       (.11)       $       (.29)

CAPITAL AND LIQUIDITY RATIOS:
         Average equity to average assets                30.35%              61.63%
         Leverage (4% required minimum)                  16.74%              40.60%
         Risk-based capital:
                  Tier 1                                 22.39%              70.00%
                  Total                                  23.59%              71.00%
         Average loans to average deposits               56.80%              24.24%



                                       4
================================================================================

================================================================================


================================================================================
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
================================================================================

         This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of People's Community Capital Corporation. This commentary should be read in conjunction with the financial statements and the related notes and other statistical information in this report.

GENERAL

         People's Community Capital Corporation (the Company) was incorporated in South Carolina on February 26, 1997 for the purpose of operating as a bank holding company. The Company's wholly-owned subsidiary, People's Community Bank of South Carolina (the Bank) commenced business on September 22, 1997, and is primarily engaged in the business of accepting savings and demand deposits and providing mortgage, consumer and commercial loans to the general public. The Bank operates two banking centers located in Aiken and one located in North Augusta, South Carolina.

         The second banking center located in Aiken was opened on September 8, 1998 in leased offices that also are the headquarters of the holding company. The Company has purchased a tract of land in downtown Aiken for the construction of a permanent banking center office. The cost of the land was approximately $139,000. Construction of the office is expected to begin sometime in 1999.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EARNINGS REVIEW

         People's Community Capital Corporation is a one bank holding company. Principal banking operations of the Company's only subsidiary commenced on September 22, 1997. Although a net loss from operations was experienced for the year ended December 31, 1998, the Company recorded its first quarterly profit since commencing operations during the fourth quarter of 1998. The Company expected to experience losses until the Bank grew its assets to a point where the assets generated revenue from operations that exceeded the Bank's fixed costs. Comparative information for 1997 is for the period of incorporation of the Company, February 26, 1997, through December 31, 1997. Comparisons of operating results for the periods presented should be made with an understanding of these events.

                                   [PICTURE]


                                       5
================================================================================

================================================================================


         The Company's net loss for the year ended December 31, 1998 was $111,834 compared to a loss of $289,595 for the year ended December 31, 1997 when the banking operations were just beginning. The loss per share decreased to $.11 compared to $.29 for the same period in 1997. In the fourth quarter of 1998, the Company recorded a profit of $42,654, or $.05 per share. The variance in performance between the two periods is directly attributable to the start-up nature of the Company in 1997. The return on average assets for 1998 and 1997 was (0.36%) and (4.76%), respectively, and return on average equity was (1.20%) and (7.73%), respectively. The Company has not yet paid cash dividends. The following is a brief discussion of the more significant components of the net loss.

Net Interest Income

         General. The largest component of the Company's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income totaled $1,286,973 in 1998, compared with $245,942 in 1997. Net interest margin, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 3.15% in 1998 as compared to 1.43% in 1997. The reason for the increase was primarily due to the changing mix of the earning asset portfolios. During 1998, loans represented 44.7% of the average earning assets as compared to 9.3% in 1997. Loans typically provide a higher yield than other types of earning assets.

         Average Balances, Income, Expenses, and Rates. The following presents, in a tabular form, average balance sheets that highlight the main components of interest earning assets and interest bearing liabilities, on an annualized basis, for the years ended December 31, 1998 and 1997. Yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.


                                        AVERAGE BALANCES, INCOME, EXPENSES AND RATES

                                                1998                                     1997
                           -------------------------------------------  ---------------------------------------

                              Average         Income/           Yield/    Average        Income/          Yield/
     ASSETS                   Balance         Expense            Rate     Balance        Expense          Rate
                            -----------      ----------         -----   ----------      --------          -----
Federal funds sold          $ 4,913,723      $  264,832         5.39%   $4,226,102      $238,728          5.65%
Short-term investments          168,364          10,359         6.15%           --            --           --
Securities                    9,778,410         611,234         6.25%      579,850        35,720          6.16%
Loans                        12,036,978       1,165,504         9.68%      490,257        52,309         10.67%
                            -----------      ----------         -----   ----------      --------          -----
Total earning assets         26,897,475       2,051,929         7.63%    5,296,209       326,757          6.17%
                            -----------      ----------         -----   ----------      --------          -----

Cash and due from banks       1,611,138                                    364,584
Premises and equipment        1,633,448                                    400,336
Other assets                    823,440                                     21,310
Allowance for loan losses      (172,500)                                    (5,971)
                            -----------                                 ----------
     Total assets           $30,793,001                                 $6,076,468
                            ============                                ==========




                                       6
================================================================================

================================================================================


  LIABILITIES & EQUITY
Interest-bearing deposits:
Transaction accounts                    $ 2,687,264      $ 45,746         1.70%   $  363,569       7,026         1.93%
Money market accounts                     6,489,132       290,956         4.48%      777,311      41,492         5.34%
Savings deposits                            234,853         5,846         2.49%       14,182         343         2.42%
Time deposits                             7,533,643       415,333         5.51%      549,870      31,954         5.81%
                                        -----------      --------         ----    ----------      ------         ----
     Total int-bearing deposits          16,944,892       757,881         4.47%    1,704,932      80,815         4.74%
Interest-bearing borrowings                 138,828         7,075         5.10%           --          --           --
                                        -----------      --------         ----    ----------      ------         ----
     Total int-bearing liabilities       17,083,720       764,956         4.48%    1,704,932      80,815         4.74%
                                        -----------      --------         ----    ----------      ------         ----


Demand deposits                           4,246,640                                  317,492
Other liabilities                           115,969                                  309,172
Shareholders' equity                      9,346,672                                3,744,872
                                        -----------                               ----------
Total liabilities and share-
     holders' equity                    $30,793,001                               $6,076,468
                                        ===========                               ==========

Net interest income/margin                             $1,286,973         3.15%                 $245,942         1.43%
                                                      ===========                               ========
Net yield on earning assets                                               4.78%                                  4.64%

         All loans and deposits are domestic. The effect of loans in non-accrual status at any point in the periods presented is not significant to the computations.

         Analysis of Changes in Net Interest Income. The following table sets forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 1997 to 1998.

                                                          1998 COMPARED TO 1997
                                                          ---------------------
                                                              Variance Due to
                                                              ---------------
                                                  Volume           Rate              Net
                                                  ------           ----              ---
EARNING ASSETS
     Loans                                       $1,232,361      $(119,166)      $1,113,195
     Securities                                     566,713          8,801          575,514
     Federal funds sold                              38,880        (12,776)          26,104
     Other short-term investments                    10,359             --           10,359
                                                 ----------      ---------       ----------
         Total earning assets                     1,848,313       (123,141)       1,725,172
                                                 ----------      ---------       ----------

INTEREST-BEARING LIABILITIES
     Transaction accounts                            44,901         (6,181)          38,720
     Money market accounts                          305,270        (55,806)         249,464
     Savings deposits                                 5,338            164            5,502
     Time deposits                                  405,981        (22,601)         383,380
     Other short-term borrowings                      7,075             --            7,075
                                                 ----------      ---------       ----------
         Total interest-bearing liabilities         768,565        (84,424)         684,141
                                                 ----------      ---------       ----------

NET INTEREST INCOME                              $1,079,748      $ (38,717)      $1,041,031
                                                 ==========      =========       ==========




                                       7
================================================================================

================================================================================


         Liquidity and Interest Rate Sensitivity. Asset/liability management is the process by which the Company monitors and controls the mix and maturities of its assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates.

         Primary sources of liquidity for the Company are a stable base of deposits, scheduled repayments on the Company's loans, and interest and maturities on its investments. All securities of the Company have been classified as available for sale. If necessary, the Company might sell a portion of its investment securities in connection with the management of its interest sensitivity gap or to manage liquidity. The Company may also utilize its cash and due from banks and federal funds sold to meet liquidity needs. Additionally, the Company has an unsecured line of credit with its correspondent bank in the amount of $1,800,000, on which no borrowings have been drawn, that can be utilized if needed. The Company believes that its liquidity and ability to manage assets will be sufficient to meet its cash requirements over the near future.

         One monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap", which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive.

         At December 31, 1998, the Company was liability-sensitive over the three month and twelve month time frames and asset-sensitive over one year. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

         The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 1998. The table may not be indicative of the Company's rate sensitivity position at other points in time.





                                       8
================================================================================

================================================================================


                                                         INTEREST SENSITIVITY ANALYSIS

                                         Within     After three but  After one but   After
                                          three     within twelve    within five     five
                                         months         months           years       years          Total
                                         ------         ------           -----       -----          -----
                                                             (Dollars in Thousands)
Interest-earning assets:
  Federal funds sold                    $  3,830        $    --        $    --       $    --       $ 3,830
  Investment securities                       82             --          8,653            --         8,735
  Loans                                    8,313          1,586         10,181           923        21,003
                                        --------        -------        -------       -------       -------

Total earning assets                      12,225          1,586         18,834           923        33,568

Interest-bearing liabilities:
  Transaction accounts                     4,379             --             --            --         4,379
  Money market accounts                    7,812             --             --            --         7,812
  Savings deposits                           416             --             --            --           416
  Time deposits                            3,936          3,264          1,955            --         9,155
                                        --------        -------        -------       -------       -------

Total interest-bearing liabilities      $ 16,543        $ 3,264        $ 1,955       $    --       $21,762

Period gap                              $ (4,318)       $(1,678)       $16,879       $   923       $11,806
Cumulative gap                          $ (4,318)       $(5,996)       $10,883       $11,806       $11,806
Ratio of cumulative gap to total
earning assets                            (12.86)%       (17.86)%       32.42%        35.17%

Provision and Allowance for Loan Losses

         The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential credit problems. Management's judgment about the adequacy of the allowance is based on a number of assumptions about future events which it believes to be reasonable, but which may or may not be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses as estimated at any point in time.

         Additions to the allowance for loan losses, which are expenses to the provision for loan losses on the Company's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

         At December 31, 1998 and 1997, the allowance for loan losses was $285,000 and $60,000, respectively. This represents 1.36% and 1.52% of outstanding loans at December 31, 1998 and 1997, respectively. The Bank has not charged off any loans since commencing operations. There were no non-accrual or non-performing loans at December 31, 1998 or 1997, nor any loans delinquent more than 90 days. The provision was made based on management's assessment of general loan loss risk and asset quality.

Non-interest Income

         Non-interest income for the year ended December 31, 1998 was $183,230 compared to $9,504 for 1997. Of this total, $85,089 represented service charges on deposit accounts compared to


                                       9
================================================================================

================================================================================


$3,260 in 1997. The increase in service charge income was primarily the result of substantial growth in deposit accounts and related deposit account fees. The remaining $98,141 of non-interest income was primarily income generated from other fees charged, the largest of which was brokered mortgage origination fee income of $55,007.

Non-interest Expense

         Non-interest expense increased from $635,004 for the period ended December 31, 1997 to $1,457,244 for the year ended December 31, 1998. The majority of the expense in 1997 was salaries and benefits of $350,028 during the period of Bank operations as well as pre-opening activities such as planning and organizing activities for the opening of the Bank. Salaries and benefits of $878,391 again accounted for the largest portion of non-interest expense in 1998. The substantial increase in expenses from 1997 to 1998 is a result of the Bank being in operation for all of 1998, as compared to approximately three months in 1997.

BALANCE SHEET REVIEW

         Total consolidated assets grew to $36,539,413 at December 31, 1998 from $21,270,967 at December 31, 1997, an increase of $15,268,446. The increase was generated primarily through a corresponding $15,029,962 increase in deposits.

Earning Assets

         Loans. Loans typically provide higher yields than the other types of earning assets, and as such should normally comprise the largest portion of earning assets. Outstanding loans did represent the largest component of earning assets as of December 31, 1998 at $20,717,698, or 62.2% of total

    Quarter End Assets Since                        Quarter End Net Loans Since
Commencing Banking Operations                     Commencing Banking Operations

          [CHART]                                       [CHART]


earning assets. As of December 31, 1997, loans were $3,889,163, accounting for only 20.7% of earning assets. Loans increased $16,828,535 since December 31, 1997 primarily due to the fact the Bank was in operations for all of 1998 and funds were shifted over time from the investment



                                       10
================================================================================
categories to the more profitable loan categories. Average loans were $490,257 in 1997 and $12,036,978 in 1998. The following table shows the composition of the loan portfolio by category.

                                                     LOANS

                                      December 31, 1998             December 31, 1997
                                   --------------------------      --------------------
                                   Amount             Percent      Amount       Percent
                                   ------             -------      ------       -------
Commercial, financial and
     agricultural                $  3,123,919          14.87%   $   498,293       12.62%
Real estate:
     Mortgage - residential         6,457,298          30.75%     1,376,157       34.85%
     Mortgage - commercial          8,960,654          42.66%     1,578,267       39.96%
     Other                          1,038,449           4.94%       201,000        5.09%
Consumer                            1,410,480           6.72%       294,310        7.45%
Other                                  11,898            .06%         1,136         .03%
                                 ------------         ------    -----------      ------
         Total loans               21,002,698         100.00%     3,949,163      100.00%
                                                      ======    ===========      ======
Allowance for loan losses            (285,000)                      (60,000)
                                 ------------                   -----------
         Total net loans         $ 20,717,698                   $ 3,889,163
                                 ============                   ===========

         The principal components of the Company's loan portfolio, at year end 1998 and 1997, were real estate loans comprising a combined 78.35% and 79.90% of total loans, respectively.

         In the context of this discussion, a "real estate loan" is defined as any loan secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the Company's market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Also, due to the short term the loan portfolio has existed, the current portfolio may not be indicative of the ongoing portfolio mix. The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 1998.

                  LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN
                            INTEREST RATES AT DECEMBER 31, 1998

                                                           Over One Year
                                             One Year         Through            Over
                                             or Less         Five Years        Five Years        Total
                                             -------         ----------        ----------        -----
Commercial, financial and agricultural      $ 1,547,739      $ 1,509,155      $    67,025      $ 3,123,919
Real estate                                   3,046,877        8,710,638        4,698,886       16,456,401
Consumer and other                              254,275        1,119,791           48,312        1,422,378
                                            -----------      -----------      -----------      -----------
                                            $ 4,848,891      $11,339,584      $ 4,814,223      $21,002,698
                                            ===========      ===========      ===========      ===========

Loans maturing after one year with:
         Fixed interest rates                                                                  $12,302,109
         Floating interest rates                                                                 3,851,698
                                                                                               -----------
                                                                                               $16,153,807
                                                                                               ===========



                                       11
================================================================================

================================================================================


         The information presented in the above table is based on the contractual maturities of the individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

         Investment Securities. At December 31, 1998, the investment securities portfolio of the Company represented 26.2% of earning assets with a total of $8,734,879, compared to the balance at December 31, 1997 of $5,629,838 when investment securities were 30.0% of earning assets. All securities were designated as available for sale and were recorded at estimated fair value. The Company primarily invests in U.S. Government agencies with maturities up to five years and also owns stock in the Federal Home Loan Bank. Contractual maturities and yields on the Company's investments at December 31, 1998 are shown on the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                            After one
                                          No                    Within                      but within
                                     Maturity     Yield        one year         Yield       five years   Yield
                                     --------     -----        --------         -----       ----------   -----
U.S. Government agencies            $        -       -        $         -             -     $8,653,179    6.18%
FHLB stock                              81,700    7.50%                 -             -              -       -
                                    ----------    -----       -----------    ----------     ----------   -----

         Total                      $   81,700    7.50%       $         -             -     $8,653,179    6.18%
                                    ==========    =====       ============   ==========     ==========   =====



         Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, averaged $4,913,723 in 1998 compared to $4,226,102 in 1997. At December 31, 1998, short-term investments totaled $3,830,000 in federal funds sold. This represents a major source of the Company's liquidity and is generally invested on an overnight basis.

Deposits and Other Interest-Bearing Liabilities

         Deposits. The Company's primary source of funds for loans and investments is its deposits. Average total deposits were $21,191,532 in 1998, compared to $2,022,424 during 1997. Average interest-bearing deposits were $16,944,892 in 1998, compared to $1,704,932 in 1997. The average rate paid on interest-bearing deposits in 1998 was 4.47% compared to 4.74% in 1997. In pricing deposits, the Company considers its liquidity needs, the direction and levels of interest rates, and local market conditions. As such, higher rates were paid initially to attract deposits but have decreased based on the factors above.


                           Quarter End Deposits Since
                         Commencing Banking Operations

                                    [CHART]



                                       12
================================================================================

================================================================================


         The following table sets forth the deposits of the Company by category at December 31, 1998 and 1997.

                                            DEPOSITS

                                        December 31,  1998          December 31, 1997
                                        -------------------        ------------------
                                                     Percent                    Percent
                                       Amount        of Total     Amount        of Total
                                       ------        --------     ------        --------
Demand deposit accounts              $4,973,931       18.60%   $ 1,954,224        16.69%
NOW accounts                          4,378,876       16.38%     2,568,736        21.94%
Money market accounts                 7,811,649       29.22%     3,831,221        32.73%
Savings accounts                        416,269        1.55%        81,536          .70%
Time deposits less than $100,000      5,402,240       20.21%     1,838,533        15.71%
Time deposits of $100,000 or over     3,752,619       14.04%     1,431,372        12.23%
                                    -----------      ------    ------------      ------
         Total deposits             $26,735,584      100.00%   $11,705,622       100.00%
                                    ===========      ======    ===========       ======


         Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $22,982,965 and $10,274,250 at December 31, 1998 and 1997, respectively. The maturity distribution of the Company's time deposits of $100,000 or more at December 31, 1998 is shown in the following table.

      MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31, 1998

         Three months or less                                 $2,063,952
         Over three through six months                           723,160
         Over six through twelve months                          105,489
         Over twelve months                                      860,018
                                                              ----------
                  Total                                       $3,752,619
                                                              ==========

         Large time deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposit obtained through brokers. These brokered deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, the Company does not accept brokered deposits.

         Borrowed funds. Borrowed funds consist primarily of short-term borrowings provided through a U.S. Treasury demand note associated with a treasury tax and loan account. These borrowings averaged $138,828 for 1998 at an average rate of 5.10%. The balance outstanding at December 31, 1998 was $331,783.

         During 1997, the Company had a line of credit with a bank that was used to finance the purchase of the Bank's land and buildings. The maximum amount of borrowings outstanding at any month end was $775,000 at July 31, 1997. The average rate paid on the short-term borrowings was 7.50%, and the interest was capitalized to the property purchased. This note was paid out in 1997.



                                       13
================================================================================

================================================================================


         The Company also has an unsecured line of credit available on a one to fourteen day basis with a bank for $1,800,000. No borrowings have been made from this line as of December 31, 1998.

Capital

         The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. Because the Company has less than $150 million in assets, it is not currently subject to these guidelines. However, the Bank falls under these rules as set per bank regulatory agencies.

         Under the capital adequacy guidelines, capital is classified into two tiers. Tier 1 capital consists of common stockholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. The qualifying capital base for purposes of the risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The Bank is also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

         The Bank exceeded the minimum capital requirements set by the regulatory agencies at December 31, 1998 and 1997. Below is a table that reflects the leverage and risk-based regulatory capital ratios of the Bank at December 31, 1998 and 1997.

                                      ANALYSIS OF CAPITAL

                                          Required                           Actual
AT DECEMBER 31, 1998                       Amount           Percent          Amount           Percent
                                          --------         ---------         ------           -------
         Tier 1 capital                 $   953,500           4.0%         $5,338,000          22.39%
         Total capital                  $ 1,907,000           8.0%         $5,623,000          23.59%
         Tier 1 leverage ratio          $ 1,275,800           4.0%         $5,338,000          16.74%

AT DECEMBER 31, 1997
         Tier 1 capital                 $   317,700           4.0%         $5,560,000          70.00%
         Total capital                  $   633,200           8.0%         $5,620,000          71.00%
         Tier 1 leverage ratio          $   547,800           4.0%         $5,560,000          40.60%

         The Company sold a total of 993,162 shares during the offering period with gross proceeds after offering expenses of $9,747,990. Of the proceeds, $6,000,000 was used to capitalize the Bank. The Company believes that this amount is sufficient to fund the activities of the Bank in its initial stages of operations and that the Bank will generate sufficient income from operations to fund its activities on an on-going basis. The remaining offering proceeds were retained in the Company to fund activities which may from time to time be considered appropriate investments of capital at some point in the future.



                                       14
================================================================================

================================================================================


         As of December 31, 1998, there were no significant firm commitments outstanding for capital expenditures.

LIQUIDITY MANAGEMENT

         Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control.

         At December 31, 1998, the Company's liquid assets, consisting of cash and due from banks and federal funds sold, amounted to $4,788,613, representing 13.1% of total assets. Investment securities amounted to $8,734,879, representing 23.9% of total assets; these securities provide a secondary source of liquidity since they can be converted into cash in a timely manner. The Company's ability to maintain and expand its deposit base and borrowing capabilities also serves as a source of liquidity.

         The Company plans to meet its future cash needs through the liquidation of temporary investments, maturities of loans and investment securities, and generation of deposits. In addition, the Bank maintains a line of credit from its correspondent bank in the amount of $1,800,000, and is also a member of the Federal Home Loan Bank from which application for borrowings can be made for leverage purposes, if so desired. Management believes that its existing stable base of core deposits along with continued growth in this deposit base will enable the Company to successfully meet its long term liquidity needs.

IMPACT OF INFLATION

         Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company and the Bank are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and changing prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those which may result from inflation.

INDUSTRY DEVELOPMENTS

         In February 1998, the Supreme Court ruled that federal credit unions must limit their membership to employees of the companies that sponsor the credit union. Banking leaders throughout the country have argued that credit unions have an unfair competitive advantage because they do not pay income taxes and are not subject to the same level of regulatory oversight. The Supreme Court ruling applies only to federal credit unions. State-chartered credit unions were not directly affected by the ruling. The lower courts will determine whether current members who are



                                       15
================================================================================

================================================================================


not employed by the credit union sponsor will be forced to close their accounts. Management does not expect the ruling to have an immediate effect on the financial position or results of operations of the Company. The effects on future periods have not yet been determined.

         From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

YEAR 2000 ISSUES

         Definition. Some computers, software, and other equipment include programming codes in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem".

         Assessment. The Year 2000 Problem could affect computers, software, and other equipment that the Company uses. Accordingly, the Company has developed a plan that provides for, among other things, the replacement or modification of existing information systems as necessary. Because the primary hardware and software systems are presently certified by their vendors as Year 2000 compliant, the Company has not incurred any significant costs to date relating to software modifications or new installations for the other systems. Most systems are made compliant through periodic software upgrades provided by the various vendors as part of the license agreements. However, while the Company does not expect the cost of these efforts to be material to its financial position or any year's operating results, there can be no assurance to this effect.

         Internal Infrastructure. The Company utilizes an outsourced data processing system for most of its accounting functions. The Company's primary systems have been tested by proxy with the vendor, who has tested in environments with like software and hardware systems as the Company. Banking regulators have approved this type of testing as a valid means of testing. The Company has received and is reviewing the vendor's Year 2000 test results. Based on this review, the Company does not believe that the data processing system has any material Year 2000 issues. The Company believes that its has identified substantially all of the major computers, software applications, and related equipment used in connection with its internal operations that must be modified, upgraded, or replaced to minimize the possibility of a material disruption of its business. Management is in the process of assessing mission critical proxy test results. Management believes that the testing and review of mission critical results should be completed by March 31, 1999. Costs spent to date on the Year 2000 Problem have been negligible, and Management believes that total project costs will not exceed $10,000 to get all of its systems Year 2000 compliant. The Company does not believe that the cost related to these efforts will be material to its business, financial condition, or operating results.

         Systems Other Than Information Technology Systems. In addition to computers and related systems, the operation of the Company's office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, and other devices, may be affected by the Year 2000 Problem. The Company has completed its assessment of the potential effect of, and the costs



                                       16
================================================================================

================================================================================


of remediating, the Year 2000 Problem on this equipment. The Company estimates that its total cost of completing any required modifications, upgrades, or replacements of these internal systems will not have a material effect on its business, financial condition, or operating results.

         Suppliers and Other Third Parties. The Company has been gathering information from and has initiated communications with its suppliers and other third parties to identify and, to the extent possible, resolve issues involving the Year 2000 Problem. The Company believes that the information systems and software it uses, and the network connections it maintains, are programmed to comply with Year 2000 requirements. However, there is a risk that they are not.

         Customers. The Company believes that the largest Year 2000 Problem exposure to most banks is the preparedness of the customers of the banks. Management is addressing with its customers the possible consequences of not being prepared for Year 2000. Should large borrowers not sufficiently address this issue, the Company may experience an increase in loan defaults. The amount of potential loss from this issue it not quantifiable. Management is attempting to reduce this exposure by educating its customers. A "Year 2000 Customer Risk Assessment" is prepared on significant commercial loan customers to determine the degree to which the customer is preparing for Year 2000. The degree of risk assessed is incorporated into the Company's loan risk grade system which determines the amount of loan loss reserves required.

         Most Likely Consequences of Year 2000 Problems. The Company expects to identify and resolve all Year 2000 Problems that could materially adversely affect its business, financial condition, or operating results. However, the Company believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting it have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, the Company cannot accurately predict how many failures related to the Year 2000 Problem will occur with its suppliers, customers, or other third parties or the severity, duration, or financial consequences of such failures. As a result, the Company expects that it could possibly suffer the following consequences:

         - A number of operational inconveniences and inefficiencies for the Company, its service providers, or its customers that may divert the Company's time and attention and financial and human resources from its ordinary business activities:

         - System malfunctions that may require significant efforts by the Company or its service providers or customers to prevent or alleviate material business disruptions.

         Contingency Plans. The Company is currently developing contingency plans as part of its efforts to identify and correct Year 2000 Problems affecting its internal systems. The Company expects to complete its contingency plans by the end of the second quarter of 1999. Depending on the systems affected, these plans could include (a) accelerated replacement of affected equipment or software; (b) short term use of backup equipment and software; (c) increased work hours for the Company's personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 Problems which arise; and (d) other similar approaches. If the Company is required to implement any of these contingency plans, these plans could have a material adverse effect on its business, financial condition, or operating results.



                                       17
================================================================================

================================================================================


FORWARD-LOOKING INFORMATION

         This Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements appear in a number of places in this Report and include all statements that are not historical statements of fact regarding the intent, belief, or current expectations of the Company or its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; and (iii) the Company's growth and operating strategies. Words such as "may," "would," "could," "will," "expect," "estimate," "anticipate," "believe," "intend," and "plans" are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions, and factors that may affect operating results, performance, and financial condition are the Company's ability to continue and manage its growth, fluctuations in its quarterly results, Year 2000 risks and concerns, competition, and other factors discussed herein and in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section of the Company's Registration Statement on Form S-1 (Registration Number 333-25179).

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1997, Statement of Financial Accounting Standards NO. 130, "Reporting Comprehensive Income" (FASB 130), was issued, and established standards for reporting and displaying comprehensive income and its components, as recognized under accounting standards, to be displayed in a financial statement with the same prominence as other financial statements. Accordingly, the Consolidated Statements of Comprehensive Income (Loss) have been included in the financial statements for the years ended December 31, 1998 and 1997.

         In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 131 requires that a public enterprise report a measure of segment profit or loss, certain specific revenue and expense items, segment assets, information about the way that the operating segments were determined and other items. The Statement was effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 131 did not have an impact on the financial statements or disclosures of the Company.

         In April 1998, the FASB issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". The new Statement revises the required disclosures for employee benefit plans, but it does not change the measurement or recognition of such plans. While the new standard requires some additional information about benefit plans, it helps preparers of financial statements by eliminating certain disclosures and by standardizing the disclosures for pensions and other postretirement benefits to the extent practicable. SFAS 132 supercedes the disclosure requirements in SFAS 87, "Employers' Accounting for Pensions", SFAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination



                                       18
================================================================================

================================================================================


Benefits", and SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions". The new disclosures were effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 132 did not have an impact on the financial statements of the Company due to the disclosure only requirements.

         In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instrument and Hedging Activities". All derivatives are to be measured at fair value and recognized in the statement of financial position as assets or liabilities. The statement is effective for fiscal years and quarters beginning after June 15, 1999. Because the Company has limited use of derivative transactions at this time, management does not expect that this standard would have a significant effect on the Company.

         In October 1998, the FASB issued SFAS 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". The new statement establishes accounting and reporting standards for certain activities of mortgage banking enterprises. The statement is effective for the first quarter beginning after December 15, 1998. The statement will have no effect on the financial statements of the Company.

         In March 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), which provided guidance as to when it is or is not appropriate to capitalize the cost of software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998 with early adoption encouraged. The Company does not anticipate that adoption of SOP 98-1 will have a material effect on its financial statements.

         In April 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities"(SOP 98-5), which provided guidance on the financial reporting of start-up costs and organization costs. SOP 98-5 requires start-up costs and organization costs to be expensed as incurred and initial application should be reported as the cumulative effect of a change in accounting principle. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998, with early adoption encouraged. The Company does not anticipate that adoption of SOP 98-5 will have a material effect on its financial statements.

================================================================================

================================================================================


================================================================================
               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
================================================================================



The Directors
People's Community Capital Corporation
Aiken, South Carolina


         We have audited the accompanying consolidated balance sheets of People's Community Capital Corporation as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the year ended December 31, 1998 and for the period from February 26, 1997 (inception) to December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

              We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of People's Community Capital Corporation as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the year ended December 31, 1998 and the period from February 26, 1997 (inception) to December 31, 1997, in conformity with generally accepted accounting principles.




January 14, 1999










                                       20
================================================================================

================================================================================


================================================================================
                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
================================================================================

                                                                            DECEMBER 31,
                                                                   -------------------------------
                                                                        1998               1997
                                                                   ------------       ------------
                                     ASSETS
CASH AND DUE FROM BANKS                                            $    958,613       $    625,785

FEDERAL FUNDS SOLD                                                    3,830,000          9,240,000

SECURITIES
   Available for sale                                                 8,734,879          5,629,838

LOANS RECEIVABLE - NET                                               20,717,698          3,889,163

PROPERTIES AND EQUIPMENT - NET                                        1,718,705          1,607,802

ACCRUED INTEREST RECEIVABLE                                             243,909             45,769

OTHER ASSETS                                                            335,609            232,610
                                                                   ------------       ------------

         Total assets                                              $ 36,539,413       $ 21,270,967
                                                                   ============       ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS
   Noninterest bearing                                             $  4,973,931       $  1,954,224
   Interest bearing                                                  21,761,653          9,751,398
                                                                   ------------       ------------

         Total deposits                                              26,735,584         11,705,622

ACCRUED INTEREST PAYABLE                                                 35,686             21,362

OTHER BORROWINGS                                                        331,783                 --

ACCRUED EXPENSES AND OTHER LIABILITIES                                   19,810             83,377
                                                                   ------------       ------------
         Total liabilities                                           27,122,863         11,810,361
                                                                   ------------       ------------

COMMITMENTS AND CONTINGENCIES - Notes 13 and 14

STOCKHOLDERS' EQUITY
   Common stock, $.01 par value; 10,000,000 shares authorized             9,982              9,932
   Additional paid-in capital                                         9,775,508          9,738,058
   Retained earnings (deficit)                                         (401,429)          (289,595)
   Accumulated other comprehensive income                                32,489              2,211
                                                                   ------------       ------------
         Total stockholders' equity                                   9,416,550          9,460,606
                                                                   ------------       ------------

         Total liabilities and stockholders' equity                $ 36,539,413       $ 21,270,967
                                                                   ============       ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                       21
================================================================================

================================================================================


================================================================================
                     .PEOPLE'S COMMUNITY CAPITAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
================================================================================

                                                                                        For the period from
                                                                                        February 26, 1997
                                                                For the year ended     (inception) through
                                                                 December 31, 1998      December 31, 1997
                                                                ------------------     --------------------
INTEREST INCOME
   Loans, including fees                                             $ 1,165,504             $  52,309
   Securities and short-term investments                                 621,593                35,720
   Federal funds sold                                                    264,832               238,728
                                                                     -----------             ---------
      Total interest income                                            2,051,929               326,757
                                                                     -----------             ---------

INTEREST EXPENSE
   Deposits                                                              757,881                80,815
   Other borrowings                                                        7,075                    --
                                                                     -----------             ---------
      Total interest expense                                             764,956                80,815
                                                                     -----------             ---------

      Net interest income                                              1,286,973               245,942

PROVISION FOR LOAN LOSSES                                                225,000                60,000
                                                                     -----------             ---------
      Net interest income after provision for loan losses              1,061,973               185,942
                                                                     -----------             ---------

NONINTEREST INCOME
   Service charges on deposit accounts                                    85,089                 3,260
   Other income                                                           98,141                 6,244
                                                                     -----------             ---------
      Total noninterest income                                           183,230                 9,504
                                                                     -----------             ---------

NONINTEREST EXPENSES
   Salaries and employee benefits                                        878,391               350,028
   Occupancy and equipment expense                                       206,566                74,594
   Consulting and professional fees                                       37,364                63,216
   Customer related expenses                                              67,651                16,869
   General operating expenses                                            151,470                89,408
   Other expense                                                         115,802                40,889
                                                                     -----------             ---------
      Total noninterest expenses                                       1,457,244               635,004
                                                                     -----------             ---------

      Loss before income taxes                                          (212,041)             (439,558)

INCOME TAX BENEFITS                                                     (100,207)             (149,963)

NET LOSS                                                             $  (111,834)            $(289,595)
                                                                     ===========             =========

NET LOSS PER SHARE OF COMMON STOCK                                   $     (0.11)            $   (0.29)
                                                                     ===========             =========

WEIGHTED AVERAGE SHARES OUTSTANDING                                      994,052               993,162
                                                                     ===========             =========







              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                       22
================================================================================

================================================================================


================================================================================
                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
================================================================================


                                                                                              For the period from
                                                                                              February 26, 1997
                                                                      For the year ended      (inception) through
                                                                      December 31, 1998       December 31, 1997
                                                                      -----------------       -----------------

NET LOSS                                                                 $(111,834)                $(289,595)

OTHER COMPREHENSIVE INCOME
   Net change in unrealized appreciation on securities available
      for sale, net of taxes of $20,186 in 1998 and $1,474 in 1997          30,278                     2,211
                                                                         ---------                 ---------
COMPREHENSIVE LOSS                                                       $ (81,556)                $(287,384)
                                                                         =========                 =========








              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                       23
================================================================================

================================================================================


================================================================================
                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
================================================================================

                                                                                             ACCUMULATED
                                                                   ADDITIONAL    RETAINED        OTHER             TOTAL
                                                         COMMON     PAID-IN      EARNINGS    COMPREHENSIVE     STOCKHOLDERS'
                                               SHARES    STOCK      CAPITAL      (DEFICIT)      INCOME            EQUITY
                                              --------   ------    ----------    ---------   -------------    ---------------
BALANCE, FEBRUARY 26, 1997 (INCEPTION)              --   $   --    $       --    $      --     $              $        --
   Common stock issued                         993,162    9,932     9,738,058           --          --          9,747,990
   Net loss                                         --       --            --     (289,595)         --           (289,595)
   Net change in unrealized appreciation on
     securities available for sale - Net of
     income taxes                                   --       --            --           --       2,211              2,211
                                              --------   ------    ----------    ---------     -------        -----------

BALANCE, DECEMBER 31, 1997                     993,162    9,932     9,738,058     (289,595)      2,211          9,460,606
   Common stock issued                           5,000       50        37,450           --          --             37,500
   Net loss                                         --       --            --     (111,834)         --           (111,834)
   Net change in unrealized appreciation on
     securities available for sale - Net of
     income taxes                                   --       --            --           --      30,278             30,278
                                              --------   ------    ----------    ---------     -------        -----------

BALANCE, DECEMBER 31, 1998                    $998,162   $9,982    $9,775,508    $(401,429)    $32,489        $ 9,416,550
                                              ========   ======    ==========    =========     =======        ===========
























              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                       24
================================================================================

================================================================================


================================================================================
                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

                                                                                               FOR THE PERIOD FROM
                                                                                               FEBRUARY 26, 1997
                                                                      FOR THE YEAR ENDED       (INCEPTION) THROUGH
                                                                      DECEMBER 31, 1998        DECEMBER 31, 1997
                                                                      -----------------        -----------------
OPERATING ACTIVITIES
   Net loss                                                              $   (111,834)          $   (289,595)
   Adjustments to reconcile net loss to net cash used
      for operating activities
         Depreciation and amortization                                        102,060                 23,103
         Realized gain on sales of securities - Net                              (547)                    --
         Provision for loan losses                                            225,000                 60,000
         Deferred income tax benefits                                        (100,207)              (150,656)
         Changes in deferred and accrued amounts
            Other assets and accrued interest receivable                     (212,390)              (130,588)
            Accrued expenses, accrued interest payable
                and other liabilities                                         (49,244)               104,838
                                                                         ------------           ------------
                   Net cash used for operating activities                    (147,162)              (382,898)
                                                                         ------------           ------------

INVESTING ACTIVITIES
   Activity in securities
      Sales                                                                 1,000,547                     --
      Purchases                                                           (11,700,903)            (5,627,627)
      Maturities and calls                                                  7,626,140                     --
   Purchases of properties and equipment                                     (201,504)            (1,628,038)
   Loan originations and principal collections, net                       (17,053,535)            (3,949,164)
   Net (increase) decrease in federal funds sold                            5,410,000             (9,240,000)
                                                                         ------------           ------------
                Net cash used for investing activities                    (14,919,255)           (20,444,829)
                                                                         ------------           ------------

FINANCING ACTIVITIES
   Net increase in deposits                                                15,029,962             11,705,622
   Proceeds from issuance of common stock - net of costs                       37,500              9,747,990
   Non-interest bearing borrowings from organizers                                 --                240,000
   Repayment of non-interest bearing borrowings from organizers                    --               (275,000)
   Net proceeds from borrowings                                               331,783                     --
   Net proceeds from note payable                                                  --                775,000
   Repayment of note payable                                                       --               (775,000)
   Development stage enterprise stock purchased                                    --                   (100)

                                                                         ------------           ------------
                Net cash provided from financing activities                15,399,245             21,418,512
                                                                         ------------           ------------
                Net increase in cash and cash equivalents                     332,828                590,785
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                625,785                 35,000
                                                                         ------------           ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                 $    958,613           $    625,785
                                                                         ============           ============

SUPPLEMENTAL CASH FLOW INFORMATION
   Interest paid on deposits and borrowed funds                          $    750,632           $     59,453
                                                                         ============           ============

   Income taxes paid                                                     $      1,413           $         --
                                                                         ============           ============






              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                       25
================================================================================

================================================================================


================================================================================
                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BUSINESS ACTIVITY AND ORGANIZATION
       People's Community Capital Corporation (the "Corporation"), was incorporated on February 26, 1997, under the laws of the State of South Carolina for the purpose of operating as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, with respect to a then proposed de novo bank, People's Community Bank of South Carolina (the "Bank"). The Company offered its common stock for sale to the public under an initial public offering price of $10 per share.

       During 1997, the Bank obtained regulatory approval to operate and opened for business on September 22, 1997, with a total capitalization of $6,000,000. The Bank provides full commercial banking services to customers and is subject to regulation of the Federal Deposit Insurance Corporation and the State of South Carolina Board of Financial Institutions. The Company is subject to regulation of the Federal Reserve Board.

    PRINCIPLES OF CONSOLIDATION
       The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices in the banking industry. The Corporation uses the accrual basis of accounting.

    CONCENTRATIONS OF CREDIT RISK
       The Corporation, through its subsidiary, makes loans to individuals and small businesses located primarily in Aiken County, South Carolina for various personal and commercial purposes. The subsidiary has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.

    STATEMENT OF CASH FLOWS
       For the purposes of reporting cash flows, the Corporation considers all liquid nonequity investments with an original maturity of three months or less to be cash equivalents. For the purpose of the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks".

    ESTIMATES
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of income and expenses during the reporting periods. Actual results could differ from those estimates.
                                                                     (Continued)



                                       26
================================================================================

================================================================================

    SECURITIES
       Securities that may be sold prior to maturity for asset/liability management purposes, are classified as securities available for sale and carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary are included in earnings as realized losses. Debt securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. There were no held to maturity securities at December 31, 1998 and 1997.

       Interest on securities, including the amortization of premiums and the accretion of discounts, are reported as interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific identification method.

    LOANS
       Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Points on real estate loans are taken into income to the extent they represent the direct cost of initiating a loan.

       The accrual of interest is discontinued on impaired loans when management anticipates that a borrower may be unable to meet the obligations of the note. Accrued interest through the date the interest is discontinued is reversed. Subsequent interest earned is recognized only to the point that cash payments are received. All payments will be applied to principal if the ultimate amount of principal is not expected to be collected.

    NONACCRUAL LOANS
       Commercial loans are placed on nonaccrual at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Residential real estate loans are typically placed on nonaccrual at the time the loan is 120 days delinquent. Other unsecured personal credit lines and certain consumer finance loans are typically charged-off no later than 180 days delinquent. Other consumer loans are charged-off at 120 days delinquent. In all cases, loans must be placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

       All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual

                                                                     (Continued)



                                       27
================================================================================

================================================================================
        status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance of cash or cash equivalents for a minimum of six months.

    ALLOWANCE FOR LOAN LOSSES
       The allowance for loan losses is established through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

       The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Ultimately, losses may vary from current estimates and future additions to the allowance may be necessary.

       The Bank accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This standard requires that all creditors value loans at the loan's fair value if it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income on an impaired loan.

       A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

                                                                     (Continued)


                                       28
================================================================================

================================================================================

       Large groups of smaller balance homogenous loans are collectively evaluated for impairment Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

       As of December 31, 1998 and 1997, the Bank had no impaired loans.

    PROPERTIES AND EQUIPMENT
       Land is carried at cost. Properties and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful lives of the assets using primarily the straight-line method. Additions to property and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred. Gains and losses on routine dispositions are included in other income.

    INCOME TAXES
       Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

        The Corporation files a consolidated federal income tax return. Separate state income tax returns are filed.

    NET LOSS PER SHARE OF COMMON STOCK
       Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding in accordance with SFAS No. 128, "Earnings per Share". The Treasury Stock Method is used to compute the effect of stock options on the weighted average number of common shares outstanding for the Diluted Method. No dilution occurs under the Treasury Stock Method as the exercise price of stock options equal or exceeds the market value of the stock.

    ORGANIZATION COSTS
       In accordance with Statement of Financial Accounting Standards (SFAS) No. 7, the Corporation and the Bank capitalized all direct organizational costs that were incurred in the expectation that they would generate future revenues. Organization costs include incorporation, legal and consulting fees incurred in connection with establishing the Corporation. Organization costs are capitalized when incurred, and are amortized over a period of sixty months.

    STOCK COMPENSATION PLANS
        Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation", encourages all entities to adopt a fair value based method of

                                                                     (Continued)



                                       29
================================================================================

================================================================================
       accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. however, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion no. 25, "Accounting for Stock Issued to Employees", whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Corporation has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

    ADVERTISING EXPENSE
       Advertising, promotional and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.

    COMPREHENSIVE INCOME
       The Corporation adopted SFAS No. 130, "Reporting Comprehensive Income", as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's net income or stockholders' equity.

    RECENTLY ISSUED ACCOUNTING STANDARDS
       In June, 1998, the FASB issued SFAS 133, "Accounting for Derivative Instrument and Hedging Activities". All derivatives are to be measured at fair value and recognized in the balance sheet as assets or liabilities. The statement is effective for fiscal years and quarters beginning after June 15, 1999. Because the Corporation does not use derivative transactions at this time, management does not expect that this standard will have a significant effect on the Corporation.

    RECLASSIFICATIONS
       Certain previously reported amounts have been reclassified to conform to current year presentation. Such changes had no effect on previously reported net income or stockholders' equity.





                                       30
================================================================================

================================================================================


NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

              The Bank is required to maintain average reserve balances either at the Bank or on deposit with the Federal Reserve Bank. At December 31, 1998, these required reserves were met by vault cash.


NOTE 3 - SECURITIES

              Available for sale - The amortized cost, gross unrealized holding gains and losses and fair values of securities available for sale consist of the following:

                                                                             DECEMBER 31, 1998
                                                      -------------------------------------------------------------------
                                                                               GROSS UNREALIZED
                                                        AMORTIZED         ----------------------------
                                                          COST               GAINS            LOSSES         FAIR VALUE
                                                      ----------------    -----------    --------------    ---------------
Securities
    U. S. Government and Federal Agency
       obligations                                    $      8,599,028    $    54,151    $           -     $     8,653,179
    Federal Reserve Bank (FRB)
       stock - restricted                                       81,700             -                 -              81,700
                                                      ----------------    -----------    --------------    ---------------

                                                      $      8,680,728    $    54,151    $           -     $     8,734,879
                                                      ================    ===========    ==============    ===============

                                                                             DECEMBER 31, 1998
                                                      -------------------------------------------------------------------
                                                                               GROSS UNREALIZED
                                                        AMORTIZED         ----------------------------
                                                          COST               GAINS            LOSSES         FAIR VALUE
                                                      ----------------    -----------    --------------    ---------------
Securities
    U. S. Government and Federal Agency
       obligations                                    $      4,999,544    $     3,685    $           -     $     5,003,229
    Commercial paper                                           626,609             -                 -             626,609
                                                      ----------------    -----------    --------------    ---------------

                                                      $      5,626,153    $     3,685    $           -     $     5,629,838
                                                      ================    ===========    ==============    ===============



              The amortized cost and fair value of securities at December 31, 1998, by contractual maturity, follow:

                                                                                            AMORTIZED
                                                                                               COST          FAIR VALUE
                                                                                         ---------------    --------------
Securities
    Due after one year through five years                                                $     8,599,028    $    8,653,179
    FRB stock (no maturity)                                                                       81,700            81,700
                                                                                         ---------------    --------------

                                                                                         $     8,680,728    $    8,734,879
                                                                                         ===============    ==============

                                                                                                               (continued)




                                       31
================================================================================

================================================================================

         During 1998, securities sales in the amount of $1,000,000 yielded net gains of $547. There were no securities sales during 1997.

         At December 31, 1998, securities with an amortized cost of $1,200,000 and a fair value of $1,212,932 were pledged as collateral for certain other borrowings. There were no securities pledged at December 31, 1997.


NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

         The Corporation's loan portfolio is summarized below:

                                                                                                    DECEMBER 31,
                                                                                         ---------------------------------
                                                                                               1998              1997
                                                                                         ---------------    --------------
Loans other than mortgage
    Commercial                                                                           $     3,123,919    $      498,293
    Consumer                                                                                   1,410,480           294,310
    Other                                                                                         11,898             1,136
Mortgage
    Commercial                                                                                 8,960,654         1,578,267
    Residential                                                                                6,457,298         1,376,157
    Other                                                                                      1,038,449           201,000

       Gross loans                                                                            21,002,698         3,949,163
Less allowance for loan losses                                                                   285,000            60,000
                                                                                         ---------------    --------------

       Net loans                                                                         $    20,717,698    $    3,889,163
                                                                                         ===============    ==============

         Changes in the allowance for loan losses were as follows:

                                                                                                     DECEMBER 31,
                                                                                         ---------------------------------
                                                                                               1998              1997
                                                                                         ---------------    --------------

Balance, beginning of period                                                             $        60,000    $           -
Provision charged to operations                                                                  225,000            60,000
Loans charged off                                                                                     -                 -
Recoveries on loans previously charged off                                                            -                 -
                                                                                         ---------------    --------------

Balance, end of period                                                                   $       285,000    $       60,000
                                                                                         ===============    ==============

              Approximately $6,987,100 and $1,067,000 of the loans were variable interest rate loans at December 31, 1998 and 1997, respectively. The remaining portfolio was fixed interest rate loans. There were no non-accrual loans at December 31, 1998 and 1997.




                                       32
================================================================================

================================================================================


NOTE 5 - PROPERTIES AND EQUIPMENT

         Properties and equipment included in the consolidated balance sheets are summarized as follows:

                                                           DECEMBER 31,
                                                 ---------------------------------
                                                      1998              1997
                                                 ---------------    --------------

Land and buildings                               $     1,293,467    $    1,150,592
Furniture, fixtures and equipment                        531,748           473,119
                                                 ---------------    --------------
                                                       1,825,215         1,623,711
    Less accumulated depreciation                       (106,510)          (19,154)
                                                 ---------------    --------------
                                                       1,718,705         1,604,557
Leasehold improvements - Net of amortization                  -              3,245
                                                 ---------------    --------------

                                                 $     1,718,705    $    1,607,802
                                                 ===============    ==============

         For the period ended December 31, 1997, interest of $17,307 was capitalized in connection with the acquisition of two bank buildings.

         Depreciation expense for the years ended December 31, 1998 and 1997 amounted to $87,356 and $19,154, respectively.

        TYPE OF ASSET               LIFE IN YEARS    DEPRECIATION METHOD
---------------------------------   -------------    -------------------
Software                               3               Straight-line
Furniture, fixtures and equipment    5 to 7            Straight-line
Buildings and improvements             40              Straight-line


NOTE 6 - OTHER ASSETS

              Other assets include the following:

                                                           DECEMBER 31,
                                                 ---------------------------------
                                                      1998              1997
                                                 ---------------    --------------
Prepaid expenses                                 $        63,436    $       29,001
Organization costs - Net                                  42,969            54,427
Deferred tax asset - Net                                 229,204           149,182
                                                 ---------------    --------------

                                                 $       335,609    $      232,610
                                                 ===============    ==============






                                       33
================================================================================

================================================================================


NOTE 7 - DEPOSITS

              Deposits are summarized as follows:

                                                                                                 DECEMBER 31,
                                                                                         --------------------------------
                                                                                               1998              1997
                                                                                         ---------------    --------------

Demand (non-interest bearing)                                                            $     4,973,931    $    1,954,224
Demand (interest bearing) and savings                                                         12,606,794         6,481,493
Time
    $100,000 and over                                                                          3,752,619         1,431,372
    Under $100,000                                                                             5,402,240         1,838,533
                                                                                         ---------------    --------------

       Total                                                                             $    26,735,584    $   11,705,622
                                                                                         ===============    ==============

              Scheduled maturities of time deposits are as follows:

                                                                                                     DECEMBER 31,
                                                                                         ---------------------------------
                                                                                              1998              1997
                                                                                         ---------------    --------------

One year or less                                                                         $     7,200,178    $    1,642,804
From one year to three years                                                                   1,134,008         1,258,661
After three years                                                                                820,673           368,440
                                                                                         ---------------    --------------

                                                                                         $     9,154,859    $    3,269,905
                                                                                         ===============    ==============

NOTE 8 - UNUSED LINES OF CREDIT

              At December 31, 1998, the Bank had $1,800,000 available under an unsecured line of credit with The Banker's Bank that expires September 1, 1999. This line of credit is available on a one to fourteen day basis for general corporate purposes.


NOTE 9 - INCOME TAXES

              The significant components of the income tax benefits are as follows:

                                                                                                    FOR THE PERIOD
                                                                                                  FEBRUARY 26, 1997
                                                                         FOR THE YEAR ENDED     (INCEPTION) THROUGH
                                                                          DECEMBER 31, 1998       DECEMBER 31, 1997
                                                                        -------------------    --------------------
Currently payable - State                                               $                -     $                693
Deferred income tax benefit                                                        (100,207)               (150,656)
                                                                        -------------------    --------------------

    Income tax benefits                                                 $          (100,207)   $           (149,963)
                                                                        ===================    ====================

                                                                                                        (continued)





                                       34
================================================================================

================================================================================

              The significant components of deferred income tax assets and liabilities consist of the following and are presented in other assets:

                                                                  1998                   1997
                                                              DEFERRED TAX           DEFERRED TAX
                                                            ASSET (LIABILITY)      ASSET (LIABILITY)
                                                            -----------------      -----------------
Depreciation                                               $          (57,398)     $         130,256
Net operating loss                                                    211,362                      -
Loan loss provisions                                                   96,900                 20,400
Net unrealized gain on securities available for sale                  (21,660)                (1,474)
                                                           ------------------     ------------------
                                                                      229,204                149,182
Valuation allowance                                                        -                      -
                                                           ------------------     ------------------

                                                           $          229,204     $          149,182
                                                           ==================     ==================

              Income tax expenses are allocated to members of the group under the contribution to consolidated taxable income method.

              The Corporation does not accrue deferred income taxes on undistributed earnings of its subsidiary. Generally, such amounts are intended to be permanently invested.

              The Corporation has available at December 31, 1998, $534,000 of unused operating loss carryforwards that may be applied against future taxable income. Of this amount, $130,000 expires in 2013 and $404,000 expires in 2012.


NOTE 10 - STOCKHOLDERS' EQUITY

              In September, 1997, the Corporation completed the issuance of 993,162 common shares through a public offering, resulting in net proceeds (after deducting issuance cost) of $9,747,990. Gross proceeds were $9,931,620 and issuance costs totaled $183,630.

              During the year ended December 31, 1998, the Corporation issued 5,000 shares of common stock. Additional information is provided in Note 18.


NOTE 11 - RETIREMENT PLAN

              The Bank established a defined contribution employee benefit plan (401(k) plan) covering eligible employees (as defined in the Plan), whereby employees can defer a portion of their earnings. The Bank's matching contributions are determined by the Board on an annual basis. For the year ended December 31, 1998 and 1997 there were no matching Bank contributions.



                                       35
================================================================================

================================================================================


NOTE 12 - RELATED PARTY TRANSACTIONS

              Directors and officers of the Bank are customers of and had transactions with the Bank in the ordinary course of business. Additional transactions may be expected to take place in the future. Included in such transactions are outstanding loans and commitments, all of which were made on comparable terms, including interest rate and collateral, as those prevailing at the time for other customers of the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features. Total loans outstanding to all officers and directors, including immediate family and business interests, at December 31, 1998 and 1997 were $1,376,226 and $1,021,789, respectively. During 1998 and 1997, new loans and advances on existing loans of $1,944,325 and $1,025,097 were made to this group and repayments of $1,589,888 and $3,308 were received, respectively.

                  The Corporation leases office space under an operating lease from a board member. The lease currently expires in February, 1999 and includes three options for consecutive six-month extensions. The minimum future lease payments required under this lease are $4,000.


NOTE 13 - LEGAL CONTINGENCIES

              From time to time the Bank may be a party to various litigation and claims, both as plaintiff and as defendant, arising from its normal operations. At December 31, 1998, the Bank was not involved with any litigation matters.


NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

              The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, commercial and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

              Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing



                                                                     (Continued)


                                       36
================================================================================

================================================================================
commercial properties. Commitments to extend credit, including unused lines of credit, amounted to approximately $5,695,000 and $2,140,000 at December 31, 1998 and 1997, respectively.

              Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support the financing needs of the Bank's commercial customers, and are short-term in nature. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Commitments under standby letters of credit amounted to $173,713 and $50,000 at December 31, 1998 and 1997, respectively, which were granted primarily to commercial borrowers.

NOTE 15 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS

              The ability of the Corporation to pay cash dividends to stockholders is dependent upon receiving cash in the form of dividends from its banking subsidiary. However, certain restrictions exist regarding the ability of the subsidiary to transfer funds in the form of cash dividends, loans or advances to the Corporation. State law requires prior approval of the Board of Financial Institutions. Dividends are payable only from the undivided profits of the banking subsidiary.


NOTE 16 - REGULATORY MATTERS

              The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

              Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1998 and 1997, that the Bank meets all capital adequacy requirements to which it is subject.

              To be categorized as well capitalized, they must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. The Bank's actual capital amounts and ratios as of December 31, 1998 and 1997 are also presented in the tables.



                                                                     (Continued)


                                       37
================================================================================

================================================================================

                                                                                                     TO BE WELL
                                                                                                  CAPITALIZED UNDER
                                                                          FOR CAPITAL               PROMPT CORRECTIVE
                                         ACTUAL                         ADEQUACY PURPOSES           ACTION PROVISIONS
                                      -------------------------    -------------------------     ----------------------
                                         AMOUNT          RATIO         AMOUNT         RATIO          AMOUNT       RATIO
                                      ------------       ------    --------------   --------     -------------   -------
AS OF DECEMBER 31, 1998
    Total capital
       (to risk-weighted assets)      $  5,623,000        23.6%    >  $ 1,907,000      >8.0%     > $ 2,383,800     >10.0%
                                                                   -                   -         -                 -
    Tier I capital
       (to risk-weighted assets)         5,338,000        22.4     >      953,500      >4.0      >   1,430,300      >6.0
                                                                   -                   -         -                  -
    Tier I capital
       (to average assets)               5,338,000        16.7     >    1,275,800      >4.0      >   1,594,800      >5.0
                                                                   -                   -         -                  -

                                                                                                     TO BE WELL
                                                                                                  CAPITALIZED UNDER
                                                                          FOR CAPITAL               PROMPT CORRECTIVE
                                         ACTUAL                         ADEQUACY PURPOSES           ACTION PROVISIONS
                                      -------------------------    -------------------------     ----------------------
                                         AMOUNT          RATIO         AMOUNT         RATIO          AMOUNT       RATIO
                                      ------------       ------    --------------   --------     -------------   -------
AS OF DECEMBER 31, 1997

    Total capital
       (to risk-weighted assets)      $  5,620,000        71.0%    >  $  633,200       >8.0%     > $  791,500      >10.0%
                                                                   -                   -         -                 -
    Tier I capital
       (to risk-weighted assets)         5,560,000        70.0     >     317,700       >4.0      >    476,600       >6.0
                                                                   -                   -         -                  -
    Tier I capital
       (to average assets)               5,560,000        40.6     >     547,800       >4.0      >    684,800       >5.0
                                                                   -                   -         -                  -






                                       38
================================================================================

================================================================================


NOTE 17 - CONDENSED FINANCIAL INFORMATION

          Following is condensed financial information of People's Community Capital Corporation (parent company only):

                            CONDENSED BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                             ------------------------------
                                                               1998                1997
                                                             ----------          ----------
Cash and due from banks                                      $1,026,247          $   14,547
Federal funds sold                                               80,000           3,010,000
Short-term investments                                               --             716,609
Investments available for sale                                2,510,195                  --
Investment in bank subsidiary                                 5,626,039           5,753,931
Other assets                                                    183,253              20,687
                                                             ----------          ----------
                                                             $9,425,734          $9,515,774
                                                             ==========          ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities                                                  $    9,184          $   55,168
Stockholders' equity                                          9,416,550           9,460,606
                                                             ----------          ----------
                                                             $9,425,734          $9,515,774
                                                             ==========          ==========


                         CONDENSED STATEMENTS OF INCOME

                                                                              FOR THE PERIOD
                                                                            FEBRUARY 26, 1997
                                                         FOR THE YEAR ENDED (INCEPTION) THROUGH
                                                         DECEMBER 31, 1998   DECEMBER 31, 1997
                                                         -----------------   -----------------

INCOME INTEREST ON INVESTMENTS                               $ 176,547           $ 119,137
MISCELLANEOUS INCOME                                            12,500              10,248
                                                             ---------           ---------
    Total income                                               189,047             129,385
OPERATING EXPENSES                                             154,108             165,532
                                                             ---------           ---------
    Income (loss) before income taxes and equity in
       undistributed net loss of Bank                           34,939             (36,147)
PROVISION (BENEFIT) FOR INCOME TAXES                            (5,121)              5,168
                                                             ---------           ---------
                                                                40,060             (41,315)
EQUITY IN UNDISTRIBUTED NET LOSS OF
    BANK SUBSIDIARY                                           (151,894)           (248,280)
                                                             ---------           ---------

NET LOSS, END OF PERIOD                                      $(111,834)          $(289,595)
                                                             =========           =========



                                       39
================================================================================

================================================================================

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                               FOR THE PERIOD
                                                                                             FEBRUARY 26, 1997
                                                                       FOR THE YEAR ENDED   (INCEPTION) THROUGH
                                                                        DECEMBER 31, 1998    DECEMBER 31, 1997
                                                                        -----------------    -----------------
OPERATING ACTIVITIES
    Net loss                                                               $  (111,834)          $  (289,595)
    Adjustments to reconcile net loss to net cash used for
       operating activities
          Equity in undistributed net loss of the bank subsidiary              151,894               248,280
          Depreciation and amortization                                          6,917                 2,000
          Increase in other assets                                             (29,973)              (18,359)
          (Decrease) increase in other liabilities                             (45,983)               55,167
                                                                           -----------           -----------
              Net cash used for operating activities                           (28,979)               (2,507)
                                                                           -----------           -----------

INVESTING ACTIVITIES
    Purchase of short-term investments                                              --              (716,609)
    Net (increase) decrease in federal funds sold                            2,930,000            (3,010,000)
    Purchase of securities available for sale                               (2,503,930)                   --
    Sale of short-term investments                                             716,609                    --
    Purchase of property and equipment                                        (139,500)               (4,327)
    Purchase of bank stock                                                          --            (6,000,000)
                                                                           -----------           -----------
              Net cash used by investing activities                          1,003,179            (9,730,936)
                                                                           -----------           -----------
FINANCING ACTIVITIES
    Proceeds from sale of stock, net                                            37,500             9,747,990
                                                                           -----------           -----------
              Net cash provided by financing activities                         37,500             9,747,990
                                                                           -----------           -----------
              Net increase in cash and cash equivalents                      1,011,700                14,547

CASH AND CASH EQUIVALENTS, BEGINNING OF
    PERIOD                                                                      14,547                    --
                                                                           -----------           -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                   $ 1,026,247           $    14,547
                                                                           ===========           ===========








                                       40
================================================================================

================================================================================


NOTE 18 - STOCK BASED COMPENSATION AND STOCK OPTION PLAN

              In lieu of salary for 1997, the Corporation issued 5,000 shares of common stock in 1998 to the Chief Executive Officer for no additional consideration. Compensation expense was recognized in 1997, based on an estimated fair market value of common stock on the date of the grant. An adjustment to fair market value on the date of issuance was made in 1998.

              As of December 31, 1997, the Corporation had employment agreements with two officers, the Chief Executive Officer and the Chief Operating Officer. The officers were granted options to purchase an amount equal to 5% of the shares sold in the initial offering (approximately 50,000 shares each) at $10.00 per share. The options vest at the rate of one-fifth per year, subject to the officers being employed by the Corporation on such dates and meeting certain performance criteria. During 1998, the Corporation adopted a stock option plan and incorporated these agreements within the stock option plan.

              Also, the Corporation is obligated in its employment agreement to grant additional options to the Chief Executive Officer for the future purchase of 10,000 shares of common stock at $10.00 per share. Once granted, the options will vest at the rate of 2,000 shares on each December 31 beginning in 1998 and ending in 2002. As of December 31, 1998, the options were not issued.

              On April 29, 1998, the Corporation adopted a stock option plan for the benefit of the directors, officers and employees. The Board may grant up to 250,000 options at an option price per share not less than the fair market value on the date of grant. The Directors were granted 5,000 options each. All options granted vest 20% each year for five years based on certain performance criteria and expire ten years from the grant date. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost been determined based on the fair value at the grant date for the above stock option awards consistent with the provisions of SFAS 123, the Company's net loss and net loss per common share would have been adjusted to the proforma amounts indicated below:


                                              FOR THE YEAR ENDED
                                               DECEMBER 31, 1998
                                               -----------------
Net loss - As reported                                $ (111,834)
Net loss - Proforma                                     (127,445)
Net loss per share - As reported                            (.11)
Net loss per share - Proforma                               (.13)

              The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model and the minimum value method allowed by SFAS 123. The risk free interest rate used was 4.77%, the expected option life was ten years, the assumed dividend rate was zero and the expected volatility was 8.0%.


                                                                     (Continued)



                                       41
================================================================================

================================================================================

          A summary of the status of the Plan and other option arrangements as of December 31, 1998 and changes during the year ended on that date is presented below:

                                                                                        WEIGHTED AVERAGE
                                                                          SHARES         EXERCISE PRICE
                                                                          ------         --------------
Outstanding at beginning of year                                              --           $      --
Granted                                                                  217,894               10.00
Forfeited or expired                                                      (5,500)              10.00
                                                                       ---------

Outstanding at year end                                                  212,394               10.00
                                                                       =========

Options exercisable at December 31, 1998                                      --
Weighted-average fair value of options granted during the year         $   10.00
Shares available for grant under the plan                                 37,606




















                                       42
================================================================================

================================================================================
                                    DIRECTORS
================================================================================


BOARD OF DIRECTORS                          BOARD OF DIRECTORS
PEOPLE'S COMMUNITY CAPITAL CORPORATION      PEOPLE'S COMMUNITY BANK OF S.C.
Raymond D. Brown                            Raymond D. Brown
W. Cothran Campbell                         W. Cothran Campbell
Alan J. George                              Alan J. George
Margaret Holley-Taylor                      Margaret Holley-Taylor
Anthony E. Jones                            Anthony E. Jones
James D. McNair                             James D. McNair
Clark D. Moore,  M.D.                       Clark D. Moore,  M.D.
Russell D. Phelon                           Russell D. Phelon
Donald W. Thompson                          Donald W. Thompson
John B. Tomarchio,  M.D.                    John B. Tomarchio,  M.D.
Tommy B. Wessinger, Chairman                Tommy B. Wessinger, Chairman

================================================================================
                                    OFFICERS
================================================================================

EXECUTIVE OFFICERS                          EXECUTIVE OFFICERS
PEOPLE'S COMMUNITY CAPITAL CORPORATION      PEOPLE'S COMMUNITY BANK OF S.C.
Tommy B. Wessinger, Chm & CEO               Tommy B. Wessinger, Chm & CEO
James D. McNair, Vice Chairman              James D. McNair, Vice Chairman
Alan J. George, President & COO             Alan J. George, President & COO
Jean H. Covington, CFO & Controller         Jean H. Covington, CFO & Controller
                                            Charles E. Harmon, EVP - Credit
                                            L. Stephen Lineberry, SVP -
                                            Operations

                                            OFFICERS
                                            PEOPLE'S COMMUNITY BANK OF S.C.
                                            H. Stanley Price, Vice President
                                            Dale G. Slack, Vice President
                                            Harriett H. Wood, Vice President
                                            Marie McKinnon, Operations Officer

================================================================================
                                    LOCATIONS
================================================================================

Aiken Main                                  North Augusta Branch
1715 Whiskey Road                           518 Georgia Avenue
Aiken, South Carolina 29803                 North Augusta, South Carolina 29841
(803) 641-BANK (2265)                       (803) 819-3030

Aiken Downtown Branch / Operations Center   People's Community Capital Corp.
106A Park Avenue SW                         106A Park Avenue SW
Aiken, South Carolina 29801                 Aiken, South Carolina 29801
(803) 641-0142                              (803) 641-0142




                                       43
================================================================================

================================================================================


================================================================================
                                 CORPORATE DATA
================================================================================

ANNUAL MEETING

The Annual Meeting of the Shareholders of People's Community Capital Corporation will be held at 11:00 a.m. on Thursday, April 29, 1999 at The Conference Center located at 215 The Alley, Aiken, South Carolina.

CORPORATE OFFICE:                           GENERAL COUNSEL:
106A Park Avenue SW                         Nelson, Mullins, Riley & Scarborough
Aiken, South Carolina 29801                 First Union Plaza
(803) 641-0142                              999 Peachtree Street, Suite 1400
(803) 641-7555 Fax                          Atlanta, Georgia 30309

STOCK TRANSFER AGENT:                       INDEPENDENT AUDITORS:

First Citizens Bank                         Elliott, Davis & Company, LLP
P.O. Box 29                                 P.O. Box 429
Columbia, South Carolina 29202              Greenwood, South Carolina 29648

STOCK INFORMATION:

The Company's stock trades under the symbol "PPLM" on the Nasdaq Over-the Counter Market. Trading and quotations of the common stock have been limited and sporadic. Management is not aware of the prices at which all shares of stock have been traded. The ranges of prices known to management are $6.00 to $11.00. As of December 31, 1998, there were 650 record holders.

The ability of People's Community Capital Corporation to pay cash dividends is dependent upon receiving cash in the form of dividends from People's Community Bank of South Carolina. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends. All of the Bank's dividends are subject to prior approval by the South Carolina State Board of Financial Institutions and are payable only from the undivided profits of the Bank.

FORM 10-K:

The Company will furnish upon request, free of charge, copies of the Annual Report and the Company's Report to the Securities and Exchange Commission (Form 10-KSB) by contacting Jean H. Covington, Chief Financial Officer, People's Community Capital Corporation, P.O. Box 313, Aiken, South Carolina 29801.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FDIC.




                                       44
================================================================================