Form 10KSB, Exhibit 13
period 1999-12-31
PEOPLES COMMUNITY CAPITAL CORP
filed 2000-03-24
CIK 1037249

People's Community Capital Corporation

                               1999 Annual Report

                                                                 Page

     Letter to Shareholders and Customers......................... 2
         Selected Financial Data.................................. 3
     Management's Discussion and Analysis ........................ 4-17
     Report of Independent Certified Public Accountants........... 18
     Consolidated Balance Sheets.................................. 19
     Consolidated Statements of Income............................ 20
     Consolidated Statements of Comprehensive Income.............. 21
     Consolidated Statements of Shareholders' Equity.............. 22
       Consolidated Statements of Cash Flows...................... 23
     Notes to Consolidated Financial Statements................... 24-41
     Directors, Officers and Locations............................ 42
     Corporate Data............................................... 43

                        TO OUR SHAREHOLDERS AND CUSTOMERS

         The year 1999 marked our second full year of operations for your Company. At year end, total assets were $54.8 million, an increase of $18.3 million, or 49% over the 1998 year end. Loans grew by 60% with deposits growing by 61%. Our customer base doubled to approximately 6,000 customers as we continue to attract customers who want a high level of service at reasonable prices. The growth in the Company's assets allowed the Company to operate profitably in all four quarters of 1999, ending the year with an operating income of $571,000. This left our net loss since starting the Company in September 1997 at only $58,000 after just 2 1/4 years of operation.

         The Company continues to look for quality in building its loan portfolio. At December 31, 1999, the Company had no non-performing loans and net charge-offs totaled $1,383 for the year. The Company set aside an additional $126,000 as a reserve for loan losses bringing the reserve to $410,000, or 1.22% of gross loans.

         In January 1999, your Board of Directors voted to repurchase up to 10% of the total outstanding stock of the Company. As of December 31, 1999, the Company had purchased 15,000 shares of treasury stock at an average cost per share of $10.50.

         On December 1, 1999, People's Financial Services, Inc., a subsidiary of the Bank, commenced operations. The subsidiary is primarily engaged in providing comprehensive financial planning services in addition to full service brokerage, including stocks, bonds, mutual funds, and insurance products. We are excited about this new service and the customers and income it can provide for your Company.

         Your Company expects to introduce internet banking in the second quarter of this year as an additional service to our existing customer base and as a means of attracting new customers.

         Finally, the concerns associated with the year 2000 computer problems are behind us. We are happy to tell you that your Company responded to this challenge without any problems. Since we are a new Company, the costs associated with this concern were insignificant, although much time and effort was devoted to the issues.

         We are proud of the success your Company achieved in 1999 and look forward to our continued success in 2000. We have the best associates in the banking industry in our market, and we continue to believe our people make the success of your Company possible.

         With your help and support, we are confident that 2000 and beyond will prove successful for your Company. We welcome your comments and suggestions.

Tommy B. Wessinger                                    Alan J. George
Chairman and Chief Executive Officer      President and Chief Operating Officer

                             SELECTED FINANCIAL DATA

         The following table sets forth certain selected financial data concerning the Company for the years ended December 31, 1999 and December 31, 1998. The selected financial data has been derived from the consolidated financial statements that have been audited by Elliott, Davis, & Company, LLP, independent accountants. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                            1999                  1998
Balance Sheets:

       Federal funds sold                               $  5,550,000          $  3,830,000
       Securities available for sale                      10,711,010             8,734,879
       Net loans                                          33,225,197            20,717,698
       Properties and equipment, net                       1,678,862             1,718,705
       Total assets                                       54,794,787            36,539,413
       Non-interest bearing deposits                       6,672,434             4,973,931
       Interest bearing deposits                          36,496,307            21,761,653
       Total deposits                                     43,168,741            26,735,584
       Total liabilities                                  45,338,031            27,122,863
       Total stockholders' equity                       $  9,456,756          $  9,416,550

Results of Operations:

       Interest income                                  $  3,218,635          $  2,051,929
       Interest expense                                    1,101,090               764,956
       Net interest income                                 2,117,545             1,286,973
       Provision for loan losses                             126,383               225,000
       Net interest income after provision                 1,991,162             1,061,973
       Non-interest income                                   294,685               183,230
       Non-interest expense                                1,714,803             1,457,244
       Income (loss) from operations                         571,044             (212,041)
       Income tax expense (benefit)                          227,935             (100,207)
       Net income (loss)                                $    343,109          $  (111,834)

Per Share Data - Basic:
       Weighted average common shares
            outstanding                                      995,170              994,052
       Net income (loss) per share of common stock      $        .34          $      (.11)

Capital and Liquidity Ratios:

       Average equity to average assets                       21.57%              30.35%
       Leverage (4% required minimum)                         12.54%              16.74%
       Risk-based capital: (Bank only)
           Tier 1                                             16.19%              22.39%
           Total                                              17.34%              23.59%
       Average loans to average deposits                      77.10%              56.80%


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

         This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of People's Community Capital Corporation. This commentary should be read in conjunction with the financial statements and the related notes and other statistical information in this report.

                                     GENERAL

         People's Community Capital Corporation (the Company) was incorporated in South Carolina on February 26, 1997 for the purpose of operating as a bank holding company. The Company's wholly-owned subsidiary, People's Community Bank of South Carolina (the Bank), commenced business on September 22, 1997 and is primarily engaged in the business of accepting savings and demand deposits and providing mortgage, consumer and commercial loans to the general public. The Bank operates two banking centers located in Aiken and one located in North Augusta, South Carolina.

         The second banking center located in Aiken was opened on September 8, 1998 in leased offices that also are the headquarters of the holding company. The Company has purchased a tract of land in downtown Aiken for the construction of a permanent banking center office. The cost of the land and preliminary construction costs through December 31, 1999 was approximately $160,000. Construction of the office is expected to begin in the year 2000.

         On December 1, 1999, People's Financial Services, Inc. (the Subsidiary), a subsidiary of the Bank, commenced operations at the holding company's headquarters. The Subsidiary is primarily engaged in providing comprehensive financial planning services in addition to full service brokerage, including stocks, bonds, mutual funds, and insurance products.

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                 EARNINGS REVIEW

         People's Community Capital Corporation is a one bank holding company. Principal banking operations of the Company's only bank subsidiary commenced on September 22, 1997. The Company's first quarterly profit was recorded in the fourth quarter of 1998. The Company expected to experience losses until the Bank grew its assets to a point where the assets generated revenue from operations that exceeded the Bank's fixed costs.

         The Company's net income for the year ended December 31, 1999 was $343,109 compared to a loss of $111,834 for the year ended December 31, 1998, the Bank's first full year of operations. Income per share was $.34 for 1999 compared to a loss of $.11 per share for 1998. As mentioned, in the fourth quarter of 1998, the Company recorded a profit of $42,654, or $.05 per share. The profit for the same period in 1999 was $94,853, or $.10 per share. The variance in performance between the two periods is directly attributable to the growth curve of the Company as it has attracted more deposits and increased its earning assets. The return on average assets for 1999 and 1998 was 0.78% and (0.36%), respectively, and return on average equity was 3.63% and (1.20%), respectively. The Company has not yet paid cash dividends. The following is a brief discussion of the more significant components of net income.

Net Interest Income

         General. The largest component of the Company's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income totaled $2,117,545 in 1999, compared with $1,286,973 in 1998. Net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 4.11% in 1999 as compared to 3.15% in 1998. The reason for the increase was primarily due to the continuing change in mix of the earning asset portfolios. During 1999, loans represented 66.0% of the average earning assets as compared to 44.7% in 1998. Loans typically provide a higher yield than other types of earning assets.

         Average Balances, Income, Expenses, and Rates. The following presents, in a tabular form, average balance sheets that highlight the main components of interest earning assets and interest bearing liabilities, on an annualized basis, for the years ended December 31, 1999 and 1998. Yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

                  AVERAGE BALANCES, INCOME, EXPENSES AND RATES

                                  1999               1999         1999       1998             1998            1998
                                  Average          Income/       Yield/      Average         Income/         Yield/
      Assets                      Balance          Expense        Rate       Balance         Expense          Rate
                                  -------          -------      -------      -------         -------         ------

Federal funds sold             $ 3,885,172     $   194,278      5.00%      $  4,913,723     $   264,832      5.39%
Short-term investments                   -               -         -            168,364          10,359      6.15%
Securities                       9,695,789         598,982      6.18%         9,778,410         611,234      6.25%
Loans                           26,402,721       2,425,375      9.19%        12,036,978       1,165,504      9.68%
                              ------------      ----------                  -----------      ----------
Total earning assets            39,983,682       3,218,635      8.05%        26,897,475       2,051,929      7.63%
Cash and due from banks          1,526,447                                    1,611,138
Premises and equipment           1,694,986                                    1,633,448
Other assets                       910,399                                      823,440
Allowance for loan losses      (343,427)                                       (172,500)
                              ------------                                  -----------
     Total assets              $43,772,087                                  $30,793,001
                              ============                                  ===========

     Liabilities & equity

Interest-bearing deposits:
Transaction accounts            $4,929,384          55,875      1.13%         2,687,264          45,746      1.70%
Money market accounts            9,204,213         349,423      3.80%         6,489,132         290,956      4.48%
Savings deposits                   590,426          14,295      2.42%           234,853           5,846     2.49%
Time deposits                   12,866,048         665,713      5.17%         7,533,643         415,333      5.51%
                                ----------     -----------                  -----------      ----------
     Total int-bearing deposits 27,590,071       1,085,306      3.93%        16,944,892         757,881      4.47%
Interest-bearing borrowings        332,703          15,784      4.74%           138,828           7,075      5.10%
                              ------------     -----------                  -----------      ----------
     Total int-bearing
       liabilities              27,922,774       1,101,090      3.94%        17,083,720         764,956      4.48%
Demand deposits                  6,320,760                                    4,246,640
Other liabilities                   88,246                                      115,969
Shareholders' equity             9,440,307                                    9,346,672
                              ------------                                  -----------
Total liabilities and share-
     holders' equity           $43,772,087                                  $30,793,001
                              ============                                  ===========
Net interest spread                                             4.11%                                        3.15%
Net interest income/margin                      $2,117,545      5.30%                        $1,286,973      4.78%
                                               ===========                                   ==========

         All loans and deposits are domestic. The effect of loans in non-accrual status at any point in the periods presented is not significant to the computations.

           Analysis of Changes in Net Interest Income. The following table sets forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 1998 to 1999 and from 1997 to 1998.

                                        1999 Compared to 1998                     1998 Compared to 1997
                                   ---------------------------                ---------------------------

                                                  Variance Due to                              Variance Due to
                                        Volume         Rate            Net          Volume          Rate          Net
                                        ------    ---------------      ---          ------     -----------        ---

Earning Assets
     Loans                             $1,389,244   $ (129,373)    $1,259,871       $1,232,361    $(119,166)  $1,113,195
     Securities                            (5,465)      (6,787)       (12,252)         566,713        8,801      575,514
     Federal funds sold                   (55,402)     (15,152)       (70,554)          38,880      (12,776)      26,104
     Other short-term investments         (10,359)           0        (10,359)          10,359            0       10,359
                                     ------------   ----------     ----------      -----------    ---------   ----------
             Total earning assets       1,318,018     (151,312)    1,1,66,706        1,848,313     (123,141)   1,725,172
                                     ------------   ----------     ----------      -----------    ---------   ----------

Interest-bearing liabilities

     Transaction accounts                  38,226      (28,097)        10,129           44,901       (6,181)      38,720
     Money market accounts                121,056      (62,589)        58,467          305,270      (55,806)     249,464
     Savings deposits                       8,862         (413)         8,449            5,338          164        5,502
     Time deposits                        294,125      (43,745)       250,380          405,981      (22,601)     383,380
     Other short-term borrowings            9,907       (1,198)         8,709            7,075            0        7,075
                                     ------------   ----------     ----------      -----------    ---------   ----------
             Total interest-bearing
                 liabilities              472,176     (136,042)        336,134         768,565      (84,424)     684,141
                                     ------------   ----------     -----------     -----------    ---------   ----------

Net interest income                    $  845,842   $ ( 15,270)     $  830,572      $1,079,748    $ (38,717)  $1,041,031
                                     ============   ==========     ===========     ===========    =========   ==========


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

           Primary sources of liquidity for the Company are a stable base of deposits, scheduled repayments on the Company's loans, and interest and maturities on its investments. All securities of the Company have been classified as available for sale. If necessary, the Company might sell a portion of its investment securities in connection with the management of its interest sensitivity gap or to manage liquidity. The Company may also utilize its cash and due from banks and federal funds sold to meet liquidity needs. Additionally, the Company has unsecured lines of credit with two banks in the amount of $1,800,000 each, on which no borrowings have been drawn, that can be utilized if needed. Also, the Bank is a member of the Federal Home Loan Bank where credit facilities may be accessed. The Company believes that its liquidity and ability to manage assets will be sufficient to meet its cash requirements over the near future.

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

           At December 31, 1999, the Company was liability-sensitive over the three month and twelve month time frames and asset-sensitive after one year. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

           The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 1999. The table may not be indicative of the Company's rate sensitivity position at other points in time.

                          INTEREST SENSITIVITY ANALYSIS

                                         Within        After three but    After one but        After
                                          Three         within twelve      within five         five
                                         Months            months             years            years           Total
                                         ------            ------             -----            -----           -----
                                                               (Dollars in Thousands)
Interest-earning assets:
  Federal funds sold                     $  5,550        $    ----            $   ----      $   ----        $  5,550
  Investment securities                       101              497               9,147           966          10,711
  Loans                                     9,338            2,518              18,759         3,020          33,635
                                       ----------        ---------            --------     ---------        --------
Total interest-earning assets              14,989            3,015              27,906         3,986          49,896

Interest-bearing liabilities:
  Transaction accounts                      6,174             ----                ----          ----           6,174
  Money market accounts                    10,642             ----                ----          ----          10,642
  Savings deposits                            700             ----                ----          ----             700
  Time deposits                             3,916           10,007               5,057          ----          18,980
                                       ----------       ----------           ---------     ---------       ---------
Total interest-bearing deposits            21,432           10,007               5,057          ----          36,496
  Other borrowings                          2,006             ----                ----          ----           2,006
                                       ----------       ----------           ---------     ---------       ---------
Total interest-bearing liabilities       $ 23,438        $  10,007            $  5,057      $   ----        $ 38,502

Period gap                               $ (8,449)       $  (6,992)           $ 22,849      $  3,986        $ 11,394
Cumulative gap                           $ (8,449)       $ (15,441)           $  7,408      $ 11,394        $ 11,394

Ratio of cumulative gap to total
earning assets                             (16.93)%         (30.95)%             14.85%        22.84%


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

           At December 31, 1999 and 1998, the allowance for loan losses was $410,000 and $285,000, respectively. This represents 1.22% and 1.36% of outstanding loans at December 31, 1999 and 1998, respectively. The Bank charged off $1,383 of loans, net of recoveries, during 1999. There have been no other loan charge-offs since commencing operations. There were no non-accrual or non-performing loans at December 31, 1999 or 1998, nor any loans delinquent more than 90 days. The provision for loan losses was made based on management's assessment of general loan loss risk and asset quality. Below is an analysis of the Allowance for Loan Losses for 1999 and 1998.

                            ALLOWANCE FOR LOAN LOSSES

                                                   Year Ended December 31
                                                   ----------------------
                                                   1999             1998
                                                   ----             ----

Average loans outstanding (all domestic)          $26,402,721    $12,036,978

Allowance, beginning of year                         $285,000      $  60,000
Charge-offs                                             1,403           ----
Recoveries                                                 20           ----
Net charge-offs                                         1,383           ----
Provision for loan losses                             126,383        225,000
Allowance, end of year                               $410,000       $285,000

Net charge-offs to average loans                        0.00%           ----
Allowance as percent of total loans                     1.22%          1.36%
Non-performing loans as percent of total loans           ----           ----
Allowance as percent of non-performing loans             ----           ----



           Accrual of interest is discontinued on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in non-accrual status when it becomes 90 days or more past due. At the time the loan is placed in non-accrual status, all interest which has been accrued on the loan but remains unpaid is reserved and deducted from earnings as a reduction of reported net income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. There were no loans in non-accrual status at December 31, 1999 or 1998.

Non-interest Income

         Non-interest income for the year ended December 31, 1999 was $294,685 compared to $183,230 for 1998. Of this total, $200,025 represented service charges on deposit accounts compared to $85,089 in 1998. The increase in service charge income was primarily the result of substantial growth in deposit accounts and related deposit account fees. The remaining $94,660 of non-interest income was primarily income generated from other fees charged, the largest of which was brokered mortgage origination fee income of $42,221.

Non-interest Expense

         Non-interest expense increased from $1,457,244 for the period ended December 31, 1998 to $1,714,803 for the year ended December 31, 1999. The majority of the expense in 1999 and 1998 was salaries and benefits of $1,000,056 and $878,391, respectively. The increase of $121,665 is primarily due to normal merit increases, the addition of two full-time equivalents in August 1998, and incentive bonuses accrued in 1999 for reaching earnings and performance goals. General operating expenses increased $122,162, from $151,470 in 1998 to $273,632 in 1999 primarily due to cost increases from our data processing vendor. The price increases reflected the elimination of start-up pricing concessions as well as volume increases. Other general price increases were also realized as a result of increased volume such as Federal Reserve processing fees, correspondent bank fees, postage, and office supplies. Refer to the Statements of Income for the primary components of non-interest expense for the years ended December 31, 1999 and 1998.

                              BALANCE SHEET REVIEW

         Total consolidated assets grew to $54,794,787 at December 31, 1999 from $36,539,413 at December 31, 1998, an increase of $18,255,374. The increase was generated primarily through a corresponding $16,433,157 increase in deposits.

Earning Assets

         Loans. Loans typically provide higher yields than the other types of earning assets, and as such should normally comprise the largest portion of earning assets. Outstanding loans did represent the largest component of earning assets as of December 31, 1999 at $33,225,197, or 67.1% of total earning assets. As of December 31, 1998, loans were $20,717,698, accounting for 62.2% of earning assets. Net loans increased $12,507,499 from December 31, 1998 to December 31, 1999, which was a decrease compared to the loan growth for the previous year of $16,828,535. Loan growth is not typically expected to grow in a start-up bank at the same rates experienced in the initial year or two of operations. Average loans were $26,402,721 in 1999 and $12,036,978 in 1998.

         The principal components of the Company's loan portfolio, at year end 1999 and 1998, were real estate loans comprising a combined 80.64% and 78.35% of total loans, respectively. The following table shows the composition of the loan portfolio by category.


                                      LOANS


                                                                 December 31, 1999             December 31, 1998
                                                                 -----------------             -----------------
                                                                 Amount    Percent            Amount      Percent
                                                                 ------    -------            ------      -------

         Commercial, financial and agricultural              $  3,878,990     11.53%       $   3,123,919     14.87%
         Real estate:
              Mortgage - residential                           10,985,575     32.66%           6,457,298     30.75%
              Mortgage - commercial                            15,112,891     44.93%           8,960,654     42.66%
              Other                                             1,026,358      3.05%           1,038,449      4.94%
         Consumer                                               2,454,135      7.30%           1,410,480      6.72%
         Other                                                    177,248       .53%              11,898       .06%
                                                            -------------  ---------       -------------  ---------
                    Total loans                                33,635,197    100.00%          21,002,698    100.00%
         Allowance for loan losses                               (410,000)                      (285,000)
                                                            -------------                  -------------
                    Total net loans                           $33,225,197                    $20,717,698
                                                            =============                  =============

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

          The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 1999.


                  LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN
                            INTEREST RATES AT DECEMBER 31, 1999

                                                                       Over One Year
                                                         One Year         Through            Over
                                                         or Less        Five Years       Five Years        Total
                                                        -----------     ------------    -----------      ------------

Commercial, financial and agricultural                  $   966,129     $  2,772,099    $   140,762      $  3,878,990
Real estate                                               3,474,688       15,562,557      8,087,579        27,124,824
Consumer and other                                          688,766        1,830,709        111,908         2,631,383
                                                        -----------     ------------    -----------      ------------
                                                         $5,129,583      $20,165,365     $8,340,249       $33,635,197
                                                        ===========     ============    ===========      ============

Loans maturing after one year with:

     Fixed interest rates                                                                                 $24,039,594
     Floating interest rates                                                                                4,466,020
                                                                                                         ------------
                                                                                                          $28,505,614
                                                                                                         ============

         The information presented in the above table is based on the contractual maturities of the individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

         Investment Securities. At December 31, 1999, the investment securities portfolio of the Company represented 21.6% of earning assets with a total of $10,711,010, compared to the balance at December 31, 1998 of $8,734,879 when investment securities were 26.2% of earning assets. All securities were designated as available for sale and were recorded at estimated fair value. The Company primarily invests in U.S. Government agencies with maturities up to five years and also owns stock in the Federal Home Loan Bank. Contractual maturities and yields on the Company's investments at December 31, 1999 are shown on the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


             Investment Securities Maturity Distribution and Yields

                                                                     After one
                                  No         Within                  but within                Over
                              Maturity      one year      Yield      five years      Yield     five years   Yield
                              --------      --------      -----      ----------      -----      ----------   ----

U.S. Government agencies          ---       $496,875      5.29%      $9,147,485      6.26%      $965,250     6.03%
                                            ========      =====      ==========      =====      ========     =====
FHLB Stock                   $101,400
                             ========


           Other Investments. Other investments, which consist primarily of federal funds sold and securities purchased under agreements to resell, averaged $3,885,172 in 1999 compared to $4,913,723 in 1998. At December 31, 1999, other investments totaled $5,550,000 in federal funds sold. This typically represents a major source of the Company's liquidity and is generally invested on an overnight basis. Other investments earned an average yield of 5.00% for the year.

Deposits and Other Interest-Bearing Liabilities

         Deposits. The Company's primary source of funds for loans and investments is its deposits. Average total deposits were $33,910,831 in 1999, compared to $21,191,532 during 1998. Average interest-bearing deposits were $27,590,071 in 1999, compared to $16,944,892 in 1998. The average rate paid on interest-bearing deposits in 1999 was 3.93% compared to 4.47% in 1998. In pricing deposits, the Company considers its liquidity needs, the direction and levels of interest rates, and local market conditions. As such, higher rates were paid initially to attract deposits but decreased on the average for 1999 based on the factors above.

         The following table sets forth the deposits of the Company by category at December 31, 1999 and 1998.


                                                DEPOSITS BY CATEGORY

                                        December 31,  1999                   December 31, 1998
                                       -------------------                  ------------------
                                                      Percent                            Percent
                                      Amount          of Total            Amount        of Total
                                      ------         ---------          -----------    ----------

Demand deposit accounts             $  6,672,434        15.46%       $  4,973,931          18.60%
NOW accounts                           6,174,378        14.30%          4,378,876          16.38%
Money market accounts                 10,642,301        24.65%          7,811,649          29.22%
Savings accounts                         700,075         1.62%            416,269           1.55%
Time deposits less than $100,000      12,125,219        28.09%          5,402,240          20.21%
Time deposits of $100,000 or over      6,854,334        15.88%          3,752,619          14.04%
                                    ------------      --------      -------------        --------

Total deposits                       $43,168,741       100.00%        $26,735,584         100.00%
                                    ============      ========      =============        ========


           Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $36,314,407 and $22,982,965 at December 31, 1999 and 1998, respectively. The maturity distribution of the Company's time deposits of $100,000 or more at December 31, 1999 is shown in the following table.

      MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31, 1999

       Three months or less                        $1,982,261
       Over three through six months                1,150,893
       Over six through twelve months               2,039,993
       Over twelve months                           1,681,187
                                                  -----------
       Total                                       $6,854,334
                                                  ===========

           Large time deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposit obtained through brokers. These brokered deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, the Company does not currently accept brokered deposits.

           Borrowed funds. Borrowed funds consisted primarily of short-term borrowings provided through a U.S. Treasury demand note associated with a treasury tax and loan account. These borrowings averaged $329,963 for 1999 at an average rate of 4.74%. The balance outstanding at December 31, 1999 was $1,006,427. In addition, on the last day of the year, the Company borrowed $1,000,000 at a rate of 5.64% from its correspondent bank through a security sale with agreement to repurchase. This borrowing was for Y2K liquidity purposes and was repaid in the first week of January 2000. There were no other borrowings during the year.

           The Company has an unsecured line of credit available on a one to fourteen day basis with a bank for $1,800,000. In addition, the Company also has an unsecured fed funds line available from another bank for $1,800,000. Credit is also available through the Bank's membership with the Federal Home Loan Bank of Atlanta. No borrowings have been made from any of these sources as of December 31, 1999.

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

         The Bank exceeded the minimum capital requirements set by the regulatory agencies at December 31, 1999 and 1998. Below is a table that reflects the leverage and risk-based regulatory capital ratios of the Bank at December 31, 1999 and 1998.

                               ANALYSIS OF CAPITAL

                                Required                    Actual
                                 Amount        Percent      Amount       Percent
                                ---------      -------      ------       -------

At December 31, 1999

         Tier 1 capital           $1,422,000     4.0%     $5,757,000    16.19%
         Total capital            $2,845,000     8.0%     $6,167,000    17.34%
         Tier 1 leverage ratio    $1,836,000     4.0%     $5,757,000    12.54%

At December 31, 1998

         Tier 1 capital           $  953,500     4.0%     $5,338,000    22.39%
         Total capital            $1,907,000     8.0%     $5,623,000    23.59%
         Tier 1 leverage ratio    $1,275,800     4.0%     $5,338,000    16.74%

            The Company believes that capital is sufficient to fund the activities of the Bank's normal operations in the near future, and that the Bank will generate sufficient income from operations to fund its activities on an on-going basis. The Company still retains capital to fund activities which may from time to time be considered appropriate investments of capital at some point in the future.

         As of December 31, 1999, there were no significant firm commitments outstanding for capital expenditures. However, it is the intention of the Company to begin construction sometime in 2000 on a corporate office and main branch building in the downtown Aiken area. It is expected that the total cost of the project will be around $1,400,000.

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

         At December 31, 1999, the Company's liquid assets, consisting of cash and due from banks and federal funds sold, amounted to $8,626,294, representing 15.7% of total assets. Investment securities amounted to $10,711,010, representing 19.5% of total assets; these securities provide a secondary source of liquidity since they can be converted into cash in a timely manner. The Company's ability to maintain and expand its deposit base and borrowing capabilities also serves as a source of liquidity.

         The Company plans to meet its future cash needs through the liquidation of temporary investments, maturities of loans and investment securities, and generation of deposits. In addition, the Bank maintains a line of credit from its correspondent bank in the amount of $1,800,000 and a fed funds bank from another bank in the amount of $1,800,000. The Bank is also a member of the Federal Home Loan Bank from which application for borrowings can be made for leverage purposes, if so desired. Management believes that its existing stable base of core deposits along with continued growth in this deposit base will enable the Company to successfully meet its long term liquidity needs.

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

                              INDUSTRY DEVELOPMENTS

         In February 1998, the Supreme Court ruled that federal credit unions must limit their membership to employees of the companies that sponsor the credit union. Banking leaders throughout the country have argued that credit unions have an unfair competitive advantage because they do not pay income taxes and are not subject to the same level of regulatory oversight. The Supreme Court ruling applies only to federal credit unions. State-chartered credit unions were not directly affected by the ruling. The lower courts will determine whether current members who are not employed by the credit union sponsor will be forced to close their accounts. Management does not expect the ruling to have an immediate effect on the financial position or results of operations of the Company. The effects on future periods have not yet been determined.

         On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was
signed into law by President Clinton on November 12, 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities.

         The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on us.

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

                                YEAR 2000 ISSUES

         Like many financial institutions, we rely on computers to conduct our business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers would not be able to interpret the new year properly, causing computer malfunctions. Although this did not happen, some experts remain concerned that computer malfunctions may occur on other key dates during 2000, such as October 10, 2000.

         In accordance with bank regulatory guidelines, we developed and executed a plan to ensure that our computer and telecommunication systems do not have these Year 2000 problems. We rely on third party vendors to supply our computer and telecommunication systems and other office equipment, and to process our data and account information. Because we commenced operations in 1997, we had the ability to choose vendors which we believed to be ready for the Year 2000. Our Year 2000 plan extends to all of our vendors, including our vendors for core data processing system, ATM hardware, account origination software, telephone systems, and suppliers of office equipment, such as copy and fax machines. Under our plan, we reviewed the test results, assurances, and warranties of all of these vendors, and we believe that all these systems are Year 2000 compliant. Our technology and processing vendors work with many other financial institutions, all of which, like us, are required by their bank regulators to be Year 2000 compliant. Because our systems are substantially similar to those used in many other banks, we believe that the scrutiny imposed by our regulatory and the banking industry in general have significantly reduced the Year 2000 related risks we might otherwise have faced.

         We incurred approximately $2,000 in expenses in 1999 to implement our Year 2000 plan. Under our plan, we will continue to monitor the situation throughout 2000. We are executing this plan under the supervision of a Year 2000 Committee, with oversight from our board of directors.

         Our agreements with each of our primary vendors include contractual assurances and warranties regarding Year 2000 compliance. Some of these warranties are limited by disclaimers of liability which specifically exclude special, incidental, indirect, and consequential damages. These limitations could limit our ability to obtain recourse against a vendor who is not Year 2000 compliant by excluding damages for things such as lost profits and customer lawsuits.

         We  have  also   evaluated   our  worst  case  scenario  and  developed
contingency plans in case Year 2000 issues do arise. In the worst case, our systems would be down for a period of time and we would be required to complete all transactions and keep all records manually. We will have all required forms and procedures in place for manual processing, and believe we can do this for at least a week without serious disruption of our business. We do not believe we will encounter any issues that cannot be resolved within this period. Any affected systems which cannot be fixed will be replaced with alternatives, although this is unlikely to be necessary.

         The Year 2000 issue may also negatively affect the business of our customers, but to date we are not aware of any material Year 2000 issues affecting them. We include Year 2000 readiness in our lending criteria to minimize risk. However, this will not eliminate the issue, and any financial difficulties our customers' experience caused by Year 2000 issues could impair their ability to repay loans to the bank.

         We did not have any significant Year 2000 problems on January 1, 2000, and we do not expect to experience any significant Year 2000 problems. We also believe that we will be able to continue to operate the business if one or more of our vendors experience unanticipated Year 2000 problems.

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

                      RECENTLY ISSUED ACCOUNTING STANDARDS

           In June 1998, the Financial Accounting Standards Board, FASB, issued SFAS 133, "Accounting for Derivative Instrument and Hedging Activities". All derivatives are to be measured at fair value and recognized in the balance sheet as assets or liabilities. The statement is now effective for fiscal years and quarters beginning after June 15, 2000 (delayed through the issuance of SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - An Amendment of FASB Statement No. 133"). Because the Corporation does not use derivative transactions at this time, management does not expect that this standard will have a significant effect on the Corporation.

           In October 1998, the FASB issued SFAS 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." The new statement establishes accounting and reporting standards for certain activities of mortgage banking enterprises. The statement is effective for the first quarter beginning after December 15, 1998. The statement did not have an impact on the financial statements of the Company.

           In February 1999, the FASB issued SFAS 135, "Rescission of FASB Statement No. 75 and Technical Corrections." The SFAS provides technical corrections for previously issued statements and rescinds SFAS 75, which provides guidance related to pension plans of state and local governmental units. SFAS 135 is effective for fiscal years ending after February 15, 1999. This statement will not have a material effect on the financial statements of the Company.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Directors

People's Community Capital Corporation
Aiken, South Carolina

              We have audited the accompanying consolidated balance sheets of People's Community Capital Corporation as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

              We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of People's Community Capital Corporation as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ Elliot Davis & Co., L.L.P.
------------------------------
January 12, 2000

                    PEOPLE'S COMMUNITY CAPITAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                                                                     DECEMBER 31,
                                                                          ---------------------------------
                                                                             1999                 1998
                                                                             ----                 ----
                                     ASSETS

CASH AND DUE FROM BANKS                                                     $ 3,076,294            $ 958,613
FEDERAL FUNDS SOLD                                                            5,550,000            3,830,000
SECURITIES - Available for sale                                              10,711,010            8,734,879
LOANS RECEIVABLE - Net                                                       33,225,197           20,717,698
PROPERTIES AND EQUIPMENT - Net                                                1,678,862            1,718,705
ACCRUED INTEREST RECEIVABLE                                                     325,904              243,909
OTHER ASSETS                                                                    227,520              335,609
                                                                          -------------         ------------
             Total assets                                                  $ 54,794,787         $ 36,539,413
                                                                          =============         ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS

     Noninterest bearing                                                    $ 6,672,434          $ 4,973,931
     Interest bearing                                                        36,496,307           21,761,653
                                                                            -----------          -----------
            Total deposits                                                   43,168,741           26,735,584

ACCRUED INTEREST PAYABLE                                                         62,383               35,686
FEDERAL FUNDS PURCHASED                                                       1,000,000                    -
OTHER BORROWINGS                                                              1,006,427              331,783
ACCRUED EXPENSES AND OTHER LIABILITIES                                          100,480               19,810
                                                                            -----------          -----------
            Total liabilities                                                45,338,031           27,122,863
                                                                            -----------          -----------

COMMITMENTS AND CONTINGENCIES - Notes 13 and 14

SHAREHOLDERS' EQUITY
     Common stock, $.01 par value; 10,000,000 shares authorized,
         998,262 and 998,162 shares issued at December 31, 1999
         and 1998, respectively                                                   9,983                9,982
     Additional paid-in capital                                               9,776,507            9,775,508
     Retained earnings (deficit)                                                (58,320)            (401,429)
     Accumulated other comprehensive income                                    (113,914)              32,489
                                                                          -------------         ------------
                                                                              9,614,256            9,416,550
     Treasury stock, 15,000 shares at cost                                     (157,500)                  -
                                                                          -------------         ------------
            Total shareholders' equity                                        9,456,756            9,416,550
                                                                          -------------         ------------
            Total liabilities and shareholders' equity                     $ 54,794,787         $ 36,539,413
                                                                          =============         ============


The accompanying notes are an integral part of these consolidated financial statements.

                    PEOPLE'S COMMUNITY CAPITAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                          For the years ended
                                                                                                 December 31,
                                                                                       -----------------------------
                                                                                           1999              1998
                                                                                           ----              ----
INTEREST INCOME
     Loans, including fees                                                              $ 2,425,375       $ 1,165,504
     Securities and short term investments                                                  598,982           621,593
     Federal funds sold and securities purchased under agreement to resell                  194,278           264,832
                                                                                        -----------       -----------
         Total interest income                                                            3,218,635         2,051,929
                                                                                        -----------       -----------

INTEREST EXPENSE
     Deposits                                                                             1,085,306           757,881
     Other borrowings                                                                        15,784             7,075
                                                                                        -----------       -----------
         Total interest expense                                                           1,101,090           764,956
                                                                                        -----------       -----------
         Net interest income                                                              2,117,545         1,286,973
PROVISION FOR LOAN LOSSES                                                                   126,383           225,000
                                                                                        -----------       -----------
         Net interest income after provision for loan losses                              1,991,162         1,061,973
                                                                                        -----------       -----------
NONINTEREST INCOME
     Service charges on deposit accounts                                                    200,025            85,089
     Other income                                                                            94,660            98,141
                                                                                        -----------       -----------
         Total noninterest income                                                           294,685           183,230
                                                                                        -----------       -----------
NONINTEREST EXPENSES
     Salaries and employee benefits                                                       1,000,056           878,391
     Occupancy and equipment expense                                                        206,380           206,566
     Consulting and professional fees                                                        68,315            37,364
     Customer related expenses                                                               64,610            67,651
     General operating expenses                                                             273,632           151,470
      Other expense                                                                         101,810           115,802
                                                                                        -----------       -----------
         Total noninterest expenses                                                       1,714,803         1,457,244
                                                                                        -----------       -----------

         Income (loss) before income taxes                                                 571,044           (212,041)
INCOME TAX PROVISION (BENEFIT)                                                             227,935           (100,207)
                                                                                        -----------       -----------
NET INCOME (LOSS)                                                                        $ 343,109         $ (111,834)
                                                                                        ===========       ===========
EARNINGS PER SHARE
     Basic                                                                                  $ 0.34           $ (0.11)
     Diluted                                                                                $ 0.33           $ (0.11)

WEIGHTED AVERAGE SHARES OUTSTANDING
    Basic                                                                                  995,170           994,052
    Diluted                                                                              1,037,561           994,052


The accompanying notes are an integral part of these consolidated financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                        For the years ended
                                                                             December 31,
                                                                        -------------------------
                                                                          1999              1998
                                                                          ----              ----

NET INCOME (LOSS)                                                       $ 343,109         $ (111,834)

OTHER COMPREHENSIVE INCOME

     Net change in unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects of
         $97,602 in 1999 and $20,186 in 1998                             (146,403)             30,278
                                                                       ----------          ----------

            Total other comprehensive income (loss)                      (146,403)             30,278
                                                                       ----------          ----------

COMPREHENSIVE INCOME (LOSS)                                             $ 196,706           $ (81,556)
                                                                       ==========          ==========


The accompanying notes are an integral part of these consolidated financial statements.
                                       21

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                    Accumulated
                                                                      Additional      other        Retained               Total
                                                             Common     paid-in    comprehensive    earnings  Treasury shareholders'
                                                  Shares     stock      capital        income      (deficit)    stock     equity
                                                ---------- --------- ------------  -------------  ---------- --------- -----------

BALANCE, DECEMBER 31, 1997                          993,162  $ 9,932   $9,738,058    $ 2,211     $(289,595)       $ -   $9,460,606
     Common stock issued                              5,000       50       37,450          -             -          -       37,500
     Net loss                                             -        -            -          -      (111,834)         -     (111,834)
     Net change in unrealized appreciation
         on securities available for sale -
         Net of income taxes                              -        -            -     30,278             -          -       30,278
                                                  ---------  -------   ---------------------    ----------  ---------   ----------

BALANCE, DECEMBER 31, 1998                          998,162    9,982    9,775,508     32,489      (401,429)         -    9,416,550
     Common stock issued pursuant to
         stock option plan                              100        1          999          -             -          -        1,000
     Net income                                           -        -            -          -       343,109                 343,109
     Purchase of 15,000 shares of treasury stock          -        -            -          -             -   (157,500)    (157,500)
     Net change in unrealized appreciation on
         securities available for sale - Net of
         reclassification adjustment and tax effects      -        -            -   (146,403)           -          -      (146,403)
                                                  ---------  -------   ---------- -----------    ---------- ----------  -----------

BALANCE, DECEMBER 31, 1999                          998,262  $ 9,983   $9,776,507 $ (113,914)    $ (58,320) $(157,500)  $9,456,756
                                                  =========  =======   ========== ===========    ========== ==========  ===========




The accompanying notes are an integral part of these consolidated financial statements.

 PEOPLE'S COMMUNITY CAPITAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                             For the years ended
                                                                                                December 31,
                                                                                       ---------------------------
                                                                                         1999                1998
                                                                                       ---------------------------

OPERATING ACTIVITIES
     Net income (loss)                                                                 $ 343,109         $ (111,834)
     Adjustments to reconcile net income (loss) to net cash used for operating activities
            Depreciation and amortization                                                101,392            102,060
            Realized gain on sales of securities - Net                                         -               (547)
            Provision for loan losses                                                    126,383            225,000
            Deferred income tax provision (benefit)                                      189,857           (100,207)
            Changes in deferred and accrued amounts
                Other assets and accrued interest receivable                            (171,549)          (212,390)
                Accrued expenses, accrued interest payable and other liabilities         107,367            (49,244)
                                                                                     -----------        -----------
                    Net cash provided by (used for) operating activities                 696,559           (147,162)
                                                                                     -----------        -----------
INVESTING ACTIVITIES

     Activity in securities

         Sales                                                                                 -          1,000,547
         Purchases                                                                    (7,500,000)       (11,700,903)
         Maturities and calls                                                          5,377,466          7,626,140
     Purchases of properties and equipment                                               (53,763)          (201,504)
     Loan originations and principal collections - Net                               (12,633,882)       (17,053,535)
     Net (increase) decrease in federal funds sold and securities purchased
         under agreement to resell                                                    (1,720,000)         5,410,000
                                                                                     -----------        -----------
                    Net cash used for investing activities                           (16,530,179)       (14,919,255)
                                                                                     -----------        -----------
FINANCING ACTIVITIES
    Net increase in deposits                                                          16,433,157         15,029,962
     Proceeds from issuance of common stock - Net of costs                                 1,000             37,500
     Net proceeds from borrowings                                                        674,644            331,783
     Net increase in federal funds purchased                                           1,000,000                  -
     Purchase of treasury stock                                                         (157,500)                 -
                                                                                     -----------        -----------
                    Net cash provided by financing activities                         17,951,301         15,399,245
                                                                                     -----------        -----------
                    Net increase in cash and cash equivalents                          2,117,681            332,828
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                           958,613            625,785
CASH AND CASH EQUIVALENTS, END OF PERIOD                                            $  3,076,294          $ 958,613
                                                                                    ============        ===========
SUPPLEMENTAL CASH FLOW INFORMATION
     Interest paid on deposits and borrowed funds                                    $ 1,074,393          $ 750,632
                                                                                    ============        ===========
     Income taxes paid                                                                  $ 32,300            $ 1,413
                                                                                    ============        ===========

The accompanying notes are an integral part of these consolidated financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

       During 1997, the Bank obtained regulatory approval to operate and opened for business on September 22, 1997, with a total capitalization of
       $6,000,000. The Bank provides full commercial banking services to customers and is subject to regulation of the Federal Deposit Insurance Corporation and the State of South Carolina Board of Financial Institutions. The Company is subject to regulation by the Federal Reserve Board.

       In August 1999, the Bank incorporated a wholly owned subsidiary, People's Financial Services, Inc. This subsidiary, which began operations December 1, 1999, is primarily engaged in the business of offering stocks, bonds, mutual funds, annuities, and insurance products.

    Principles of consolidation

       The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices in the banking industry. The Corporation uses the accrual basis of accounting.

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

                                                                   (Continued)

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

    Securities

       Securities that may be sold prior to maturity for asset/liability management purposes, are classified as securities available for sale and carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary are included in earnings as realized losses. Debt securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. There were no held to maturity securities at December 31, 1999 and 1998.

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

                                                                     (Continued)

       All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance of cash or cash equivalents for a minimum of six months.

    Allowance for loan losses

       The allowance for loan losses is established through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

       The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant change. Ultimately, losses may vary from current estimates and future additions to the allowance may be necessary.

       The Bank accounts for impaired loans in accordance with Statement of Financial Accounting Standards (SFAS No. 114), "Accounting by Creditors for Impairment of a Loan". This standard requires that all creditors value loans at the loan's fair value if it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income on an impaired loan.

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

                                                                    (Continued)

       Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

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

    Earnings per share

       Earnings per share is computed by dividing net income or loss by the weighted average number of shares of common stock outstanding in accordance with SFAS No. 128, "Earnings per Share". The Treasury Stock Method is used to compute the effect of stock options on the weighted average number of common shares outstanding for the Diluted Method. No dilution occurs under the Treasury Stock Method as the exercise price of stock options equal or exceeds the market value of the stock.

    Stock compensation plans

       Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation", encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion no. 25, "Accounting for Stock Issued to Employees", whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25, no compensation cost is recognized for them. The Corporation has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

                                                                    (Continued)

    Advertising expense

       Advertising, promotional and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.

    Comprehensive income

       The Corporation adopted SFAS No. 130, "Reporting Comprehensive Income", as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's net income or shareholders' equity.

    Risk and uncertainties

       In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Company, and the valuation of loans held for sale and mortgage-backed securities available for sale.

       The Company is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions resulting from the regulators' judgements based on information available to them at the time of their examination.

    Recently issued accounting standards

       In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instrument and Hedging Activities". All derivatives are to be measured at fair value and recognized in the balance sheet as assets or liabilities. The statement is now effective for fiscal years and quarters beginning after June 15, 2000 (delayed through the issuance of SFAS 137, "Accounting For Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - An Amendment of FASB Statement No. 133"). Because the Company does not use derivative transactions at this time, management does not expect that this standard will have a significant effect on the Company.

                                                                   (Continued)

       In October 1998, the FASB issued SFAS 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." The new statement establishes accounting and reporting standards for certain activities of mortgage banking enterprises. The statement is effective for the first quarter beginning after December 15, 1998. The statement did not have an impact on the financial statements of the Company.

       In February 1999, the FASB issued SFAS 135, "Rescission of FASB Statement No. 75 and Technical Corrections." The SFAS provides technical corrections for previously issued statements and rescinds SFAS 75, which provides guidance related to pension plans of state and local governmental units. SFAS 135 is effective for fiscal years ending after February 15, 1999. This statement will not have a material effect on the financial statements of the Company.

    Reclassifications

       Certain previously reported amounts have been reclassified to conform to current year presentation. Such changes had no effect on previously reported net income or shareholders' equity.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

              The Bank is required to maintain average reserve balances either at the Bank or on deposit with the Federal Reserve Bank. At December 31, 1999, these required reserves were met by vault cash.

NOTE 3 - SECURITIES

              Available for sale - The amortized cost, gross unrealized holding gains and losses and fair values of securities available for sale consist of the following:

                                                                                  December 31, 1999
                                                          -----------------------------------------------------------
                                                             Amortized          Gross unrealized
                                                                  cost        Gains         Losses        Fair value
                                                          -------------    ---------    -----------     -------------
Securities

    U. S. Government and Federal Agency obligations       $  10,799,466     $     -     $   189,856     $  10,609,610
    Federal Home Loan Bank stock - Restricted                   101,400           -              -            101,400
                                                          -------------     --------    -----------     -------------
                                                          $  10,900,866     $     -     $   189,856     $  10,711,010
                                                          =============     ========    ===========     =============


                                                                                 December 31, 1998
                                                          -----------------------------------------------------------
                                                             Amortized            Gross unrealized
                                                                  cost        Gains         Losses        Fair value
                                                          -------------    ---------    -----------     -------------
Securities

    U. S. Government and Federal Agency obligations       $   8,599,028    $  54,151    $        -      $   8,653,179
    Federal Home Loan Bank stock - Restricted                    81,700           -              -             81,700
                                                          -------------    ---------    -----------     -------------
                                                          $   8,680,728    $  54,151    $        -      $   8,734,879
                                                          =============    =========    ===========     =============

                                                       (Continued)

              The amortized cost and fair value of securities at December 31, 1999, by contractual maturity, follow:

                                                     Amortized
                                                          cost       Fair value

Securities

    Due in less than one year                      $    500,000     $    496,875
    Due after one year through five years             9,299,466        9,147,485
    Due after five years through ten years            1,000,000          965,250
    Federal Home Loan Bank stock (no maturity)          101,400          101,400
                                                   ------------     ------------

                                                   $ 10,900,866     $ 10,711,010
                                                   ============     ============

              During 1999, securities called in the amount of $5,300,000 yielded no net gains or losses. During 1998, sales of $1,000,000 yielded net gains of $547.

              At December 31, 1999 and 1998, securities with an amortized cost of $6,300,000 and $1,200,000, respectively and a fair value of $6,188,059 and $1,212,932, respectively were pledged as collateral for certain other borrowings and to secure certain public deposits.

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

              The Corporation's loan portfolio is summarized below:

                                                            December 31,
                                             -----------------------------------
                                                    1999                1998
                                                    ----                ----

Loans other than mortgage
    Commercial                               $     3,878,990    $      3,123,919
    Consumer                                       2,454,135           1,410,480
    Other                                            177,248              11,898
Mortgage

    Commercial                                    15,112,891           8,960,654
    Residential                                   10,985,575           6,457,298
    Other                                          1,026,358           1,038,449
                                             ---------------    ----------------
       Gross loans                                33,635,197          21,002,698
Less allowance for loan losses                       410,000             285,000
                                             ---------------    ----------------

       Net loans                             $    33,225,197    $     20,717,698
                                             ===============    ================

                                                                     (Continued)

              Changes in the allowance for loan losses were as follows:

                                                            December 31,
                                                  ----------------------------
                                                        1999             1998

Balance, beginning of period                      $   285,000    $      60,000
Provision charged to operations                       126,383          225,000
Loans charged off                                      (1,403)               -
Recoveries on loans previously charged off                 20                -
                                                  -----------    -------------
Balance, end of period                            $   410,000    $     285,000
                                                  ===========    =============

              Approximately $7,119,035 and $6,987,100 of the loans were variable interest rate loans at December 31, 1999 and 1998, respectively. The remaining portfolio was fixed interest rate loans. There were no non-accrual loans or impaired loans at December 31, 1999 and 1998.

NOTE 5 - PROPERTIES AND EQUIPMENT

              Properties and equipment included in the consolidated balance sheets are summarized as follows:

                                                            December 31,
                                                       ----------------------
                                                       1999             1998
                                                       ----             ----

Land and buildings                                 $  1,294,884    $  1,293,467
Furniture, fixtures and equipment                       563,857         531,748
Construction in progress                                 20,237              -
                                                   ------------    ------------
                                                      1,878,978       1,825,215
    Less accumulated depreciation                      (200,116)       (106,510)
                                                   ------------    ------------
                                                   $  1,678,862    $  1,718,705
                                                   ============    ============

              Depreciation expense for the years ended December 31, 1999 and 1998 amounted to $93,606 and $87,356, respectively.

      Type of asset                   Life in years         Depreciation method
----------------------------------   ---------------      ----------------------

Software                                   3              Straight-line
Furniture, fixtures and equipment          3 to 15        Straight-line
Buildings and improvements                40              Straight-line

NOTE 6 - OTHER ASSETS

              Other assets include the following:

                                                          December 31,
                                                   -----------------------------
                                                     1999                1998
                                                    -----                ----

Other                                              $     90,571    $     106,405
Deferred tax asset - Net                                136,949          229,204
                                                   ------------    -------------

                                                   $    227,520    $     335,609
                                                   ============    =============


NOTE 7 - DEPOSITS

              Deposits are summarized as follows:
                                                            December 31,
                                                  ------------------------------
                                                      1999                1998
                                                      ----                ----

Demand (non-interest bearing)                     $   6,672,434    $   4,973,931
Demand (interest bearing) and savings                17,516,754       12,606,794
Time

    $100,000 and over                                 6,854,334        3,752,619
    Under $100,000                                   12,125,219        5,402,240
                                                  -------------    -------------

       Total                                      $  43,168,741    $  26,735,584
                                                  =============    =============

              Interest expense on time deposits in excess of $100,000 for the years ended December 31, 1999 and 1998 were approximately $206,000 and $176,100, respectively. Scheduled maturities of time deposits are as follows:

                                                           December 31,
                                                  ------------------------------
                                                      1999             1998
                                                      ----             ----

One year or less                                  $  13,922,440    $   7,200,178
From one year to three years                          4,622,807        1,134,008
After three years                                       434,306          820,673
                                                  -------------    -------------

                                                  $  18,979,553    $   9,154,859
                                                  =============    =============


NOTE 8 - UNUSED LINES OF CREDIT

              At December 31, 1999, the Bank had two $1,800,000 lines of credit available under an unsecured line of credit with The Banker's Bank and Columbus Bank & Trust that expires September 1, 2000 and May 6, 2000, respectively. These lines of credit are federal fund lines and are available on a one to fourteen day basis for general corporate purposes.

                                                                     (Continued)

              At December 31, 1999, the Bank had a borrowing agreement with the Federal Reserve Bank secured by a pledge of $3,375,000 from the bond portfolio of the Bank. This agreement was in place for year 2000 liquidity purposes.

              In addition, the Bank has a $5,200,000 credit availability with the Federal Home Loan Bank of Atlanta.


NOTE 9 - INCOME TAXES

              The significant components of the income tax provision (benefit) are as follows:

                                                      For the years ended
                                                             December 31,
                                                     ---------------------------
                                                     1999                1998
                                                     ----                ----

Currently payable                                   $   38,078    $         -
Deferred income tax provision (benefit)                189,857        (100,207)
                                                    ----------    ------------

    Income tax provision (benefit)                  $  227,935    $   (100,207)
                                                    ==========    ============

              The significant components of deferred income tax assets and liabilities consist of the following and are presented in other assets:

                                                  Deferred tax asset (liability)
                                                            December 31,
                                                  ------------------------------
                                                        1999           1998
                                                        ----           ----

Depreciation  $                                         (78,393)   $   (57,398)
Net operating loss                                            -        211,362
Loan loss provisions                                    139,400         96,900
Net unrealized gain on securities available for sale     75,942        (21,660)
                                                    -----------    -----------
                                                        136,949        229,204
Valuation allowance                                          -              -
                                                    -----------    -----------

                                                    $   136,949    $   229,204
                                                    ===========    ===========

              Income tax expenses are allocated to members of the group under the contribution to consolidated taxable income method.

NOTE 10 - SHAREHOLDERS' EQUITY

              In September 1997, the Corporation issued 993,162 common shares through a public offering, resulting in net proceeds (after deducting issuance cost) of $9,747,990. Gross proceeds were $9,931,620 and issuance costs totaled $183,630.

              During the year ended December 31, 1998, the Corporation issued 5,000 shares of common stock. Additional information is provided in Note 12.

              During the year ended December 31, 1999, an additional 100 shares of common stock were issued through the exercise of stock options that were previously granted.

NOTE 11 - RETIREMENT PLAN

              The Bank established a defined contribution employee benefit plan (401(k) plan) covering eligible employees (as defined in the Plan), whereby employees can defer a portion of their earnings. The matching contributions of the Bank are determined by the Board on an annual basis. For the year ended December 31, 1999, matching Bank contributions totaled $4,386. For the year ended December 31, 1998, there were no matching Bank contributions.

NOTE 12 - STOCK BASED COMPENSATION AND STOCK OPTION PLAN

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

              Also, the Corporation is obligated in its employment agreement to grant additional options to the Chief Executive Officer for the future purchase of 10,000 shares of common stock at $10.00 per share. These options were granted in July 1999. In 1999, 2,000 shares vested and each year thereafter 2,000 shares will vest.

                                                                     (Continued)
                                       34

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

                                                        For the years ended
                                                            December 31,
                                                      --------------------------
                                                      1999                1998
                                                      ----                ----

Net income (loss) - As reported                       $  343,109    $  (111,834)
Net income (loss) - Proforma                             311,887       (127,445)
Earnings per share - As reported                             .34           (.11)
Earnings per share - Proforma                                .31           (.13)
Earnings per share - Assuming dilution - As reported         .33           (.11)
Earnings per share - Assuming dilution - Proforma            .30           (.13)

              The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model and the minimum value method allowed by SFAS 123. The risk free interest rate used was 4.77%, the expected option life was ten years, the assumed dividend rate was zero and the expected volatility was 8.0%.

              A summary of the status of the Plan and changes during the year ended on that date is presented below:

                                                              December 31, 1999                    December 31, 1998
                                               ---------------------------------    ---------------------------------
                                                                Weighted average                     Weighted average
                                                 Shares          exercise price        Shares         exercise price
                                               ---------     -------------------    ----------    -------------------

Outstanding at beginning of year                 212,394     $             10.00            -     $                -
Granted                                           10,000                   10.00       217,894                  10.00
Forfeited or expired                              (6,400)                  10.00        (5,500)                 10.00
Exercised                                           (100)                  10.00            -                      -
                                               ---------                            ----------

Outstanding at year end                          215,894                   10.00       212,394                  10.00
                                               =========                            ==========

Options exercisable at year end                   43,175                                    -
Weighted-average fair value of options
    granted during the year                                  $             10.00                  $             10.00
Shares available for grant under the plan         34,106                                37,606



NOTE 13 - RELATED PARTY TRANSACTIONS

              Directors  and  officers  of the  Bank  are  customers  of and had transactions with the Bank in the ordinary course of business. Additional transactions may be expected to take place in the future. Included in such transactions are outstanding loans and commitments, all of which were made on comparable terms, including interest rate and collateral, as those prevailing at the time for other customers of the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features. Total loans outstanding to all officers and directors, including immediate family and business interests, at December 31, 1999 and 1998 were $1,006,481 and $1,376,226, respectively. During 1999 and 1998, new loans and advances on existing loans of $216,859 and $1,944,325 were made to this group and repayments of $586,604 and $1,589,888 were received, respectively.

              The Corporation leases office space under an operating lease from a board member. The lease currently expires in August 2000 and includes an option for one six-month extension. The minimum future lease payments required under this lease are $16,000.

NOTE 14 - LEGAL CONTINGENCIES

              From time to time, the Bank may be a party to various litigation and claims, both as plaintiff and as defendant, arising from its normal operations. At December 31, 1999, the Bank was not involved with any litigation matters.

NOTE 15 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

              Commitments  to extend  credit are  agreements  to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Commitments to extend credit, including unused lines of credit, amounted to approximately $9,497,000 and $5,695,000 at December 31, 1999 and 1998, respectively.

                                       36
                                                                     (Continued)

              Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support the financing needs of the Bank's commercial customers, and are short-term in nature. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Commitments under standby letters of credit amounted to $587,500 and $173,713 at December 31, 1999 and 1998, respectively, which were granted primarily to commercial borrowers.

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

              The carrying values and estimated fair values of the Corporation's financial instruments as of December 31, are as follows:

                                                             1999                              1998
                                                 -----------------------------    ------------------------------
                                                    Carrying        Estimated        Carrying         Estimated
                                                      amount       fair value          amount        fair value
                                                 ------------     ------------    ------------     -------------
Financial assets

    Cash and due from banks                      $  3,076,294     $  3,076,294    $    958,613     $     958,613
    Federal funds sold                              5,550,000        5,550,000       3,830,000         3,830,000
    Securities available for sale                  10,711,010       10,711,010       8,734,879         8,734,879
    Loans receivable - Net                         33,225,197       33,980,848      20,717,698        21,130,751

Financial liabilities

    Demand deposit, interest-bearing transaction
       and savings accounts                        24,189,188       24,189,188      17,580,725        17,580,725
    Certificates of deposit                        18,979,553       19,078,808       9,154,859         9,217,160
    U.S. Treasury demand notes                      1,006,427        1,006,427         331,783           331,783
    Federal funds purchased                         1,000,000        1,000,000              -                 -

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    Commitments to extend credit                    9,497,000        9,497,000       5,695,000         5,695,000
    Standby letters of credit                         587,500          587,500         173,713           173,713

              The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial statements. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors.

              The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and due from banks - The carrying amount is a reasonable estimate of fair value.

Federal funds sold - Federal funds sold are for a term of one day and the carrying amount approximates the fair value.

                                                                     (Continued)

Securities - The fair values of marketable securities held-to-maturity are based on quoted market prices or dealer quotes. For securities available-for-sale, fair value equals the carrying amount, which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Loans receivable - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Federal funds purchased, securities sold under agreements to repurchase and short-term borrowings - The carrying amount is a reasonable estimate of fair value because these instruments typically have terms of one day.

Off-balance sheet financial instruments - The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The contractual amount is a reasonable estimate of fair value for the instruments because commitments to extend credit and standby letters of credit are issued on a short-term or floating rate basis.

NOTE 17 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS

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

NOTE 18 - REGULATORY MATTERS

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

              Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1999 and 1998, that the Bank meets all capital adequacy requirements to which it is subject.

              To be categorized as well capitalized, they must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. The Bank's actual capital amounts and ratios as of December 31, 1999 and 1998 are also presented in the tables.

                                                                                                   To be well
                                                                                                capitalized under
                                                                       For capital              prompt corrective
                                         Actual                   adequacy purposes             action provisions
                                --------------------------    -------------------------     -------------------------
                                     Amount         Ratio           Amount       Ratio           Amount       Ratio
                                ------------     ---------    -------------     -------     -------------   ---------
AS OF DECEMBER 31, 1999


    Total capital
     (to risk-weighted assets)  $  6,167,000        17.3%     > $ 2,844,700       >8.0%     > $ 3,555,900    >10.0%
                                                              -                   -         -                -
    Tier I capital
       (to risk-weighted assets)   5,757,000        16.2      >   1,422,400       >4.0      >   2,133,500     >6.0
                                                              -                   -         -                 -
    Tier I capital
       (to average assets)         5,757,000        12.5      >   1,835,700       >4.0      >   2,294,700     >5.0
                                                              -                   -         -                 -

AS OF DECEMBER 31, 1998

    Total capital
       (to risk-weighted assets)$  5,623,000        23.6%     > $ 1,907,000       >8.0%     > $ 2,383,800    >10.0%
    Tier I capital

       (to risk-weighted assets)   5,338,000        22.4      >     953,500       >4.0      >   1,430,300     >6.0
    Tier I capital

       (to average assets)         5,338,000        16.7      >   1,275,800       >4.0      >   1,594,800     >5.0

NOTE 19 - CONDENSED FINANCIAL INFORMATION

              Following is condensed financial information of People's Community Capital Corporation (parent company only):

                            CONDENSED BALANCE SHEETS

                                     ASSETS

                                                                                              December 31,
                                                                                       ------------------------
                                                                                       1999                1998
                                                                                       ----                ----

Cash and due from banks                                                           $        20,962    $      1,026,247
Federal funds sold                                                                      1,030,000              80,000
Investments available for sale                                                          2,452,636           2,510,195
Investment in bank subsidiary                                                           5,752,846           5,626,039
Other assets                                                                              210,721             183,253
                                                                                  ---------------    ----------------
                                                                                  $     9,467,165    $      9,425,734
                                                                                  ===============    ================

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities                                                                       $        10,409    $          9,184
Shareholders' equity                                                                    9,456,756           9,416,550
                                                                                  ---------------    ----------------

                                                                                  $     9,467,165    $      9,425,734
                                                                                  ===============    ================
                         CONDENSED STATEMENTS OF INCOME

                                                                                           For the years ended
                                                                                             December 31,
                                                                                     ---------------------------
                                                                                      1999                  1998
                                                                                      ----                  ----

INTEREST INCOME ON INVESTMENTS                                                    $       201,435    $        176,547

MISCELLANEOUS INCOME                                                                           -               12,500
                                                                                  ---------------    ----------------
    Total income                                                                          201,435             189,047
OPERATING EXPENSES                                                                         63,811             154,108
                                                                                  ---------------    ----------------
    Income before income taxes and equity in undistributed
       net income (loss) of Bank                                                          137,624              34,939
PROVISION (BENEFIT) FOR INCOME TAXES                                                       33,032              (5,121)
                                                                                  ---------------    ----------------
                                                                                          104,592              40,060
EQUITY IN UNDISTRIBUTED NET INCOME (LOSS)

    OF BANK SUBSIDIARY                                                                    238,517            (151,894)
                                                                                  ---------------    ----------------

NET INCOME (LOSS)                                                                 $       343,109    $       (111,834)
                                                                                  ===============    ================

                                                                     (Continued)
                                       40

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                           For the years ended
                                                                                                December 31,
                                                                                      -------------------------------
                                                                                            1999              1998
                                                                                      -------------     -------------


OPERATING ACTIVITIES
    Net income (loss)                                                                 $     343,109     $    (111,834)
    Adjustments to reconcile net income (loss) to net cash
       provided by (used for) operating activities
          Equity in undistributed net (income) loss of the bank subsidiary                 (238,517)          151,894
          Depreciation and amortization                                                       3,672             6,917
          Increase in other assets                                                          (10,903)          (29,973)
          (Decrease) increase in other liabilities                                            1,225           (45,983)
                                                                                      -------------     -------------
              Net cash provided by (used for) operating activities                           98,586           (28,979)
                                                                                      -------------     -------------
INVESTING ACTIVITIES

    Maturities and calls of securities                                                    1,522,866                -
    Net (increase) decrease in federal funds sold                                          (950,000)        2,930,000
    Purchase of securities available for sale                                            (1,500,000)       (2,503,930)
    Sale of short-term investments                                                               -            716,609
    Purchase of property and equipment                                                      (20,237)         (139,500)
                                                                                      -------------     -------------
              Net cash provided by (used by) investing activities                          (947,371)        1,003,179
                                                                                      -------------     -------------
FINANCING ACTIVITIES

    Proceeds from sale of stock - Net                                                         1,000            37,500
    Purchase of treasury stock                                                             (157,500)               -
                                                                                      -------------     -------------
              Net cash provided by (used for) financing activities                         (156,500)           37,500
                                                                                      -------------     -------------
              Net increase (decrease) in cash and cash equivalents                       (1,005,285)        1,011,700
CASH AND CASH EQUIVALENTS,

    BEGINNING OF PERIOD                                                                   1,026,247            14,547
                                                                                      -------------     -------------
CASH AND CASH EQUIVALENTS,
    END OF PERIOD                                                                     $      20,962      $  1,026,247
                                                                                      =============     =============


                                    DIRECTORS

People's Community              People's Community       People's Financial
Capital Corporation             Bank of S.C.             Services, Inc.
Raymond D. Brown                Raymond D. Brown         Alan J. George
Alan J. George                  Alan J. George           Anthony E. Jones
Margaret Holley-Taylor          Margaret Holley-Taylor   Tommy B.Wessinger, Chairman
Anthony E. Jones                Anthony E. Jones
James D. McNair                 James D. McNair
Clark D. Moore,  M.D.           Clark D. Moore,  M.D.
Russell D. Phelon               Russell D. Phelon
Donald W. Thompson              Donald W. Thompson
John B. Tomarchio,  M.D.        John B. Tomarchio,  M.D.
Tommy B. Wessinger, Chairman    Tommy B. Wessinger, Chairman

                                    OFFICERS

EXECUTIVE OFFICERS                                EXECUTIVE OFFICERS
People's Community Capital Corporation            People's Community Bank of S.C.
Tommy B. Wessinger, Chm & CEO                     Tommy B. Wessinger, Chm & CEO
James D. McNair, Vice Chairman                    James D. McNair, Vice Chairman
Alan J. George, President & COO                   Alan J. George, President & COO
Jean H. Covington, CFO & Controller               Jean H. Covington, CFO & Controller
                                                  Charles E. Harmon, EVP - Credit
                                                  L.Stephen Lineberry, SVP Operations

EXECUTIVE OFFICERS                                OFFICERS
People's Financial Services, Inc.                 People's Community Bank of S.C.
Tommy B. Wessinger, Chm, Pres & CEO               H. Stanley Price, Vice President
Jean H. Covington, CFO                            Dale G. Slack, Vice President
                                                  Harriett H. Wood, Vice President
                                                  Marie McKinnon, Operations Officer
                                                  Wendy Fitzgerald, Loan Officer

                                    LOCATIONS

Aiken Main Banking Center                         North Augusta Banking Center
1715 Whiskey Road                                 518 Georgia Avenue
Aiken, South Carolina 29803                       North Augusta, South Carolina 29841
(803) 641-BANK (2265)                             (803) 819-3030

Aiken Downtown Banking Center / Operations Center People's Community Capital Corp.
106A Park Avenue SW                               106A Park Avenue SW
Aiken, South Carolina 29801                       Aiken, South Carolina 29801
(803) 641-0142                                    (803) 641-0142

                                 CORPORATE DATA

ANNUAL MEETING

The Annual Meeting of the Shareholders of People's Community Capital Corporation will be held at 11:00 a.m. on Thursday, April 27, 2000 at the North Augusta Community Center located at 495 Brookside Avenue, North Augusta, South Carolina.

CORPORATE OFFICE:                      GENERAL COUNSEL:

106A Park Avenue SW                    Nelson, Mullins, Riley & Scarborough, LLP
Aiken, South Carolina 29801            First Union Plaza
(803) 641-0142                         999 Peachtree Street, Suite 1400
(803) 641-7555 Fax                     Atlanta, Georgia 30309

STOCK TRANSFER AGENT:                  INDEPENDENT AUDITORS:

First Citizens Bank                    Elliott, Davis & Company, LLP
P.O. Box 29                            P.O. Box 429
Columbia, South Carolina 29202         Greenwood, South Carolina 29648

STOCK INFORMATION:

The Company's stock trades under the symbol "PPLM" on the Nasdaq Over-the-Counter Market. Trading and quotations of the common stock have been limited and sporadic. Management is not aware of the prices at which all shares of stock have been traded. The ranges of prices known to management are $8.75 to $11.50. As of December 31, 1999, there were approximately 661 record certificate holders. The market makers in the Company's stock are Edgar M. Norris & Company, Inc. and IJL -Wachovia, Inc.

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