Form 10KSB, Exhibit 13
period 2000-12-31
PEOPLES COMMUNITY CAPITAL CORP
filed 2001-04-02
CIK 1037249

EXHIBIT 13 - PEOPLE'S COMMUNITY CAPITAL CORPORATION 2000 ANNUAL REPORT

                              125 Park Avenue, N.W.

                              Aiken, South Carolina

                                    LOGO HERE

                              OUR MISSION STATEMENT

           "To provide a full array of financial services and products

          - in a manner that consistently exceeds customer expectations

            - through a delivery system consisting of well-trained,
                           highly motivated associates

             - supported by state of the art technology and systems

            - that create a partnership with the communities we serve

         - that will enhance profitability and build shareholder value."

                                TABLE OF CONTENTS

                    4. Letter to Shareholders and Customers

                           5. Selected Financial Data

                    6. Management's Discussion and Analysis

             19. Report of Independent Certified Public Accountants

                        20. Consolidated Balance Sheets

                     21. Consolidated Statements of Income

              22. Consolidated Statements of Comprehensive Income

              23. Consolidated Statements of Shareholders' Equity

                   24. Consolidated Statements of Cash Flows

                 25. Notes to Consolidated Financial Statements

                     42. Directors, Officers and Locations

                               43. Corporate Data

TO OUR SHAREHOLDERS AND CUSTOMERS:

         The year 2000 marked the third year of operations for your company. At year end, total assets reached $61.8 million, a 13% increase from December 31, 1999. Net loans grew to $40.1 million, a 21% increase, and deposits grew to $51.0 million, an 18% increase. The Company became cumulatively profitable in the first quarter of 2000, our 29th month of operation. Earnings for 2000 totaled $876,976 before taxes and $566,623 after taxes, or $.56 per share.

           During the second quarter of 2000, we began offering internet banking services to our customers which increased access to their accounts as well as the ability to pay bills on the internet. 2000 also marked the first full year of operation of our brokerage company. I feel both of these initiatives will produce non-interest income for your company and at the same time offer additional financial services to our customers.

           During 2000, the Company began construction on its main office located in downtown Aiken which will bring in additional business from the downtown area. We expect to hold our shareholders' meeting on May 17th in the new building. During 2000, the Company continued repurchasing our stock, and we had repurchased 39,749 shares, or 4% of outstanding shares as of December 31, 2000. On January 23, 2001, your Board of Directors approved our first stock dividend of 5% payable March 1, 2001 to shareholders of record on February 15, 2001.

           We plan to expand our banking market during 2001 and have plans to open an additional banking center this year.

           On March 26, 2001, the Company employed Thomas H. Lyles as President and Chief Operating Officer of our bank replacing Alan George. Mr. George will direct his energy and time to developing our internet business and our brokerage business and will serve as Vice Chairman to the Bank. Mr. Lyles was previously Executive Vice President, Corporate Secretary, and Board Member of Carolina Southern Bank in Spartanburg, South Carolina, a $200 million community bank, which began operating in 1989. He has over 28 years of banking experience and holds a Master's Degree in Business Administration from the University of South Carolina.

           I am proud of the success of your company and now believe we have the resources to take your company to the next stage in developing our franchise.

           With your help and support, we are confident that 2001 and beyond will prove successful for your company. I welcome your comments and suggestions.

TOMMY B. WESSINGER
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                             SELECTED FINANCIAL DATA


         T he selected financial data has been derived from the consolidated financial statements that have been audited by Elliott, Davis, & Company, LLP, independent accountants. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                              AT OR FOR THE YEAR ENDED DECEMBER 31,

                                                          2000             1999             1998        1997
                                                   ----------------  ---------------    -----------   --------------
EARNINGS
       Interest income                            $  4,561,994      $  3,218,635     $  2,051,929    $   326,757
       Interest expense                              1,840,179         1,101,090          764,956         80,815
       ---------------------------------------------------------------------------------------------------------
       Net interest income                           2,721,815         2,117,545        1,286,973        245,942
       Provision for loan losses                       250,009           126,383          225,000         60,000
       Non-interest income                             357,795           294,685          183,230          9,504
       Non-interest expense                          1,952,625         1,714,803        1,457,244        635,004
       Income (loss) from operations                   876,976           571,044         (212,041)      (439,558)
       Income tax expense (benefit)                    310,353           227,935         (100,207)      (149,963)
       ----------------------------------------------------------------------------------------------------------
       Net income (loss )                              566,623           343,109         (111,834)      (289,595)
       Net income (loss) per primary share         $       .56       $       .33      $      (.11)   $      (.28)

AVERAGE BALANCES

       Assets                                      $57,480,841       $43,772,087      $30,793,001    $ 6,076,468
       Deposits                                     47,198,486        33,910,831       21,191,532      2,022,424
       Loans                                        38,567,739        26,402,721       12,036,978        490,257
       Earning assets                               53,440,144        39,983,682       26,897,475      5,296,209
       Shareholders' equity                       $  9,695,314       $ 9,440,307      $ 9,346,672    $ 3,744,872

BALANCE SHEET DATA

       Assets                                      $61,841,536       $54,794,787      $36,539,413    $21,270,967
       Deposits                                     51,033,831        43,168,741       26,735,584     11,705,622
       Net loans                                    40,080,422        33,225,197       20,717,698      3,889,163
       Earning assets                               57,977,471        49,726,109       33,555,828     18,817,865
       Shareholders' equity                          9,896,093         9,456,756        9,416,550      9,460,606
       Book value per share                    $         10.32   $          9.62      $      9.43    $      9.53
       Shares outstanding                              958,513           983,262          998,162        993,162


KEY RATIOS

       Return on average assets                            .99%              .78%            (.36%)        (4.77%)
       Return on average

           shareholders' equity                           5.84%             3.63%           (1.20%)        (7.73%)
       Average equity to average assets                  16.87%            21.57%            30.35%         61.63%
       Risk-based capital (Bank only):
          Tier 1                                         14.77%            16.19%            22.39%         70.00%
          Total                                          16.02%            17.34%            23.59%         71.00%
       Average loans to deposits                         81.71%            77.86%            56.80%         24.24%


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OFOPERATIONS

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

         The second banking center located in Aiken was opened on September 8, 1998 in leased offices that also are the headquarters of the holding company. Land has been purchased in downtown Aiken for the construction of a permanent banking center office. It is expected that headquarters will have moved to the new location by the time of the Annual Shareholders' Meeting. Construction of the office began in September 2000. A construction contract was awarded to R.D. Brown Contractors of North Augusta, South Carolina for $1,085,435. Raymond Brown is a director of the Company and the Bank. The cost of the land and preliminary construction costs through December 31, 2000 was approximately $725,000. Two options for the purchase of additional contiguous property for use as parking lots were exercised in the fourth quarter of 2000. The cost of the land is included in the $725,000.

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

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                 EARNINGS REVIEW

         People's Community Capital Corporation is a one bank holding company. Principal banking operations of our only bank subsidiary commenced on September 22, 1997. Our first quarterly profit was recorded in the fourth quarter of 1998. We became cumulatively profitable in February 2000, our 29th month of operations.

         Our net income for the year ended December 31, 2000 was $566,623 compared to $343,109 for the year ended December 31, 1999. Income per share was $.56 for 2000 compared to $.33 per share for 1999. In the fourth quarter of 2000, we recorded a profit of $163,413, or $.16 per share. The profit for the same period in 1999 was $94,853, or $.09 per share. The variance in performance between the two periods is directly attributable to our growth curve as we have attracted more deposits and increased our earning assets. The return on average assets for 2000 and 1999 was

0.99% and 0.78%, respectively, and return on average equity was 5.84% and 3.63%, respectively. In January 2001, we declared our first dividend, a 5% stock dividend to shareholders of record on February 15, 2001 with payment date of March 1, 2001. The following is a brief discussion of the more significant components of net income.

Net Interest Income

         GENERAL. The largest component of our net income is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities. Net interest income totaled $2,721,815 in 2000, compared with $2,117,545 in 1999. Net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 3.92% in 2000 as compared to 4.11% in 1999. The primary reason for the decrease was the higher cost of attracting deposits in a rising interest rate environment. Rates paid on deposits increased more quickly than did rates earned on assets. During 2000, loans represented 72.2% of the average earning assets as compared to 66.0% in 1999. Loans typically provide a higher yield than other types of earning assets.

         AVERAGE BALANCES, INCOME, EXPENSES, AND RATES. The following presents, in a tabular form, average balance sheets that highlight the main components of interest earning assets and interest bearing liabilities, on an annualized basis, for the years ended December 31, 2000 and 1999. Yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

                  AVERAGE BALANCES, INCOME, EXPENSES AND RATES

                                   2000             2000         2000           1999               1999          1999
                                  Average         Income/      Yield/         Average            Income/         Yield/
      ASSETS                      Balance         Expense       Rate          Balance           Expense          Rate
                                 ---------       ---------     ---------      ---------         ---------      ---------

Federal funds sold             $ 4,230,931     $   273,431      6.46%         $  3,885,172     $   194,278      5.00%
Short-term investments               5,574             389      6.98%                    -               -          -
Securities                      10,635,900         673,149      6.33%            9,695,789         598,982      6.18%
Loans                           38,567,739       3,615,025      9.37%           26,402,721       2,425,375      9.19%
                              ------------       ---------                    ------------       ---------
Total earning assets            53,440,144       4,561,994      8.54%           39,983,682       3,218,635      8.05%
Cash and due from banks          1,715,305                                       1,526,447
Premises and equipment           1,731,072                                       1,694,986
Other assets                     1,080,961                                         910,399
Allowance for loan losses         (486,641)                                       (343,427)
                              ------------                                     -----------
     Total assets              $57,480,841                                     $43,772,087
                               ===========                                     ===========

     LIABILITIES & EQUITY Interest-bearing deposits:

Transaction accounts             6,636,909          83,977      1.27%            4,929,384          55,875      1.13%
Money market accounts            9,967,761         413,314      4.15%            9,204,213         349,423      3.80%
Savings deposits                   819,577          19,729      2.41%              590,426          14,295      2.42%
Time deposits                   21,984,809       1,297,594      5.90%           12,866,048         665,713      5.17%
                                ----------    ------------                   -------------         -------
     Total int-bearing deposits 39,409,056       1,814,614      4.60%           27,590,071       1,085,306      3.93%
Interest-bearing borrowings        420,877          25,565      6.07%              332,703          15,784      4.74%
                              ------------     -----------                   -------------      ----------
     Total int-bearing liabilities39,829,933     1,840,179      4.62%           27,922,774       1,101,090      3.94%
Demand deposits                  7,789,430                                       6,320,760

                                       7


Other liabilities                  166,164                                          88,246
Shareholders' equity             9,695,314                                       9,440,307
                              ------------                                    ------------
Total liabilities and share-
     holders' equity           $57,480,841                                     $43,772,087
                               ===========                                     ===========
Net interest spread                                             3.92%                                           4.11%
Net interest income/margin                      $2,721,815      5.09%                           $2,117,545      5.30%
                                                ==========                                      ==========


         All loans and deposits are domestic. The effect of loans in non-accrual status at any point in the periods presented is not significant to the computations.

           ANALYSIS OF CHANGES IN NET INTEREST INCOME. The following table sets forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 1999 to 2000 and from 1998 to 1999.

                                                  2000  COMPARED  TO 1999               1999 COMPARED TO 1998
                                                  -----------------------             -----------------------
                                                  Variance Due to                             Variance Due to
                                        Volume          Rate            Net          Volume         Rate       Net
                                        ------          ----            ---          ------         ----       ---
EARNING ASSETS

     Loans                             $1,120,227     $ 69,422     $1,189,649    $ 1,389,244    $(129,373)  $1,259,871
     Securities                            58,214       15,954         74,168         (5,465)      (6,787)    (12,252)
     Federal funds sold                    17,381       61,772         79,153        (55,402)     (15,152)    (70,554)
     Other short-term investments             389            0            389        (10,359)           0     (10,359)
                                      -----------     --------      ---------      ---------    ---------   ---------
             Total earning assets       1,196,211      147,148      1,343,359      1,318,018     (151,312)  1,166,706
                                      -----------     --------      ---------      ---------    ---------   ---------

INTEREST-BEARING LIABILITIES

     Transaction accounts                  18,810        9,292         28,102         38,226      (28,097)     10,129
     Money market accounts                 29,004       34,887         63,891        121,056      (62,589)     58,467
     Savings deposits                       5,515          (82)         5,433          8,862         (413)      8,449
     Time deposits                        471,392      160,489        631,881        294,125      (43,745)    250,380
     Other short-term borrowings           10,287         (505)         9,782          9,907       (1,198)      8,709
                                      -----------     --------      ---------     ----------    ---------   ---------
             Total interest-bearing
                    liabilities           535,008      204,081        739,089        472,176     (136,042)    336,134
                                      ------------    --------      ---------     ----------    ---------   ---------

NET INTEREST INCOME                    $  661,203     $(56,933)    $  604,270      $ 845,842   $  (15,270)   $830,572
                                       ==========     =========    ==========      =========   ==========   =========


         LIQUIDITY AND INTEREST RATE SENSITIVITY. Asset/liability management is the process by which we monitor and control the mix and maturities of our assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates.

           Primary sources of liquidity for us are a stable base of deposits, scheduled repayments on our loans, and interest and maturities on our investments. All of our securities have been classified as available for sale. If necessary, we might sell a portion of our investment securities in connection with the management of our interest sensitivity gap or to manage liquidity. We may also utilize our cash and due from banks and federal funds sold to meet liquidity needs. Additionally, we have unsecured lines of credit with two banks in the amount of $1,800,000 each, on which no borrowings have been drawn, that can be utilized if needed. Also, our Bank is a member of the Federal Home Loan Bank where credit facilities may be accessed. We believe that our liquidity and ability to manage assets will be sufficient to meet our cash requirements over the near future.

           One monitoring technique employed by us is the measurement of our interest sensitivity "gap", which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. We generally would benefit from increasing market rates of interest when we have an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when we are liability-sensitive.

           At December 31, 2000, we were liability-sensitive over the three month and twelve month time frames and asset-sensitive after one year. However, our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

           The following table presents our rate sensitivity at each of the time intervals indicated as of December 31, 2000. The table may not be indicative of our rate sensitivity position at other points in time.

                          INTEREST SENSITIVITY ANALYSIS

                                         Within        After three but    After one but        After
                                          Three         within twelve      within five         five
                                         Months            months             years            years             Total
                                         ------            ------             -----            -----             -----
                                                               (Dollars in Thousands)
Interest-earning assets:
  Cash at FHLB                        $         7     $       ----       $      ----      $      ----     $          7
  Federal funds sold                        5,500             ----              ----             ----            5,500
  Investment securities                       110             ----            10,249              493           10,852
  Short-term investments                      999             ----              ----             ----              999
  Loans                                    12,063            3,527            21,859            3,170           40,619
                                       ----------        ---------          --------       ----------        ---------
Total interest-earning assets              18,679            3,527            32,108            3,663           57,977

Interest-bearing liabilities:
  Transaction accounts                      6,817             ----              ----             ----            6,817

  Money market accounts                    10,801             ----              ----             ----           10,801
  Savings deposits                            898             ----              ----             ----              898
  Time deposits                             6,554           12,463             5,321             ----           24,338
                                       ----------        ---------          --------       ----------        ---------
Total interest-bearing deposits            25,070           12,463             5,321             ----           42,854
  Other borrowings                            345             ----              ----             ----              345
                                       ----------        ---------          --------       ----------        ---------
Total interest-bearing liabilities       $ 25,415        $  12,463           $ 5,321       $     ----          $43,199

Period gap                                $(6,736)       $  (8,936)          $26,787       $    3,663          $14,778
Cumulative gap                            $(6,736)       $ (15,672)          $11,115       $   14,778          $14,778

Ratio of cumulative gap to total
earning assets                             (11.62)%         (27.03)%           19.17%           25.49%


Provision and Allowance for Loan Losses

           We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential credit problems. Management's judgment about the adequacy of the allowance is based on a number of assumptions about future events which we believe to be reasonable, but which may or may not be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses as estimated at any point in time.

           Additions to the allowance for loan losses, which are expenses to the provision for loan losses on our income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. We do not allocate the allowance for loan losses to specific categories of loans but evaluate the adequacy on an overall portfolio basis utilizing a risk grading system.

           At December 31, 2000 and 1999, the allowance for loan losses was $572,000 and $410,000, respectively. This represents 1.41% and 1.22% of outstanding loans at December 31, 2000 and 1999, respectively. In 2000, our Bank charged off $88,009 of loans, net of recoveries. Net charge-offs for 1999 were $1,383. The provision for loan losses was made based on management's assessment of general loan loss risk and asset quality. Below is an analysis of the Allowance for Loan Losses for 2000 and 1999.

                            ALLOWANCE FOR LOAN LOSSES

                                                       Year Ended December 31
                                                       ----------------------
                                                        2000       1999
                                                        ----       ----

Average loans outstanding (all domestic)          $38,567,739    $26,402,721

Allowance, beginning of year                         $410,000       $285,000
Charge-offs                                            88,241          1,403
Recoveries                                                232             20
Net charge-offs                                        88,009          1,383
Provision for loan losses                             250,009        126,383
                                                    ---------      ---------
Allowance, end of year                               $572,000       $410,000

Net charge-offs to average loans                        0.23%          0.00%
Allowance as percent of total loans                     1.41%          1.22%
Non-performing loans as percent of total loans          0.12%           ----


           Accrual of interest is discontinued on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in non-accrual status when it becomes 90 days or more past due. At the time the loan is placed in non-accrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported net income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. There were $47,974 of non-accrual loans at December 31, 2000. There were no non-accrual or non-performing loans at December 31, 1999. Accruing loans delinquent past 90 days totaled $140,779 at December 31, 2000 and were $0 at December 31, 1999.

Non-interest Income

         Non-interest income for the year ended December 31, 2000 was $357,795 compared to $294,685 for 1999. Of this total, $241,090 represented service charges on deposit accounts compared to $200,025 in 1999. The increase in service charge income was primarily the result of growth in deposit accounts and related deposit account fees. Of the $116,705 of other income, $52,029 was revenue generated by the financial services subsidiary of our Bank. As the subsidiary had only started in December of 1999, there was no comparable revenue from that activity for 1999. The remaining $64,676 of other non-interest income was primarily income generated from other fees charged. The comparable amount for 1999 was $94,660, the largest component of which was brokered mortgage origination fee income of $42,221. Brokered mortgage origination fees only amounted to $17,833 in 2000.

Non-interest Expense

         Non-interest expense increased from $1,714,803 for the period ended December 31, 1999 to $1,952,625 for the year ended December 31, 2000. The majority of the expense in 2000 and 1999 was salaries and benefits of $1,075,229 and $1,000,056, respectively. The increase of $75,173 is primarily due to normal merit increases, the salary of subsidiary staff added late in 1999, and an increase in matching on associate deferrals to the 401k profit sharing plan. Occupancy and equipment expenses increased from $206,380 to $241,554 mainly due to depreciation on furniture and equipment purchases and increased costs of maintaining and repairing equipment. Consulting and professional fees increased from $68,315 to $106,150 primarily due to more general audits contracted with consultants and from a full year of expense associated with directors fees that commenced in August 1999. General operating expenses increased from $273,632 to $327,250 primarily due to cost increases from our data processing vendor, costs associated with internet banking introduced in April 2000, and the costs associated with our Bank's financial services subsidiary. Other expense increased from $101,810 to $133,067 primarily due to increased levels of advertising. Refer to the Statements of Income for the primary components of non-interest expense for the years ended December 31, 2000 and 1999.

                              BALANCE SHEET REVIEW

         Total consolidated assets grew to $61,841,536 at December 31, 2000 from $54,794,787 at December 31, 1999, an increase of $7,046,749 which is well below the increase in the prior year of $18,255,374, our Bank's second full year of operations. The increase was generated primarily through a corresponding $7,865,090 increase in deposits. Average assets for 2000 were $57,480,841 as compared to average assets of $43,772,087 in 1999.

Earning Assets

         LOANS. Loans typically provide higher yields than the other types of earning assets, and as such should normally comprise the largest portion of earning assets. Average earning assets were $53,440,144 in 2000, 34% above the $39,983,682 average in 1999. Average total loans of $38,567,739 in 2000 and $26,402,721 in 1999 represented 72.2% and 66.0% of average earning assets for the respective years. Net loans outstanding increased $6,855,225 from December 31, 1999 to December 31, 2000, which was a decrease compared to the loan growth for the previous year of $12,507,499. Loan growth is not typically expected to grow in a start-up bank at the same rates experienced in the initial year or two of operations.

         The principal components of our loan portfolio, at year end 2000 and 1999, were real estate loans comprising a combined 75.7% and 80.6% of total loans, respectively. The following table shows the composition of the loan portfolio by category.

                                  LOANS

                                                          December 31, 2000        December 31, 1999
                                                          -----------------        -----------------
                                                       Amount         Percent       Amount       Percent
                                                       ------         -------       ------       -------

         Commercial, financial and agricultural       $  7,266,130      17.9%  $   3,878,990      11.6%
         Real estate:
              Mortgage - residential                    13,700,785      33.7%     10,985,575      32.7%
              Mortgage - commercial                     16,125,646      39.6%     15,112,891      44.9%
              Other                                        986,590       2.4%      1,026,358       3.0%
         Consumer                                        2,588,111       6.4%      2,454,135       7.3%
         Other                                              10,879        .0%        177,248        .5%
                                                      ------------    -------  -------------   --------
                    Total loans                         40,678,141     100.0%     33,635,197     100.0%
         Allowance for loan losses                        (572,000)                 (410,000)
         Unearned fees                                     (25,719)                        0
                                                      ------------               -----------
                    Total net loans                    $40,080,422               $33,225,197
                                                       ===========               ===========


         In the context of this discussion, a "real estate loan" is defined as any loan secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in our market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Also, due to the short term the loan portfolio has existed, the current portfolio may not be indicative of the ongoing portfolio mix.

          The repayment of loans in the loan portfolio as they mature is also a source of liquidity for us. The following table sets forth our loans maturing within specified intervals at December 31, 2000.

                  LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN
                            INTEREST RATES AT DECEMBER 31, 2000

                                                             Over One Year
                                           One Year            Through         Over
                                            or Less          Five Years       Five Years         Total
                                           --------          -------------    ----------         -----

Commercial, financial and agricultural      $ 1,675,702     $  5,365,694    $   224,734      $  7,266,130
Real estate                                   4,311,071       17,324,005      9,177,945        30,813,021
Consumer and other                              527,539        1,794,352        277,099         2,598,990
                                            -----------     ------------    -----------      ------------
                                             $6,514,312      $24,484,051     $9,679,778       $40,678,141
                                             ==========      ===========     ==========       ===========
Loans maturing after one year with:
     Fixed interest rates                                                                     $28,155,529
     Floating interest rates                                                                    6,008,300
                                                                                             ------------
                                                                                              $34,163,829

         The information presented in the above table is based on the contractual maturities of the individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

         INVESTMENT SECURITIES. Average total investment securities were $10,635,900 for 2000 as compared to $9,695,789 in 1999 and represented 19.9% and 24.2% of average earning assets for the respective years. At December 31, 2000, our investment securities portfolio balance was $10,852,109, compared to the balance at December 31, 1999 of $10,711,010. All securities were designated as available for sale and were recorded at estimated fair value. We primarily invest in U.S. Government agencies with maturities up to five years and also own stock in the Federal Home Loan Bank. Contractual maturities and yields on our investments at December 31, 2000 are shown on the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

             INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS

                                                           After one
                                No    Within               but within                   Over
                           Maturity  one year    Yield    five years      Yield       five years     Yield
                           --------  --------    -----   ------------     -----       ----------     -----

U.S. Government agencies     ---         ---      ---     $10,299,639     6.29%       $500,000      6.05%
                                                          ===========     =====       ========      =====
FHLB Stock              $109,900
                        ========

           OTHER INVESTMENTS. Other investments, which consist primarily of federal funds sold and securities purchased under agreements to resell, averaged $4,236,505 in 2000 compared to $3,885,172 in 1999. At December 31, 2000, other investments totaled $5,500,000 in federal funds sold. This typically represents a major source of our liquidity and is generally invested on an overnight basis. Other investments earned an average yield of 6.46% for the year.

Deposits and Other Interest-Bearing Liabilities

         DEPOSITS. Our primary source of funds for loans and investments is our deposits. Average total deposits were $47,198,486 in 2000, compared to $33,910,831 during 1999. Average interest-bearing deposits were $39,409,056 in 2000, compared to $27,590,071 in 1999, an increase of 42.8%. The growth is attributed to an 18.3% increase in transaction (NOW), money market and savings accounts and a 70.9% increase in time deposits. Since the majority of our deposit growth was in the higher cost time deposits, the average cost of funds increased as a percentage in 2000. The average rate paid on interest-bearing deposits in 2000 was 4.60% compared to 3.93% in 1999. In pricing deposits, we consider our liquidity needs, the direction and levels of interest rates, and local market conditions. As such, higher rates were paid in 2000 in keeping with higher market rates. The prime rate of interest increased a full percentage point from the end of 1999 to the end of 2000.

         The following table sets forth our deposits by category at December 31, 2000 and 1999.


                              DEPOSITS BY CATEGORY

                                                December 31,  2000                     December 31, 1999
                                               -------------------                   -------------------
                                                             Percent                           Percent
                                              Amount        of  Total         Amount          of Total
                                             ------        ----------         -------         --------

Demand deposit accounts                   $  8,179,075         16.0%       $  6,672,434           15.5%
NOW accounts                                 6,817,201         13.4%          6,174,378           14.3%
Money market accounts                       10,801,282         21.1%         10,642,301           24.6%
Savings accounts                               897,959          1.8%            700,075            1.6%
Time deposits less than $100,000            16,385,894         32.1%         12,125,219           28.1%
Time deposits of $100,000 or over            7,952,420         15.6%          6,854,334           15.9%
                                          ------------       -------      -------------         -------

Total deposits                             $51,033,831        100.0%        $43,168,741          100.0%
                                           ===========        ======        ===========          ======


           Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $43,081,411 and $36,314,407 at December 31, 2000 and 1999, respectively. The maturity distribution of our time deposits of $100,000 or more at December 31, 2000 is shown in the following table.

      MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31, 2000

        Three months or less                                 $2,187,185
        Over three through six months                         1,704,453
        Over six through twelve months                        2,394,170
        Over twelve months                                    1,666,612
                                                            -----------
        Total                                                $7,952,420
                                                             ==========

           Large time deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposit obtained through brokers. These brokered deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, we do not currently accept brokered deposits.

           BORROWED FUNDS. Borrowed funds consisted primarily of short-term borrowings provided through a U.S. Treasury demand note associated with a treasury tax and loan account. These borrowings averaged $409,918 for 2000 at an average rate of 6.01%. The balance outstanding at December 31, 2000 was $344,631. In addition, at the very beginning of the year, we still had borrowed funds of $1,000,000 at a rate of 5.64% from a correspondent bank through a security sale with agreement to repurchase. This borrowing had been made in 1999 for Y2K liquidity purposes and was repaid in the first week of January 2000. There were no other borrowings during the year.

           We have an unsecured line of credit available on a one to fourteen day basis with a bank for $1,800,000. In addition, we also have an unsecured fed funds line available from another bank for $1,800,000. Credit is also available through our Bank's membership with the Federal Home Loan Bank of Atlanta. No borrowings have been made from any of these sources as of December 31, 2000.

Capital

         The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. Because our holding company has less than $150 million in assets, it is not currently subject to these guidelines. However, our Bank falls under these rules as set per bank regulatory agencies.

         Under the capital adequacy guidelines, capital is classified into two tiers. Tier 1 capital consists of common stockholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. The qualifying capital base for purposes of the risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. Our Bank is also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

         Our Bank exceeded the minimum capital requirements set by the regulatory agencies at December 31, 2000 and 1999. Below is a table that reflects the leverage and risk-based regulatory capital ratios of our Bank at December 31, 2000 and 1999.

                               ANALYSIS OF CAPITAL

                                         Required                      Actual
                                          Amount         Percent       Amount      Percent
                                         --------        ------        ------      -------

AT DECEMBER 31, 2000
         Tier 1 capital                $1,674,000         4.0%       $6,180,000        14.77%
         Total capital                 $3,347,000         8.0%       $6,704,000        16.02%
         Tier 1 leverage ratio         $2,305,000         4.0%       $6,180,000        10.73%

AT DECEMBER 31, 1999
         Tier 1 capital                $1,422,000         4.0%       $5,757,000        16.19%
         Total capital                 $2,845,000         8.0%       $6,167,000        17.34%
         Tier 1 leverage ratio         $1,836,000         4.0%       $5,757,000        12.54%

            We believe that capital is sufficient to fund the activities of our Bank's normal operations in the near future, and that our Bank will generate sufficient income from operations to fund activities on an on-going basis. Our holding company still retains capital to fund activities which may from time to time be considered appropriate investments of capital at some point in the future.

         As of December 31, 2000, construction had begun on the new corporate office and main branch in downtown Aiken. A contract was signed with R.D. Brown Contractors of North Augusta for $1,085,435. Total estimated cost of the project is estimated to be $1,400,000. Total costs for land and construction through December 31, 2000 was approximately $725,000. The project will be funded with available cash. There were no other significant firm commitments outstanding for capital expenditures.

           Our board of directors has approved approximately 100,000 shares of our stock to be purchased as treasury stock. During the first quarter of 2000, we purchased 5,000 shares of our outstanding stock at $9.75 per share to hold as treasury stock. In the second quarter, we purchased another 5,637 shares at $8.00 per share. In the third quarter, we purchased 14,112 shares at $8.00 per share, all of which were sold to us by Alan George, our President and Chief Operating Officer, which transaction was in accordance with the share purchase authorized by our board of directors. The total purchase price of the shares acquired in 2000 was $206,742. The treasury stock was purchased for possible utilization in connection with our stock option plan. In January 2001, another 8,000 shares were purchased at $9.00 per share bringing the total number of shares purchased to 47,749 at a total cost of $436,242, with an average cost of $9.13 per share. Fifteen thousand (15,000) shares were purchased in 1999.

           In January 2001, our board of directors approved a 5% stock dividend to be paid to shareholders of record as of February 15, 2001 with payment date of March 1, 2001. The issuance of this stock dividend will have no effect on our total capital, although it will decrease the book value per share and earnings per share since the number of shares outstanding will be increased.

                              LIQUIDITY MANAGEMENT

           Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control.

         At December 31, 2000, our liquid assets, consisting of cash and due from banks and federal funds sold, amounted to $7,103,996, representing 11.5% of total assets. Investment securities and short-term investments amounted to $11,851,137, representing 19.2% of total assets; these securities and investments provide a secondary source of liquidity since they can be converted into cash in a timely manner. Our ability to maintain and expand our deposit base and borrowing capabilities also serves as a source of liquidity.

         We plan to meet future cash needs through the liquidation of temporary investments, maturities of loans and investment securities, and generation of deposits. In addition, our Bank maintains a line of credit from its correspondent bank in the amount of $1,800,000 and a fed funds line from another bank in the amount of $1,800,000. Our Bank is also a member of the Federal Home Loan Bank from which application for borrowings can be made for leverage purposes, if so desired. Management believes that our existing stable base of core deposits along with continued growth in this deposit base will enable us to successfully meet our long term liquidity needs.

                               IMPACT OF INFLATION

           Unlike most industrial companies, the assets and liabilities of financial institutions such as ours are primarily monetary in nature. Therefore, interest rates have a more significant effect on our performance than do the effects of changes in the general rate of inflation and changing prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those that may result from inflation.

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

         From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect us.

                           FORWARD-LOOKING INFORMATION

           This Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements appear in a number of places in this Report and include all statements that are not historical statements of fact regarding the intent, belief, or current expectations of our Company or its directors or its officers with respect to, among other things: (i) our financing plans; (ii) trends affecting our financial condition or results of operations; and (iii) our growth and operating strategies. Words such as "may," "would," "could," "will," "expect," "estimate," "anticipate," "believe," "intend," and "plans" are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond our control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions, and factors that may affect operating results, performance, and financial condition are our ability to continue and manage our growth, fluctuations in our quarterly results, competition, and other factors discussed herein and in our filings with the Securities and Exchange Commission, including the "Risk Factors" section of our Registration Statement on Form S-1 (Registration Number 333-25179).

                      RECENTLY ISSUED ACCOUNTING STANDARDS

          In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENT AND HEDGING ACTIVITIES." All derivatives are to be measured at fair market value and recognized in the balance sheet as assets and liabilities. SFAS No. 138, "ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES" was issued in June 2000 and amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and hedging activities. The two statements are to be adopted concurrently and are effective for fiscal years and quarters beginning after June 15, 2000. We do not expect that the adoption of SFAS No. 133 and SFAS No. 138 will have a material impact on the presentation of our financial results or financial position.

       Other accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Directors

People's Community Capital Corporation
Aiken, South Carolina

         W e have audited the accompanying consolidated balance sheets of People's Community Capital Corporation as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

              We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of People's Community Capital Corporation as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott, Davis & Company, LLP

January 24, 2001
Elliott, Davis & Company, LLP

PEOPLE'S COMMUNITY CAPITAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                                             FOR THE YEARS ENDED
                                                                                                  DECEMBER 31,
                                                                                            ------------------------
                                                                                            2000                1999
                                                                                            ----                ----
                                     ASSETS

CASH AND DUE FROM BANKS                                                                    $ 1,603,996         $ 3,076,294

FEDERAL FUNDS SOLD                                                                           5,500,000           5,550,000

SHORT-TERM INVESTMENTS                                                                         999,028                   -

SECURITIES - Available for sale                                                             10,852,109          10,711,010

LOANS RECEIVABLE - Net                                                                      40,080,422          33,225,197

PROPERTIES AND EQUIPMENT - Net                                                               2,188,878           1,678,862

ACCRUED INTEREST RECEIVABLE                                                                    421,930             325,904

OTHER ASSETS                                                                                   195,173             227,520
                                                                                          ------------        ------------
            Total assets                                                                  $ 61,841,536        $ 54,794,787
                                                                                          ============        ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS
     Noninterest bearing                                                                   $ 8,179,075         $ 6,672,434
     Interest bearing                                                                       42,854,756          36,496,307
                                                                                          ------------        ------------
            Total deposits                                                                  51,033,831          43,168,741

ACCRUED INTEREST PAYABLE                                                                        86,368              62,383

FEDERAL FUNDS PURCHASED                                                                              -           1,000,000

OTHER BORROWINGS                                                                               344,631           1,006,427

ACCRUED EXPENSES AND OTHER LIABILITIES                                                         480,613             100,480
                                                                                          ------------        ------------
            Total liabilities                                                               51,945,443          45,338,031
                                                                                          ------------        ------------
COMMITMENTS AND CONTINGENCIES - Notes 12, 13, 14 and 20

SHAREHOLDERS' EQUITY
     Common stock, $.01 par value; 10,000,000 shares authorized, 998,262 issued                  9,983               9,983
     Additional paid-in capital                                                              9,776,507           9,776,507
     Retained earnings (deficit)                                                               508,303             (58,320)
     Accumulated other comprehensive loss                                                      (34,458)           (113,914)
                                                                                          ------------        ------------
                                                                                            10,260,335           9,614,256
     Treasury stock, 39,749 and 15, 000 shares at cost at December 31, 2000 and 1999,
         respectively                                                                         (364,242)           (157,500)
                                                                                          ------------        ------------
            Total shareholders' equity                                                       9,896,093           9,456,756
                                                                                          ------------        ------------
            Total liabilities and shareholders' equity                                    $ 61,841,536        $ 54,794,787
                                                                                          ============        ============

The accompanying notes are an integral part of these consolidated financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                                For the years ended
                                                                                                   December 31,
                                                                                                ----------------------
                                                                                                2000              1999
                                                                                                ----              ----

INTEREST INCOME
     Loans, including fees                                                                   $ 3,615,025       $ 2,425,375
     Securities and short-term investments                                                       673,538           598,982
     Federal funds sold and securities purchased under agreement to resell                       273,431           194,278
                                                                                            ------------      ------------
         Total interest income                                                                 4,561,994         3,218,635
                                                                                            ------------      ------------

INTEREST EXPENSE
     Deposits                                                                                  1,814,614         1,085,306
     Other borrowings                                                                             25,565            15,784
                                                                                            ------------      ------------
         Total interest expense                                                                1,840,179         1,101,090
                                                                                            ------------      ------------
         Net interest income                                                                   2,721,815         2,117,545

PROVISION FOR LOAN LOSSES                                                                        250,009           126,383
                                                                                            ------------      ------------
         Net interest income after provision for loan losses                                   2,471,806         1,991,162
                                                                                            ------------      ------------

NONINTEREST INCOME
     Service charges on deposit accounts                                                         241,090           200,025
      Other income                                                                               116,705            94,660
                                                                                            ------------      ------------
          Total noninterest income                                                               357,795           294,685
                                                                                            ------------      ------------

NONINTEREST EXPENSES
     Salaries and employee benefits                                                            1,075,229         1,000,056
     Occupancy and equipment expense                                                             241,554           206,380
     Consulting and professional fees                                                            106,150            68,315
     Customer related expenses                                                                    69,375            64,610
     General operating expenses                                                                  327,250           273,632
     Other expense                                                                               133,067           101,810
                                                                                            ------------      ------------
         Total noninterest expenses                                                            1,952,625         1,714,803
                                                                                            ------------      ------------
         Income before income taxes                                                              876,976           571,044

INCOME TAX PROVISION                                                                             310,353           227,935
                                                                                            ------------      ------------
NET INCOME                                                                                     $ 566,623         $ 343,109
                                                                                            ============      ============
EARNINGS PER SHARE
     Basic                                                                                        $ 0.56            $ 0.33

WEIGHTED AVERAGE SHARES OUTSTANDING
     Basic                                                                                     1,018,136         1,044,929

The accompanying notes are an integral part of these consolidated financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                                For the years ended
                                                                                                     December 31,
                                                                                               ---------------------
                                                                                               2000              1999
                                                                                               ----              ----

NET INCOME                                                                                    $ 566,623          $ 343,109

OTHER COMPREHENSIVE INCOME (LOSS)
     Net change in unrealized gain (loss) on securities available for sale, net of reclassification adjustments and tax effects of $52,971 in
         2000 and $97,602 in 1999                                                                79,456           (146,403)

COMPREHENSIVE INCOME                                                                          $ 646,079          $ 196,706



The accompanying notes are an integral part of these consolidated financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                    Accumulated
                                                                        Additional    other        Retained                Total
                                                         Common Stock     paid-in  Comprehensive    earnings  Treasury shareholders'
                                                    Shares      Amount  capital    Income (loss)   (deficit)  stock       equity
                                                    ------      ------  ---------  -------------   ---------  -------- ------------


BALANCE, DECEMBER 31, 1998                            998,162  $ 9,982 $9,775,508    $ 32,489    $(401,429)   $      -   $9,416,550
     Common stock issued                                  100        1        999           -            -           -        1,000
     Net income                                             -        -          -           -      343,109           -      343,109
     Purchase of 15,000 shares of treasury stock                     -          -                             (157,500)    (157,500)
     Net change in unrealized loss on securities
        available for sale - Net of reclassification
        adjustment and tax effects                         -        -          -     (146,403)          -           -      (146,403)

BALANCE, DECEMBER 31, 1999                            998,262    9,983  9,776,507    (113,914)     (58,320)   (157,500)   9,456,756
     Net income                                             -        -          -           -      566,623           -      566,623
     Purchase of 24,749 shares of treasury stock            -        -          -           -            -    (206,742)    (206,742)
     Net change in unrealized gain on securities
        available for sale - Net of reclassification
        adjustment and tax effects                          -        -          -      79,456            -           -       79,456

BALANCE, DECEMBER 31, 2000                            998,262  $ 9,983 $9,776,507    $(34,458)    $508,303   $(364,242)  $9,896,093

The accompanying notes are an integral part of these consolidated financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 For the years ended
                                                                                                       December 31,
                                                                                                -----------------------
                                                                                                2000               1999
                                                                                                ----               ----

OPERATING ACTIVITIES
     Net income                                                                                $ 566,623          $ 343,109
     Adjustments to reconcile net income to net cash provided by operating activities
            Depreciation and amortization                                                        115,382            101,392
            Provision for loan losses                                                            250,009            126,383
            Deferred income tax provision (benefit)                                              (56,933)           189,857
            Changes in deferred and accrued amounts
                Other assets and accrued interest receivable                                     (18,206)          (171,549)
                Accrued expenses and other liabilities and accrued interest payable              350,977            107,367
                                                                                             -----------         ----------
                    Net cash provided by operating activities                                  1,207,852            696,559
                                                                                             -----------         ----------

INVESTING ACTIVITIES
     Activity in securities
         Purchases                                                                              (508,500)        (7,500,000)
         Maturities and calls                                                                    500,000          5,377,466
     Net increase in short-term investments                                                     (999,028)                 -
     Purchases of properties and equipment                                                      (613,940)           (53,763)
     Loan originations and principal collections - Net                                        (7,105,234)       (12,633,882)
     Net (increase) decrease in federal funds sold                                                50,000         (1,720,000)
                                                                                             -----------         ----------
                    Net cash used for investing activities                                    (8,676,702)       (16,530,179)

FINANCING ACTIVITIES
     Net increase in deposits                                                                  7,865,090         16,433,157
     Proceeds from issuance of common stock                                                            -              1,000
     Net proceeds (payments) from borrowings                                                    (661,796)           674,644
     Net increase (decrease) in federal funds purchased                                       (1,000,000)         1,000,000
     Purchase of treasury stock                                                                 (206,742)          (157,500)
                                                                                             -----------         ----------
                    Net cash provided by financing activities                                  5,996,552         17,951,301
                                                                                             -----------         ----------
                    Net increase (decrease) in cash and cash equivalents                      (1,472,298)         2,117,681

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                   3,076,294            958,613
                                                                                             -----------        -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                       $ 1,603,996        $ 3,076,294
                                                                                             ===========        ===========
SUPPLEMENTAL CASH FLOW INFORMATION
    Interest paid on deposits and borrowed funds                                             $ 1,816,194        $ 1,074,393
                                                                                             ===========        ===========
     Income taxes paid                                                                       $    46,347        $    32,300
                                                                                             ===========        ===========

The accompanying notes are an integral part of these consolidated financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY AND ORGANIZATION

       People's Community Capital Corporation (the "Corporation") was incorporated under the laws of the State of South Carolina for the purpose of operating as a bank holding company for People's Community Bank of South Carolina (the "Bank"). The Bank provides full commercial banking services to customers and is subject to regulation of the Federal Deposit Insurance Corporation and the State of South Carolina Board of Financial Institutions. The Company is subject to regulation by the Federal Reserve Board.

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

                                                                    (Continued)

    SECURITIES

       Securities that may be sold prior to maturity for asset/liability management purposes, are classified as securities available for sale and carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary are included in earnings as realized losses. Debt securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. There were no held to maturity securities at December 31, 2000 and 1999.

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

    NONACCRUAL LOANS

       Commercial loans are generally placed on nonaccrual at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Residential real estate loans are typically placed on nonaccrual at the time the loan is 120 days delinquent. Other unsecured personal credit lines and certain consumer finance loans are typically charged-off no later than 180 days delinquent. Other consumer loans are charged-off at 120 days delinquent. In all cases, loans must be placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

       The Bank accounts for impaired loans in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN". This standard requires that all creditors value loans at the loan's fair value if it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income on an impaired loan.

       A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value

                                                                  (Continued)
       of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

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

    EARNINGS PER SHARE

       Earnings per share is computed by dividing net income or loss by the weighted average number of shares of common stock outstanding in accordance with SFAS No. 128, "EARNINGS PER SHARE". The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for the diluted method. No dilution occurs under the treasury stock method as the exercise price of stock options equal or exceeds the market value of the stock. Therefore, diluted earnings per share is not presented.

    STOCK COMPENSATION PLANS

       SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion no. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES", whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25, no compensation cost is recognized for them. The Corporation has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

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

    COMPREHENSIVE INCOME

       The Corporation follows SFAS No. 130, "REPORTING COMPREHENSIVE INCOME." Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items along with net income, are components of comprehensive income.

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

    RECENTLY ISSUED ACCOUNTING STANDARDS

       In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENT AND HEDGING ACTIVITIES." All derivatives are to be measured at fair market value and recognized in the balance sheet as assets and liabilities. SFAS No. 138, "ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES" was issued in June 2000 and amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and hedging activities. The two statements are to be adopted concurrently and are effective for fiscal years and quarters beginning after June 15, 2000. The Company does not expect that the adoption of SFAS No. 133 and SFAS No. 138 will have a material impact on the presentation of the Company's financial results or financial position.

       Other accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

              The Bank is required to maintain average reserve balances either at the Bank or on deposit with the Federal Reserve Bank. At December 31, 2000, these required reserves were met by vault cash.

NOTE 3 - SECURITIES

              AVAILABLE FOR SALE - The amortized cost, gross unrealized holding gains and losses and fair values of securities available for sale consist of the following:


                                                                                   DECEMBER 31, 2000
                                                          ------------------------------------------------------------
                                                               AMORTIZED            GROSS UNREALIZED
                                                                    COST         GAINS        LOSSES       FAIR VALUE
                                                          ---------------   -----------   -----------    -------------

Securities
    U. S. Government and Federal
       Agency obligations                                 $    10,799,639   $        -    $    57,430    $   10,742,209
    Federal Home Loan Bank stock - Restricted                     109,900            -             -            109,900
                                                          ---------------   -----------   -----------    --------------
                                                          $    10,909,539   $        -    $    57,430    $   10,852,109
                                                          ===============   ===========   ===========    ==============



                                                                                      DECEMBER 31, 1999
                                                          -------------------------------------------------------------
Securities
    U. S. Government and Federal
       Agency obligations                                 $    10,799,466   $        -    $   189,856    $   10,609,610
    Federal Home Loan Bank stock - Restricted                     101,400            -             -            101,400
                                                          ---------------   -----------   -----------    --------------

                                                          $    10,900,866   $        -    $   189,856    $   10,711,010
                                                          ===============   ===========   ===========    ==============

The amortized cost and fair value of securities at December 31, 2000, by contractual maturity, follow:

                                                                                           AMORTIZED
                                                                                              COST        FAIR VALUE
                                                                                           ---------      ----------
Securities
    Due after one year through five years                                            $     10,299,639     $  10,249,589
    Due after five years through ten years                                                    500,000           492,620
    Federal Home Loan Bank stock (no maturity)                                                109,900           109,900
                                                                                     ----------------     -------------
                                                                                     $     10,909,539     $  10,852,109
                                                                                     ================     =============

              During 2000 and 1999, securities maturing and called yielded no net gains or losses.

              At December 31, 2000 and 1999, securities with an amortized cost of $2,524,639 and $6,300,000, respectively and a fair value of $2,505,664 and $6,188,059, respectively were pledged as collateral for certain other borrowings and to secure certain public deposits.


NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

              The Corporation's loan portfolio is summarized below:

                                                                                                   DECEMBER 31,
                                                                                   --------------------------------------
                                                                                           2000                  1999
                                                                                   --------------          --------------

Loans other than mortgage
    Commercial                                                                  $      7,266,130     $       3,878,990
Consumer                                                                               2,588,111             2,454,135
    Other                                                                                 10,879               177,248
Mortgage
    Commercial                                                                        16,125,646            15,112,891
    Residential                                                                       13,700,785            10,985,575
    Other                                                                                986,590             1,026,358
                                                                                ----------------     -----------------
       Gross loans                                                                    40,678,141            33,635,197
Less allowance for loan losses                                                           572,000               410,000
Less deferred loan fees                                                                   25,719                    -
                                                                                ----------------     -----------------
       Net loans                                                                $     40,080,422     $      33,225,197
                                                                                ================     =================

Changes in the allowance for loan losses were as follows:
                                                                                                 DECEMBER 31,
                                                                                    ------------------------------------
                                                                                           2000                  1999
                                                                                    ----------------        -------------

Balance, beginning of year                                                      $        410,000     $         285,000
Provision charged to operations                                                          250,009               126,383
Loans charged off                                                                        (88,241)               (1,403)
Recoveries on loans previously charged off                                                   232                    20
                                                                                ----------------     -----------------

Balance, end of year                                                            $        572,000     $         410,000
                                                                                ================     =================

              Approximately $9,645,333 and $7,119,035 of the loans were variable interest rate loans at December 31, 2000 and 1999, respectively. The remaining portfolio was fixed interest rate loans. There were $47,974 of non-accrual loans at December 31, 2000 and none at December 31, 1999. There were no impaired loans at December 31, 2000 and December 31, 1999.

NOTE 5 - PROPERTIES AND EQUIPMENT

              Properties and equipment included in the consolidated balance sheets are summarized as follows:

                                                                                                  DECEMBER 31,
                                                                                    ---------------------------------
                                                                                              2000               1999
                                                                                    ----------------    --------------

Land and buildings                                                                  $     1,406,553     $    1,294,884
Furniture, fixtures and equipment                                                           612,069            563,857
Construction in progress                                                                    474,294             20,237
                                                                                    ---------------     --------------
                                                                                          2,492,916          1,878,978
    Less accumulated depreciation                                                          (304,038)          (200,116)
                                                                                    ---------------     --------------

                                                                                    $     2,188,878     $    1,678,862
                                                                                    ===============     ==============


              Depreciation expense for the years ended December 31, 2000 and 1999 amounted to $103,922 and $93,606, respectively.

        TYPE OF ASSET                  LIFE IN YEARS       DEPRECIATION METHOD
-------------------------------      ---------------    -----------------------

Software                                   3                    Straight-line
Furniture, fixtures and equipment          3 to 15              Straight-line
Buildings and improvements                40                    Straight-line



NOTE 6 - OTHER ASSETS

              Other assets include the following:

                                                           DECEMBER 31,
                                           ----------------------------------
                                                     2000             1999
                                                  ---------         ---------

Other                                      $        54,261     $       90,571
Deferred tax asset - Net                           140,912            136,949
                                           ---------------     --------------

                                           $       195,173     $      227,520
                                           ===============     ==============


NOTE 7 - DEPOSITS

              Deposits are summarized as follows:
                                                          DECEMBER 31,
                                           ---------------------------------
                                                   2000              1999
                                                  -------          --------

Demand (noninterest bearing)              $     8,179,075     $    6,672,434
Demand (interest bearing) and savings          18,516,442         17,516,754
Time

    $100,000 and over                           7,952,420          6,854,334
    Under $100,000                             16,385,894         12,125,219
                                          ---------------     --------------

       Total                              $    51,033,831     $   43,168,741
                                          ===============     ==============

              Interest expense on time deposits in excess of $100,000 for the years ended December 31, 2000 and 1999 were approximately $454,000 and $206,000, respectively. Scheduled maturities of time deposits are as follows:


                                                         DECEMBER 31,
                                          ---------------------------------
                                                  2000               1999
                                                 -------          --------

One year or less                          $    19,017,596     $   13,922,440
From one year to three years                    5,215,450          4,622,807
After three years                                 105,268            434,306
                                          ---------------     --------------

                                          $    24,338,314     $   18,979,553
                                          ===============     ==============

NOTE 8 - OTHER BORROWINGS

              The Bank has a demand note through the U.S. Treasury, Tax and Loan system with the Federal Reserve Bank of Richmond. The note is secured by U.S. Government Agency obligations with a market value of $1,190,454 at December 31, 2000. The amount outstanding under the note totaled $344,631 and $1,006,427 at December 31, 2000 and 1999, respectively.

NOTE 9 - UNUSED LINES OF CREDIT

              At December 31, 2000, the Bank had two $1,800,000 lines of credit available under an unsecured line of credit with The Banker's Bank and Columbus Bank & Trust. The line of credit with The Banker's Bank expires September 1, 2001. These lines of credit are federal funds lines and are available on a one to fourteen day basis for general corporate purposes.

              In addition, the Bank has credit availability with the Federal Home Loan Bank of Atlanta. The amount of credit availability varies in relation to the assets of the Bank.

NOTE 10 - INCOME TAXES

              The significant components of the income tax provision are as follows:

                                                                                            FOR THE YEARS ENDED
                                                                                                   DECEMBER 31,
                                                                                    ----------------------------------
                                                                                         2000                 1999
                                                                                     -----------          ----------

Currently payable                                                                   $       367,286     $       38,078
Deferred income tax provision (benefit)                                                     (56,933)           189,857
                                                                                    ---------------     --------------

    Income tax provision                                                            $       310,353     $      227,935
                                                                                    ===============     ==============

         The significant components of deferred income tax assets and liabilities consist of the following and are presented in other assets:

                                                                                        DEFERRED TAX ASSET (LIABILITY)
                                                                                                 DECEMBER 31,
                                                                                    ----------------------------------
                                                                                              2000               1999
                                                                                    ---------------     --------------

Depreciation                                                                        $       (76,540)      $    (78,393)
Loan loss provisions                                                                        194,480            139,400
Net unrealized gain on securities available for sale                                         22,972             75,942
                                                                                    ---------------     --------------
                                                                                            140,912            136,949
Valuation allowance                                                                              -                  -
                                                                                    ---------------     --------------

                                                                                    $       140,912     $      136,949
                                                                                    ===============     ==============

              Income tax expenses are allocated to members of the group under the contribution to consolidated taxable income method.

NOTE 11 - RETIREMENT PLAN

              The Bank sponsors a defined contribution employee benefit plan (401(k) plan) covering eligible employees (as defined in the Plan), whereby employees can defer a portion of their earnings. The matching contributions of the Bank are determined by the Board on an annual basis. For the years ended December 31, 2000 and 1999, matching Bank contributions totaled $10,834 and $4,386, respectively.

NOTE 12 - STOCK BASED COMPENSATION AND STOCK OPTION PLAN

              The Corporation has employment agreements with two officers, the Chief Executive Officer and the Chief Operating Officer. The officers were granted options to purchase an amount equal to 5% of the shares sold in the initial offering (approximately 50,000 shares each) at $10.00 per share. The options vest at the rate of one-fifth per year, subject to the officers being employed by the Corporation on such dates and meeting certain performance criteria.

              Also, the Corporation is obligated in its employment agreement to grant additional options to the Chief Executive Officer for the future purchase of 10,000 shares of common stock at $10.00 per share. These options were granted in July 1999 and vest at 2,000 shares per year.

              The Corporation sponsors a stock option plan for the benefit of the directors, officers and employees. The Board may grant up to 250,000 options at an option price per share not less than the fair market value on the date of grant. The Directors were granted 5,000 options each. All options granted vest 20% each year for five years based on certain performance criteria and expire ten years from the grant date. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION". Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost been determined based on the fair value at the grant date for the above stock option awards consistent with the provisions of SFAS 123, the Company's net income and net income per common share would have been adjusted to the proforma amounts indicated below:

                                                   FOR THE YEARS ENDED
                                                        DECEMBER 31,

                                                    2000              1999
                                         ----------------    --------------
Net income - As reported                 $        566,623    $      343,109
Net income - Proforma                             535,398           311,887
Earnings per share - As reported                      .56               .33
Earnings per share - Proforma                         .53               .30

              The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model and the minimum value method allowed by SFAS 123. The risk free interest rate used was 4.77%, the expected option life was ten years, the assumed dividend rate was zero and the expected volatility was 8.0%.

                                                                     (Continued)
                                       34

              A summary of the status of the Plan and changes during the year ended on that date is presented below:

                                                     DECEMBER 31, 2000                DECEMBER 31, 1999
                                          --------------------------------   -------------------------------------
                                                          WEIGHTED AVERAGE                     WEIGHTED AVERAGE
                                                SHARES     EXERCISE PRICE       SHARES          EXERCISE PRICE
                                          -------------  -----------------   -------------   ---------------------
Outstanding at beginning of year                215,894    $    10.00         212,394   $          10.00
Granted                                           7,500         10.00          10,000              10.00
Forfeited or expired                             (3,000)        10.00          (6,400)             10.00
Exercised                                            -                           (100)             10.00
                                               -------                      --------

Outstanding at year end                         220,394         10.00         215,894              10.00
                                               ========                      ========

Options exercisable at year end                  85,156         10.00          43,175              10.00
Weighted-average fair value of options
    granted during the year                                     10.00                              10.00
Shares available for grant under the plan        29,606                        34,106


         The weighted average remaining contractual life of the options outstanding at December 31, 2000 was 8.11 years.


NOTE 13 - RELATED PARTY TRANSACTIONS

              Directors and officers of the Bank are customers of and had transactions with the Bank in the ordinary course of business. Additional transactions may be expected to take place in the future. Included in such transactions are outstanding loans and commitments, all of which were made on comparable terms, including interest rate and collateral, as those prevailing at the time for other customers of the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features. Total loans outstanding to all officers and directors, including immediate family and business interests, at December 31, 2000 and 1999 were $1,879,423 and $1,006,481, respectively. During 2000 and 1999, new loans and advances on existing loans of $1,272,627 and $216,859 were made to this group and repayments of $399,685 and $586,604 were received, respectively.

              The Corporation leases office space under an operating lease from a board member. The lease currently expires in February 2001 and includes an option for one six-month extension. The minimum future lease payments required under this lease are $4,000.

NOTE 14 - LEGAL CONTINGENCIES

              From time to time, the Bank may be a party to various litigation and claims, both as plaintiff and as defendant, arising from its normal operations. At December 31, 2000, the Bank was not involved with any litigation matters.

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

              Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Commitments to extend credit, including unused lines of credit, amounted to approximately $9,633,000 and $9,497,000 at December 31, 2000 and 1999, respectively.

              Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support the financing needs of the Bank's commercial customers, and are short-term in nature. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Commitments under standby letters of credit amounted to $40,000 and $587,500 at December 31, 2000 and 1999, respectively, which were granted primarily to commercial borrowers.

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

              The carrying values and estimated fair values of the Corporation's financial instruments as of December 31, are as follows:

                                                                     2000                              1999
                                                     ---------------------------------    ---------------------------
                                                            CARRYING        ESTIMATED         CARRYING      ESTIMATED
                                                              AMOUNT       FAIR VALUE           AMOUNT     FAIR VALUE
                                                     ----------------    -------------    -------------   ------------

FINANCIAL ASSETS
    Cash and due from banks                          $      1,603,996    $   1,603,996    $   3,076,294      3,076,294
    Federal funds sold                                      5,500,000        5,500,000        5,550,000      5,550,000
    Short-term investments                                    999,028          999,028               -              -
    Securities available for sale                          10,852,109       10,852,109       10,711,010     10,711,010
    Loans receivable - Net                                 40,080,422       41,015,291       33,225,197     33,980,848

FINANCIAL LIABILITIES
    Demand deposit, interest-bearing transaction
       and savings accounts                                26,695,517       26,695,517       24,189,188     24,189,188
    Certificates of deposit                                24,338,314       24,011,268       18,979,553     19,078,808
    Other borrowings                                          344,631          344,631        1,006,427      1,006,427
    Federal funds purchased                                        -                -         1,000,000      1,000,000


                                       36

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

OFF-BALANCE SHEET FINANCIAL

INSTRUMENTS

    Commitments to extend credit                            9,633,000        9,633,000        9,497,000      9,497,000
    Standby letters of credit                                  40,000           40,000          587,500        587,500


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

         The following methods and assumptions were used to estimate the fair value of significant financial instruments:

CASH AND DUE FROM BANKS AND SHORT-TERM INVESTMENTS - The carrying amount is a reasonable estimate of fair value.

FEDERAL FUNDS SOLD - Federal funds sold are for a term of one day and the carrying amount approximates the fair value.

SECURITIES - Securities available-for-sale, fair value equals the carrying amount, which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

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

FEDERAL FUNDS PURCHASED AND OTHER BORROWINGS - The carrying amount is a reasonable estimate of fair value because these instruments typically have terms of one day.

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

NOTE 17 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS

              The ability of the Corporation to pay cash dividends to stockholders is dependent upon receiving cash in the form of dividends from its banking subsidiary. However, certain restrictions exist regarding the ability of the subsidiary to transfer funds in the form of cash dividends, loans or advances to the Corporation. State law requires prior approval of the State of South Carolina Board of Financial Institutions. Dividends are payable only from the undivided profits of the banking subsidiary.

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

              Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2000 and 1999, that the Bank meets all capital adequacy requirements to which it is subject.

              To be categorized as well capitalized, they must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. The Bank's actual capital amounts and ratios as of December 31, 2000 and 1999 are also presented in the tables.

                                                                                                           TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                              FOR CAPITAL           PROMPT CORRECTIVE
                                                     ACTUAL             ADEQUACY PURPOSES           ACTION PROVISIONS
                                    ------------------------    --------------------------     -----------------------
                                         AMOUNT       RATIO            AMOUNT       RATIO           AMOUNT       RATIO
                                    ------------   ---------    --------------    --------     ------------  ----------

AS OF DECEMBER 31, 2000
    Total capital
       (to risk-weighted assets)    $  6,704,000      16.0%     > $  3,347,100     >8.0%       >$ 4,183,900 > 10.0%
                                                                -                  -           -            -
    Tier I capital
       (to risk-weighted assets)       6,180,000      14.8      >    1,673,600     >4.0        >  2,510,300 > 6.0
                                                                -                  -           -            -
    Tier I capital
       (to average assets)             6,180,000      10.7      >    2,304,800     >4.0        >  2,881,000 > 5.0
                                                                -                  -           -            -

                                                                                                           TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                            FOR CAPITAL             PROMPT CORRECTIVE
                                                     ACTUAL           ADEQUACY PURPOSES             ACTION PROVISIONS
                                 ---------------------------    ------------------------     -------------------------
                                        AMOUNT        RATIO           AMOUNT      RATIO            AMOUNT       RATIO
                                 --------------   ----------    -------------    -------    --------------  ----------


AS OF DECEMBER 31, 1999
    Total capital
      (to risk-weighted assets) $    6,167,000         17.3%   > $ 2,844,700      >8.0%    > $ 3,555,900    >10.0%
                                                               -                   -       -                  -
    Tier I capital
       (to risk-weighted assets)     5,757,000         16.2    >   1,422,400      >4.0     >   2,133,500     >6.0
                                                               -                            -                 -
              -
    Tier I capital
       (to average assets)           5,757,000         12.5    >   1,835,700      >4.0     >   2,294,700     >5.0
                                                               -                  -        -                 -


NOTE 19 - CONDENSED FINANCIAL INFORMATION

         Following is condensed financial information of People's Community Capital Corporation (parent company only):

                            CONDENSED BALANCE SHEETS
                                     ASSETS

                                                                                                DECEMBER 31,
                                                                                --------------------------------------
                                                                                        2000                 1999
                                                                                -----------------    -----------------
Cash and due from banks                                                         $          15,512    $          20,962
Federal funds sold                                                                        600,000            1,030,000
Short-term investments                                                                    999,028                   -
Investments available for sale                                                          1,986,185            2,452,636
Investment in bank subsidiary                                                           6,285,410            5,752,846
Other assets                                                                               45,455              210,721
                                                                                -----------------    -----------------
                                                                                $       9,931,590    $       9,467,165
                                                                                =================    =================

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities                                                                     $          35,497    $          10,409
Shareholders' equity                                                                    9,896,093            9,456,756
                                                                                -----------------    -----------------
                                                                                $       9,931,590    $       9,467,165
                                                                                =================    =================

                                                                     (Continued)

                         CONDENSED STATEMENTS OF INCOME

                                                                                             FOR THE YEARS ENDED
                                                                                                 DECEMBER 31,

                                                                                            2000                 1999
                                                                                -----------------    -----------------
INTEREST INCOME ON INVESTMENTS                                                  $         210,183    $         201,435
OPERATING EXPENSES                                                                         63,869               63,811
                                                                                -----------------    -----------------
    Income before income taxes and equity in undistributed
       net income of Bank                                                                 146,314              137,624
PROVISION FOR INCOME TAXES                                                                 52,929               33,032
                                                                                -----------------    -----------------
                                                                                           93,385              104,592
EQUITY IN UNDISTRIBUTED NET INCOME OF BANK

    SUBSIDIARY                                                                            473,238              238,517
                                                                                -----------------    -----------------
NET INCOME                                                                      $         566,623         $    343,109

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                           FOR THE YEARS ENDED
                                                                                                DECEMBER 31,
                                                                                            2000                 1999
                                                                                -----------------    -----------------
OPERATING ACTIVITIES

    Net income                                                                  $         566,623    $         343,109
    Adjustments to reconcile net income to net cash provided by operating activities
          Equity in undistributed net income of the bank subsidiary                      (473,238)            (238,517)
          Depreciation and amortization                                                     3,672                3,672
          (Increase) decrease in other assets                                             161,591              (10,903)
          Increase in other liabilities                                                    11,672                1,225
                                                                                -----------------    -----------------
              Net cash provided by operating activities                                   270,320               98,586
                                                                                -----------------    -----------------
INVESTING ACTIVITIES

    Maturities of securities                                                              500,000            1,522,866
    Net (increase) decrease in federal funds sold                                         430,000             (950,000)
    Purchase of securities available for sale                                                  -            (1,500,000)
    Increase in short-term investments                                                   (999,028)                  -
    Purchase of property and equipment                                                         -               (20,237)
                                                                                -----------------    -----------------
              Net cash used for investing activities                                      (69,028)            (947,371)
                                                                                -----------------    -----------------
FINANCING ACTIVITIES

    Proceeds from sale of stock - Net                                                          -                 1,000
    Purchase of treasury stock                                                           (206,742)            (157,500)
                                                                                -----------------    -----------------
              Net cash used for financing activities                                     (206,742)            (156,500)
                                                                                -----------------    -----------------
              Net decrease in cash and cash equivalents                                    (5,450)          (1,005,285)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                               20,962            1,026,247
                                                                                -----------------    -----------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                          $          15,512    $          20,962
                                                                                =================    =================

NOTE 20 - CONSTRUCTION COMMITMENTS

              The Corporation entered into a contract and began construction of a banking center office in September 2000. At December 31, 2000, construction in progress totaled $474,294 and remaining construction commitments were approximately $675,000.

NOTE 21 - SUBSEQUENT EVENTS

              On January 23, 2001, the Board of Directors declared a 5% stock dividend payable on March 1, 2001 to stockholders of record on February 15, 2001. Per share amounts in the accompanying financial statements have been retroactively restated for the change in capital structure for all periods presented. Disclosures other than earnings per share presentations have not been retroactively restated.

              On January 24, 2001, the Corporation purchased 8,000 shares of its own common stock at $9 per share.

                                    DIRECTORS

PEOPLE'S COMMUNITY CAPITAL CORPORATION        PEOPLE'S COMMUNITY BANK OF S.C.
Raymond D. Brown                              Raymond D. Brown
CHM, PRES, CEO - R.D. BROWN CONTRACTORS, INC. Margaret Holley-Taylor
                                              Anthony E. Jones
Margaret Holley-Taylor                        James D. McNair
PRESIDENT - AIKEN OFFICE SUPPLY, INC.         Clark D. Moore,  M.D.
                                              Russell D. Phelon
Anthony E. Jones                              Donald W. Thompson
PRESIDENT, CEO - GERALD JONES VW, INC.        John B. Tomarchio,  M.D.
                                              Alan J. George
James D. McNair                               Tommy B. Wessinger, Chairman
RETIRED BANKER

                                              PEOPLE'S FINANCIAL SERVICES, INC.
Clark D. Moore,  M.D.                         Alan J. George
SR. PARTNER - CAROLINA                        Anthony E. Jones
  ORTHOPEDIC ASSOCIATES, P.A.                 Tommy B. Wessinger, Chairman

Russell D. Phelon

CHM, PRES, CEO, TREAS - R.E. PHELON, INC.

Donald W. Thompson

PRESIDENT - WINDSOR JEWELERS, INC.

John B. Tomarchio,  M.D.
PHYSICIAN - JOHN B. TOMARCHIO, M.D., P.A.

Alan J. George
Tommy B. Wessinger, Chairman

                                    OFFICERS

EXECUTIVE OFFICERS                         EXECUTIVE OFFICERS
PEOPLE'S COMMUNITY CAPITAL CORPORATION     PEOPLE'S COMMUNITY BANK OF S.C.
Tommy B. Wessinger, Chm/CEO                Tommy B. Wessinger, Chm/CEO
James D. McNair, Vice Chairman             James D. McNair, Vice Chairman
Alan J. George, President                  Alan J. George, Vice Chairman
Jean H. Covington, CFO/Controller          Thomas H. Lyles, Pres/COO
                                           Jean H. Covington, CFO/Controller
EXECUTIVE OFFICERS                         Charles E. Harmon, EVP Credit
PEOPLE'S FINANCIAL SERVICES, INC.          L.Stephen Lineberry, SVP Operations
Tommy B. Wessinger, Chm, Pres/CEO
Jean H. Covington, CFO

                                                      AIKEN DOWNTOWN BANKING CTR
                                                      OPERATIONS CENTER
AIKEN BANKING CENTER   NORTH AUGUSTA BANKING CENTER   PEOPLE'S COMMUNITY CAPITAL
1715 WHISKEY ROAD      518 GEORGIA AVENUE                CORP
AIKEN, S.C. 29803      NORTH AUGUSTA, S.C. 29841      125 PARK AVENUE NW
(803) 641-BANK (2265)  (803) 819-3030                 AIKEN, S.C. 29801
                                                      (803) 641-0142

                            CORPORATE DATA

ANNUAL MEETING

THE ANNUAL MEETING OF THE SHAREHOLDERS OF PEOPLE'S COMMUNITY CAPITAL CORPORATION WILL BE HELD AT 5:00 P.M. ON THURSDAY, MAY 17, 2001 AT OUR NEW CORPORATE OFFICE LOCATED AT 125 PARK AVENUE, N.W., AIKEN, SOUTH CAROLINA.

CORPORATE OFFICE:                    GENERAL COUNSEL:
125 Park Avenue NW                   Nelson, Mullins, Riley & Scarborough, LLP
Aiken, South Carolina 29801          First Union Plaza
(803) 641-0142                       999 Peachtree Street, Suite 1400
(803) 641-7555 Fax                   Atlanta, Georgia 30309

STOCK TRANSFER AGENT:                INDEPENDENT AUDITORS:

First Citizens Bank                  Elliott, Davis & Company, LLP
P.O. Box 29                          P.O. Box 429
Columbia, South Carolina 29202       Greenwood, South Carolina 29648

STOCK INFORMATION:

The Company's stock trades under the symbol "PPLM" on the Nasdaq Over-the-Counter Market. Trading and quotations of the common stock have been limited and sporadic. Management is not aware of the prices at which all shares of stock have been traded. The ranges of prices known to management are $7.00 to $9.50. As of December 31, 2000, there were approximately 550 shareholders of record. The market makers in the Company's stock are Edgar M. Norris & Company, Inc. and IJL -Wachovia, Inc.

The ability of People's Community Capital Corporation to pay cash dividends is dependent upon receiving cash in the form of dividends from People's Community Bank of South Carolina. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends. All of the Bank's dividends are subject to prior approval by the South Carolina State Board of Financial Institutions and are payable only from the undivided profits of the Bank. A 5% stock dividend was paid on March 1, 2001 to shareholders of record as of February 15, 2001.

FORM 10-K:

THE COMPANY WILL FURNISH UPON REQUEST, FREE OF CHARGE, COPIES OF THE ANNUAL REPORT AND THE COMPANY'S REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM 10-KSB) BY CONTACTING JEAN H. COVINGTON, CHIEF FINANCIAL OFFICER, PEOPLE'S COMMUNITY CAPITAL CORPORATION, P.O. BOX 313, AIKEN, SOUTH CAROLINA 29802.

THIS ANNUAL REPORT SERVES AS THE ANNUAL FINANCIAL DISCLOSURE STATEMENT FURNISHED PURSUANT TO PART 350 OF THE FEDERAL DEPOSIT INSURANCE CORPORATION RULES AND REGULATIONS. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FDIC.