Form 10KSB, Exhibit 13
period 2001-12-31
PEOPLES COMMUNITY CAPITAL CORP
filed 2002-03-25
CIK 1037249

Exhibit 13:      People's Community Capital Corporation and Subsidiary:
                    People's Community Bank of South Carolina
                               2001 Annual Report

TABLE OF CONTENTS

1.       Letter to Shareholders and Customers

2.       Selected Financial Data

3.       Management's Discussion and Analysis

17.      Report of Independent Certified Public Accountants

18.      Consolidated Balance Sheets

19.      Consolidated Statements of Income

20.      Consolidated Statements of Comprehensive Income

21.      Consolidated Statements of Shareholders' Equity

22.      Consolidated Statements of Cash Flows

23.      Notes to Consolidated Financial Statement

40.      Corporate Data





FINANCIAL INFORMATION:
The Company will furnish upon request, free of charge, copies of the Annual Report and the Company's Report to the Securities and Exchange Commission (Form 10-KSB) by contacting Jean H. Covington, Chief Financial Officer, People's Community Capital Corporation, P.O. Box 313, Aiken, South Carolina 29802.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FDIC.

To Our Shareholders and Customers:

         Since we last wrote to you at mid-year, our world has experienced horrible and unexpected changes. The events of September 11, and their aftermath, have had a profound effect on each of us individually as well as our unified country. These events have also impacted our economy. Prior to September, our economy was already in the early stages of recession but the subsequent shock waves in the airline, tourist and lodging industries, coupled with the new cautious attitude of consumers, have served to push the economy into a full recession.

         In spite of these negatives, your Bank ended 2001 with a strong performance. Net income, after taxes, was $651 thousand, a record level for our Bank. On a per share, fully-diluted basis this represents fifty-five cents per share, after adjustment for the two five percent stock dividends paid in March 2001 and January 2002. This represents an increase of 15% on a year-to-year basis. Asset growth was also strong with total assets increasing 42% from December 2000 to December 2001.

         Although the overall stock market continued its decline for the second year, People's Community Capital (PPLM) showed strong performance throughout the year. Our stock price moved from $7.94 at year end 2000 to $13.50 at year end 2001, an increase of 70%. The book value of our stock was $10.03 at year end 2001.

         Our loan portfolio remains sound. Net charge-offs for the year were $52,000 or .11% of average outstanding loans, a very respectable ratio. Non-performing loans at year-end 2001 totaled $553,000, most of which is centered in one credit. We have initiated strong action to improve these loans and anticipate a significant improvement in the performance of these loans during the first quarter of 2002. Our allowance for possible loan losses is 1.27% of outstanding loans, which we believe is sufficient to cover the level of risk that may exist in the loan portfolio.

         We continue to assess opportunities to expand geographically. Such expansion will occur, however, only when we are comfortable that the growth will have positive benefits to our shareholders within a relatively short time frame.

         We believe the results shown in this report are indicative of the support of our shareholders and the community for a locally owned and managed bank. The results also show that a well-managed community bank can compete effectively with both state-wide banking institutions as well as major regional and national banks. We encourage your review of this report and invite your comments and suggestions.



Tommy B. Wessinger                                    Thomas H. Lyles
Chairman & CEO                                        President & COO

                                SELECTED FINANCIAL DATA

         The selected financial data has been derived from the consolidated financial statements that have been audited by Elliott Davis, LLP, independent accountants. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                              At or for the year ended December 31,
                                                              ---------------------------------------
                                                              ($ in thousands, except per share data)


                                                       2001           2000            1999           1998        1997
                                                     ---------    -----------       --------      ---------    -------
EARNINGS
Interest income                                     $  5,084       $  4,562         $  3,219       $  2,052       $   327
Interest expense                                       2,244          1,840            1,101            765            81
-------------------------------------------------------------------------------------------------------------------------
Net interest income                                    2,840          2,722            2,118          1,287           246
Provision for loan losses                                117            250              126            225            60
Non-interest income                                      664            358              294            183            10
Non-interest expense                                   2,396          1,953            1,715          1,457           635
Income (loss) from operations                            991            877              571           (212)         (439)
Income tax expense (benefit)                             340            310              228           (100)         (150)
--------------------------------------------------------------------------------------------------------------------------
Net income (loss )                                       651            567              343           (112)         (289)
Net income (loss) per primary share *              $     .63 $          .53         $    .31       $   (.10)      $  (.26)

AVERAGE BALANCES
Assets                                               $73,274        $57,481          $43,772         $30,793       $ 6,076
Deposits                                              62,334         47,198           33,911          21,192         2,022
Loans                                                 45,970         38,568           26,403          12,037           490
Earning assets                                        67,645         53,440           39,984          26,897         5,296
Shareholders' equity                                 $10,177       $  9,695          $ 9,440         $ 9,347       $ 3,745
Weighted avg. primary shares outstanding *         1,038,374      1,069,042        1,097,175       1,095,943     1,094,961

BALANCE SHEET DATA
Assets                                               $87,730        $61,842          $54,795         $36,539       $21,271
Deposits                                              76,169         51,034           43,169          26,736        11,706
Net loans                                             49,601         40,080           33,225          20,718         3,889
Earning assets                                        80,893         57,977           49,726          33,556        18,818
Shareholders' equity                                  10,447          9,896            9,457           9,417         9,461
Book value per share *                              $  10.03        $  9.36         $  8.72         $   8.56       $  8.64
Shares outstanding *                               1,041,224      1,056,761        1,084,046       1,100,473     1,094,961

KEY RATIOS
Return on average assets                                .89%           .99%             .78%          (.36%)       (4.77%)
Return on average
    shareholders' equity                               6.40%          5.84%            3.63%         (1.20%)       (7.73%)
Average equity to average assets                      13.89%         16.87%           21.57%          30.35%        61.63%
Risk-based capital (Bank only):
   Tier 1                                             11.29%         14.77%           16.19%          22.39%        70.00%
   Total                                              12.35%         16.02%           17.34%          23.59%        71.00%
Average loans to deposits                             73.75%         81.71%           77.86%          56.80%        24.24%



* All years have been restated for 5% stock dividends paid in March 2001 and January 2002

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

         The second banking center located in Aiken was opened on September 8, 1998 in leased offices that were also the headquarters of the holding company. In May 2001, the banking center and holding company headquarters were moved to a newly constructed building nearby. At this time, the downtown Aiken location of the bank became the main office. The construction contract was awarded to R.D. Brown Contractors of North Augusta, South Carolina. Raymond Brown is a director of the Company and the Bank. The final cost of the completed building, including land and improvement costs, was $1,613,509.

         On December 1, 1999, People's Financial Services, Inc. (the Subsidiary), a subsidiary of the Bank, commenced operations with one financial representative. In early 2002, the Subsidiary expanded its operations with the addition of another financial representative and an administrative assistant. Offices are located at both Aiken locations. The Subsidiary is primarily engaged in providing comprehensive financial planning services in addition to full service brokerage, including stocks, bonds, mutual funds, and insurance products.

CRITICAL ACCOUNTING POLICIES

           The Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of the Company's financial statements. The significant accounting policies of the Company are described in the footnotes to the consolidated financial statements.

         Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.

           The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the discussion under Provision and Allowance for Loan Losses section of this document for a detailed description of the Company's estimation process and methodology related to the allowance for loan losses.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EARNINGS REVIEW

         We commenced operations on September 22, 1997. Our first quarterly profit was recorded in the fourth quarter of 1998. We became cumulatively profitable in February 2000, our 29th month of operations. In March 2001, our first 5% stock dividend was paid, and a second 5% stock dividend was paid on January 2, 2002 to shareholders of record as of December 15, 2001.

[Graphic Omitted]

         Our net income for the year ended December 31, 2001 was $651,233 compared to $566,623 for the year ended December 31, 2000. Income per share, as adjusted for stock dividends paid, was $.63 for 2001 compared to $.53 per share for 2000. The return on average assets for 2001 and 2000 was 0.89% and 0.99%, respectively, and return on average equity was 6.40% and 5.84%, respectively. Following is a discussion of the more significant components of net income.

Net Interest Income

         General. The largest component of our net income is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities. Net interest income totaled $2,839,632 in 2001, compared with $2,721,815 in 2000. Net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 3.34% in 2001 as compared to 3.92% in 2000. The primary reason for the decrease was the lower yield realized on earning assets in a year when the prime rate of interest moved from 9.00% at the beginning of the year to a low of 4.75% by year end. Rates paid on deposits decreased more slowly than did rates earned on assets. During 2001 loans represented 68.0% of the average earning assets as compared to 72.2% in 2000. Loans typically provide a higher yield than other types of earning assets.

                  AVERAGE BALANCES, INCOME, EXPENSES AND RATES

                                        2001            2001          2001          2000             2000        2000
                                      Average         Income/        Yield/        Average          Income/     Yield/
Assets                                Balance         Expense         Rate         Balance          Expense      Rate
                                      -------        ---------       -----        ---------         -------     ------
Federal funds sold                    $ 6,772,018   $   240,813      3.56%       $  4,230,931    $   273,431     6.46%
Short-term investments                    981,971        60,068      6.12%              5,574            389     6.98%
Securities                             13,921,838       750,928      5.39%         10,635,900        673,149     6.33%
Loans                                  45,969,609     4,031,859      8.77%         38,567,739      3,615,025     9.37%
                                     ------------   -----------                  ------------     ----------
Total earning assets                   67,645,436     5,083,668      7.52%         53,440,144      4,561,994     8.54%
Cash and due from banks                 1,957,223                                   1,715,305
Premises and equipment                  2,914,147                                   1,731,072
Other assets                            1,383,875                                   1,080,961
Allowance for loan losses                (626,367)                                   (486,641)
                                     ------------                                ------------
     Total assets                     $73,274,314                                $ 57,480,841
                                     ============                                ============

Liabilities & Equity
Interest-bearing deposits:
Transaction accounts                    7,248,494        63,862      0.88%          6,636,909         83,977     1.27%
Money market accounts                  11,631,774       351,330      3.02%          9,967,761        413,314     4.15%
Savings deposits                        6,045,454       210,149      3.48%            819,577         19,729     2.41%
Time deposits                          28,229,827     1,602,775      5.68%         21,984,809      1,297,594     5.90%
                                     ------------   -----------                  ------------     ----------
     Total int-bearing deposits        53,155,549     2,228,116      4.19%         39,409,056      1,814,614     4.60%
Interest-bearing borrowings               479,866        15,920      3.32%            420,877         25,565     6.07%
                                     ------------   -----------                  ------------     ----------
     Total int-bearing liabilities     53,635,415     2,244,036      4.18%         39,829,933      1,840,179     4.62%
Demand deposits                         9,178,499                                   7,789,430
Other liabilities                         283,194                                     166,164
Shareholders' equity                   10,177,206                                   9,695,314
                                     ------------                                ------------
Total liabilities and share-
     holders' equity                  $73,274,314                                 $57,480,841
                                     ============                                ============
Net interest spread                                                  3.34%                                       3.92%
Net interest income/margin                           $2,839,632      4.20%                        $2,721,815     5.09%
                                                    ===========

         Analysis of Changes in Net Interest Income. The following table sets forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 2000 to 2001 and from 1999 to 2000.

                                              2001 Compared to 2000                       2000 Compared to 1999
                                              ---------------------                       ---------------------
                                                  Variance Due to                           Variance Due to
                                                  ----------------                          ---------------
                                           Volume         Rate            Net          Volume        Rate        Net
                                           ------         ----            ---         --------     ------       -----

Earning Assets
     Loans                            $   692,652    $  (275,818)  $   416,834      $1,120,227    $  69,422   $1,189,649
     Securities                           208,644       (130,865)       77,779          58,214       15,954       74,168
     Federal funds sold                  163,771        (196,389)      (32,618)         17,381       61,772       79,153
     Other short-term investments          68,124         (8,445)       59,679             389            0          389
                                       ----------     ----------    ----------      ----------    ---------   ----------
         Total earning assets           1,133,191       (611,517)      521,674       1,196,211      147,148    1,343,359
                                       ----------     ----------    ----------      ----------    ---------   ----------

Interest-bearing liabilities
     Transaction accounts                   8,154        (28,269)      (20,115)         18,810        9.292       28,102
     Money market accounts                 69,455       (131,439)      (61,984)         29,004       34,887       63,891
     Savings deposits                     125,734         64,686       190,420           5,515         (82)        5,433
     Time deposits                        367,287        (62,106)      305,181         471,392      160,489      631,881
     Other short-term borrowings            3,551        (13,196)       (9,645)         10,287         (505)       9,782
                                       ----------     ----------    ----------      ----------   ----------   ----------
         Total interest-
         bearing liabilities              574,181       (170,324)      403,857         535,008      204,081      739,089
                                       ----------     ----------    ----------      ----------   ----------   ----------

Net interest income                    $  559,010     $ (441,193)   $  117,817      $  661,203   $  (56,933)  $  604,270
                                       ==========     ==========    ==========      ==========   ==========   ==========

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

         Primary sources of liquidity for us are a stable base of deposits, scheduled repayments on our loans, and interest and maturities on our investments. All of our securities have been classified as available for sale. If necessary, we might sell a portion of our investment securities in connection with the management of our interest sensitivity gap or to manage liquidity. We may also utilize our cash and due from banks and federal funds sold to meet liquidity needs. Additionally, we have unsecured lines of credit with two banks, on which no borrowings have been drawn, that can be utilized if needed. Also, our Bank is a member of the Federal Home Loan Bank where credit facilities may be accessed. We believe that our liquidity and ability to manage assets will be sufficient to meet our cash requirements over the near future.

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

                          INTEREST SENSITIVITY ANALYSIS

                                         Within        After three but     After one but        After
                                          Three         within twelve       within five         five
                                         Months            months             years             years            Total
                                         ------            ------             -----             -----            -----
                                                               (Dollars in Thousands)
Interest-earning assets:
  Cash at FHLB                       $          7    $        ----         $       ----     $    ----        $       7
  Federal funds sold                        6,389             ----                 ----          ----            6,389
  Investment securities                       137             ----               17,393         6,277           23,807
  Short-term investments                      972             ----                 ----          ----              972
  Loans                                    17,265            4,620               24,307         3,526           49,718
                                        ---------       ----------            ---------     ---------        ---------
Total interest-earning assets              24,770            4,620               41,700         9,803           80,893

Interest-bearing liabilities:
  Transaction accounts                      8,901             ----                 ----          ----
    8,901
  Money market accounts                    12,468             ----                 ----          ----           12,468
  Savings deposits                         12,258             ----                 ----          ----           12,258
  Time deposits                             8,414           18,369                5,114          ----           31,897
                                      -----------       ----------            ---------      --------        ---------
Total interest-bearing deposits            42,041           18,369                5,114          ----           65,524
  Other borrowings                          1,000             ----                 ----          ----            1,000
                                     ------------       ----------            ---------     ---------        ---------
Total interest-bearing liabilities   $     43,041     $     18,369         $      5,114     $    ----         $ 66,524

Period gap                           $    (18,271)    $    (13,749)        $     36,586     $   9,803         $ 14,369
Cumulative gap                       $    (18,271)    $    (32,020)        $      4,566     $  14,369         $ 14,369

Ratio of cumulative gap to total
earning assets                            (22.59)%          (39.58)%              5.64%        17.76%

         The table above presents our rate sensitivity at each of the time intervals indicated as of December 31, 2001. The table may not be indicative of our rate sensitivity position at other points in time.

         At December 31, 2001, we were liability-sensitive over the three month and twelve month time frames and asset-sensitive after one year. However, our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

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

         The Bank's policy has been to review the allowance for loan losses using a reserve factor for each type of loan since there have been few delinquencies and little charge-off activity since the Bank's inception. The overall objective is to apply percentages to the loans based on the relative inherent risk for that loan type and grade. Reserve factors are based on peer group data, information from regulatory agencies, and on the experience of the Bank's lenders. The reserve factors will change depending on trends in national and local economic conditions, the depth of experience of the Bank's lenders, delinquency trends, and other factors. The Bank's general strategy is to maintain a minimum coverage of a certain percentage of gross loans until the Bank has sufficient historical data and trends available.

         At December 31, 2001 and 2000, the allowance for loan losses was $637,000 and $572,000, respectively. This represents 1.27% and 1.41% of outstanding loans at December 31, 2001 and 2000, respectively. In 2001, our Bank charged off $51,506 of loans, net of recoveries. Net charge-offs for 2000 were $88,009. The provision for loan losses was made based on management's assessment of general loan loss risk and asset quality. Below is an analysis of the allowance for loan losses for 2001 and 2000.


                            ALLOWANCE FOR LOAN LOSSES

                                                                                 Year Ended December 31
                                                                                   2001       2000
                                                                                 -------     ------
Average loans outstanding (all domestic)                                   $45,969,609         $38,567,739

Allowance, beginning of year                                                  $572,000            $410,000
Charge-offs                                                                     54,985              88,241
Recoveries                                                                       3,479                 232
Net charge-offs                                                                 51,506              88,009
Provision for loan losses                                                      116,506             250,009
                                                                             ---------           ---------
Allowance, end of year                                                        $637,000            $572,000

Net charge-offs to average loans                                                 0.11%               0.23%
Allowance as percent of total loans                                              1.27%               1.41%
Non-performing loans as percent of total loans                                   1.10%               0.12%


         Accrual of interest is discontinued on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in non-accrual status when it becomes 90 days or more past due. At the time the loan is placed in non-accrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported net income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. There were $552,898 of non-accrual loans at December 31, 2001. This total consists primarily of one credit relationship that is secured by first mortgages on real estate. It is management's belief that there will be no expected loss if the real estate is liquidated. There were $47,974 of non-accrual loans at December 31, 2000. Accruing loans delinquent past 90 days totaled $0 at December 31, 2001 and were $140,779 at December 31, 2000.

Non-interest Income

         Non-interest income for the year ended December 31, 2001 was $664,272 compared to $357,795 for 2000. Of this total, $443,523 represented service charges on deposit accounts compared to $241,090 in 2000. The increase in service charge income was primarily the result of growth in deposit accounts and related deposit account fees. Of the $220,749 of other income, $29,542 was revenue generated by the financial services subsidiary of our Bank and $37,538 was gain on sale of securities. In 2000, the financial services subsidiary generated revenue of $52,029 with no gain on sale of securities. The remaining $153,669 of other non-interest income was primarily income generated from other fees charged. The comparable amount for 2000 was $64,676. Included in this amount for 2001 was $78,045 of brokered mortgage origination fees. Brokered mortgage origination fees amounted to $17,833 in 2000. Falling interest rates accounted for a surge in refinancing activity in 2001.

Non-interest Expense

         Non-interest expense increased from $1,952,625 for the period ended December 31, 2000 to $2,395,811 for the year ended December 31, 2001. The majority of the expense in 2001 and

2000 was salaries and benefits of $1,367,612 and $1,075,229, respectively. The increase of $292,383 is primarily due to the hiring of two key officers during the year, normal merit increases, accrual of incentive bonuses, increased costs of insurance, and an increase in matching on associate deferrals to the 401k profit sharing plan. Occupancy and equipment expenses increased from $241,554 to $257,223 mainly due to depreciation on furniture and equipment purchases associated with the move to our new office building in May 2001. The increase was mitigated by approximately $30,000 of property tax refunds received from prior years. Consulting and professional fees increased from $106,150 to $127,212 primarily due to increases in FDIC assessments and state banking fees as well as general increases in audit fees, other consulting fees, and fees paid to directors. General operating expenses increased from $327,250 to $387,693 primarily due to cost increases from our data processing vendor and costs associated with internet banking introduced in April 2000. Other expense increased from $133,067 to $154,394 primarily due to increased levels of advertising and expenses associated with our stock dividends paid. Refer to the Statements of Income for the primary components of non-interest expense for the years ended December 31, 2001 and 2000.

BALANCE SHEET REVIEW

         Total consolidated assets grew to $87,730,486 at December 31, 2001 from $61,841,536 at December 31, 2000, an increase of $25,888,950 which is well above the increase in the prior year of $7,046,749. The increase was generated primarily through a corresponding $25,134,681 increase in deposits. This increase in deposits was brought about through deposit promotional activity as well as general growth activity. Average assets for 2001 were $73,274,314 as compared to average assets of $57,480,841 in 2000.

Earning Assets

         Loans. Loans typically provide higher yields than the other types of earning assets, and as such should normally comprise the largest portion of earning assets. Average earning assets were $67,645,436 in 2001, 27% above the $53,440,144 average in 2000. Average total loans of $45,969,609 in 2001 and $38,567,739 in 2000 represented 68.0% and 72.2% of average earning assets for the respective years. Net loans outstanding increased $9,520,372 from December 31, 2000 to December 31, 2001, which was an increase compared to the loan growth for the previous year of $6,855,225.

[Graphic Omitted]

         The principal components of our loan portfolio, at year end 2001 and 2000, were real estate loans comprising a combined 85.7% and 75.7% of total loans, respectively. In the context of this discussion, a "real estate loan" is defined as any loan secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in our market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

         The following table shows the composition of the loan portfolio by category.

                                      LOANS

                                                                  December 31, 2001             December 31, 2000
                                                              -----------------------        -----------------------
                                                                Amount     Percent              Amount     Percent

         Commercial, financial and agricultural              $  4,911,737       9.8%       $   7,266,130      17.9%
         Real estate:
              Mortgage - residential                           13,650,406      27.1%          13,700,785      33.7%
              Mortgage - commercial                            29,499,990      58.6%          16,125,646      39.6%
              Other                                                     0       0.0%             986,590       2.4%
         Consumer                                               2,208,994       4.4%           2,588,111       6.4%
         Other                                                     29,475       0.1%              10,879       0.0%
                                                             ------------   --------         -----------   --------
                    Total loans                                50,300,602     100.0%          40,678,141     100.0%
         Allowance for loan losses                               (637,000)                      (572,000)
         Unearned fees                                            (62,808)                       (25,719)
                                                             ------------                    -----------
                    Total net loans                           $49,600,794                    $40,080,422
                                                             ============                    ===========

          The repayment of loans in the loan portfolio as they mature is also a source of liquidity for us. The following table sets forth our loans maturing within specified intervals at December 31, 2001.


                  LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN
                            INTEREST RATES AT DECEMBER 31, 2001

                                                                         Over One Year
                                                         One Year          Through            Over
                                                         or Less          Five Years       Five Years        Total
                                                         --------        ------------     ------------       ------
Commercial, financial and agricultural                 $  1,885,916      $  2,808,004    $    217,817     $  4,911,737
Real estate                                               8,944,791        22,269,573      11,936,032       43,150,396
Consumer and other                                          376,626         1,658,773         203,070        2,238,469
                                                      -------------      ------------     -----------     ------------
                                                       $ 11,207,333      $ 26,736,350    $ 12,356,919     $ 50,300,602
                                                      =============      ============     ===========     ============
Loans maturing after one year with:
     Fixed interest rates                                                                                 $30,308,288
     Floating interest rates                                                                                8,784,981
                                                                                                          -----------
                                                                                                          $39,093,269

         The information presented in the above table is based on the contractual maturities of the individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

         Investment Securities. Average total investment securities were $13,921,838 for 2001 as compared to $10,635,900 in 2000 and represented 20.6%
and 19.9% of average earning assets for the respective years. At December 31, 2001, our investment securities portfolio balance was $23,807,381, compared to the balance at December 31, 2000 of $10,852,109. All securities were designated as available for sale and were recorded at estimated fair value. We began diversifying our security investments in 2001 and are invested in U.S. Government agencies, mortgage-backed securities, tax-exempt municipals and high-grade corporate bonds, and we also own stock in the Federal Home Loan Bank. Prior to this year, we were primarily invested in U.S. Government agencies. Contractual maturities and yields on our investments at December 31, 2001 are shown on the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

             Investment Securities Maturity Distribution and Yields

                                                                  After one
                                   No        Within              but within                   Over
                              Maturity     one year    Yield     five years     Yield       five years   Yield
                              --------     --------    -----   ------------     -----       ----------   -----

U.S. Govt. Agency Bonds            ---          ---       ---      $7,070,959     4.42%     $2,503,900    5.07%
Corporate Bonds                    ---          ---       ---       3,828,212     4.76%            ---     ---
Municipal Bonds                    ---          ---       ---         365,950     3.27%      2,909,163    3.71%
Mortgage Backed Bonds              ---          ---       ---       6,128,057     4.89%        864,040    3.23%
FHLB Stock                     137,100

Total Securities              $137,100          ---       ---     $17,393,178     4.63%     $6,277,103    4.18%
                              ========                            ===========               ==========

         Other Investments. Other investments, which consist primarily of federal funds sold, averaged $6,772,018 in 2001 compared to $4,236,505 in 2000. In 2001, we also had short-term investments in commercial paper of another bank that averaged $981,971 for the year. At December 31, 2001, other investments totaled $7,360,889 in federal funds sold and other short-term investments. The majority, $6,389,000 of federal funds sold, typically represents a major source of our liquidity and is generally invested on an overnight basis. Total other investments earned an average yield of 3.88% for the year.

Deposits and Other Interest-Bearing Liabilities

         Deposits. Our primary source of funds for loans and investments is our deposits. Average total deposits were $62,334,048 in 2001, compared to $47,198,486 during 2000. Average interest-bearing deposits were $53,155,549 in 2001, compared to $39,409,056 in 2000, an increase of 34.9%. The growth in deposits is attributed to a 30.1% increase in non-interest earning demand accounts, a 30.6% increase in transaction (NOW) accounts, a 15.4% increase in money market accounts, and a 31.1% increase in time deposits. A promotion was held during the year that resulted in an increase in savings accounts of $11,359,894. Due to the falling interest-rate environment of 2001, the average cost of funds decreased in every deposit category except for savings where a higher than market promotional rate was paid during the year. The average rate paid on interest-bearing deposits in 2001 was 4.19% compared to 4.60% in 2000. In pricing deposits, we consider our liquidity needs, the direction and levels of interest rates, and local market conditions.

         The following table sets forth our deposits by category at December 31, 2001 and 2000.

                                                              DEPOSITS BY CATEGORY

                                                     December 31,  2001              December 31, 2000
                                                    -------------------             -------------------
                   Percent                                      Percent
                                                    Amount       of Total             Amount         of Total

Demand deposit accounts                          $10,644,655         14.0%          $  8,179,075          16.0%
NOW accounts                                      8,900,859          11.7%             6,817,201          13.4%
Money market accounts                             12,467,749         16.3%            10,801,282          21.1%
Savings accounts                                  12,257,853         16.1%               897,959           1.8%
Time deposits less than $100,000                  19,016,437         25.0%            16,385,894          32.1%
Time deposits of $100,000 or over                 12,880,959         16.9%             7,952,420          15.6%
                                                ------------       -------         -------------         ------

Total deposits                                   $76,168,512        100.0%          $ 51,033,831         100.0%
                                                 ===========       =======         =============         ======

         Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $63,287,553 and $43,081,411 at December 31, 2001 and 2000, respectively. The maturity distribution of our time deposits of $100,000 or more at December 31, 2001 is shown in the following table.

      MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31, 2001

          Three months or less                       $ 4,456,793
          Over three through six months                5,864,093
          Over six through twelve months               1,212,767
          Over twelve months                           1,347,306
                                                     -----------
          Total                                      $12,880,959
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

         Borrowed funds. Borrowed funds consisted primarily of short-term borrowings provided through a U.S. Treasury demand note associated with a treasury tax and loan account. These borrowings averaged $479,866 for 2001 at an average rate of 3.32%. The balance outstanding at December 31, 2001 was $1,000,000. There were no other borrowings during the year.

         We have an unsecured line of credit available on a one to fourteen day basis with a bank for $2,100,000. In addition, we also have an unsecured fed funds line available from another bank for $1,800,000. Credit is also available through our Bank's membership with the Federal Home Loan Bank of Atlanta. No borrowings have been made from any of these sources as of December 31, 2001.

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

         Under the capital adequacy guidelines, capital is classified into two tiers. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. The qualifying capital base for purposes of the risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. Our Bank is also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

         Our Bank exceeded the minimum capital requirements set by the regulatory agencies at December 31, 2001 and 2000. Refer to Note 18 of the Notes to Consolidated Financial Statements for an analysis of our capital ratios for the two years.

         We believe that capital is sufficient to fund the activities of our Bank's normal operations in the near future, and that our Bank will generate sufficient income from operations to fund activities on an on-going basis. Our holding company still retains capital to fund activities which may from time to time be considered appropriate investments of capital at some point in the future. There are currently no commitments outstanding for significant capital expenditures.

         Our board of directors approved approximately 100,000 shares of our stock to be purchased as treasury stock. Since 1999, we have purchased 56,300 shares of our outstanding stock at an average cost of $9.17 per share. In 2001, all of the shares purchased as treasury stock were formally retired.

         In January 2001, our board of directors approved a 5% stock dividend to be paid to shareholders of record as of February 15, 2001 with payment date of March 1, 2001. A second 5% stock dividend was approved on November 20, 2001 and paid on January 2, 2002 to shareholders of record as of December 15, 2001. The issuance of these stock dividends had no effect on our total capital, although they decreased the book value per share and earnings per share since the number of shares outstanding were increased. Per share amounts have been restated for the effect of the dividend paid in early 2002.

Off-Balance Sheet Risk

         The Company, through the operations of the Bank, makes contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of the Bank at predetermined interest rates for a specified period of time. At December 31, 2001, the Bank had issued commitments to extend credit of $12,122,000 of home equity lines of credit, construction loans, and commercial lines of credit. The commitments expire over periods from six months to ten years. Past experience indicates that many of these commitments to extend credit will expire unused. However, as described in "Liquidity Management", the Company believes that it has adequate sources of liquidity to fund commitments that are drawn upon by the borrower.

         In addition to commitments to extend credit, the Bank also issues standby letters of credit which are assurances to a third party that they will not suffer a loss if the Bank's customer fails to meet its contractual obligation to the third party. Standby letters of credit totaled $583,500 at December 31, 2001. Past experience indicates that many of these standby letters of credit will expire unused. However, through its various sources of liquidity, the Bank believes that it will have the necessary resources to meet these obligations should the need arise.

         Neither the Company nor its subsidiary is involved in other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements, or transactions that could result in liquidity needs or other commitments or significantly impact earnings. There were no obligations under noncancelable operating lease agreements at December 31, 2001.

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

         At December 31, 2001, our liquid assets, consisting of cash and due from banks and federal funds sold, amounted to $9,432,209, representing 10.7% of total assets. Investment securities and short-term investments amounted to $24,779,270, representing 28.2% of total assets; these securities and investments provide a secondary source of liquidity since they can be converted into cash in a timely manner. Our ability to maintain and expand our deposit base and borrowing capabilities also serves as a source of liquidity.

         We plan to meet future cash needs through the liquidation of temporary investments, maturities of loans and investment securities, and generation of deposits. In addition, our Bank maintains a line of credit from its correspondent bank in the amount of $2,100,000 and a fed funds line from another bank in the amount of $1,800,000. Our Bank is also a member of the Federal Home Loan Bank from which application for borrowings can be made for leverage purposes, if so desired. Management believes that our existing stable base of core deposits along with continued growth in this deposit base will enable us to successfully meet our expected liquidity needs.

         The Federal Home Loan Bank (FHLB) requires that securities, qualifying single family mortgage loans and stock of the FHLB owned by the Bank be pledged to secure any advances from the FHLB. The unused borrowing capacity currently available from the FHLB assumes that the Bank's $137,100 investment in FHLB stock as well as certain securities and qualifying mortgages would be pledged to secure any future borrowings. The Bank believes that it could obtain additional borrowing capacity from the FHLB by identifying additional qualifying collateral that could be pledged.

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

         The terrorist attacks that occurred in New York City and Washington, D.C. on September 11, 2001, and the United States' subsequent response to these events have resulted in a general economic slowdown that may adversely affect our banking business. Economic slowdowns or recessions in our primary market area may be accompanied by reduced demand for credit, decreasing interest margins and declining real estate values, which may in turn result in a decrease in net earnings and an increased possibility of potential loan losses in the event of default. Any sustained period of decreased economic activity, increased delinquencies, foreclosures or losses could limit our growth and negatively affect our results of operations. We cannot predict the extent or duration of these events or their effect upon our business and operations. We will, however, closely monitor the effect of these events upon our business, and make adjustments to our business strategy as we deem necessary.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Directors
People's Community Capital Corporation
Aiken, South Carolina


         We have audited the accompanying consolidated balance sheets of People's Community Capital Corporation as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of People's Community Capital Corporation as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




Greenwood, South Carolina
January 14, 2002

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                        -----------------------------
                                                                                          2001                 2000
                                                                                        -------              --------


ASSETS
CASH AND DUE FROM BANKS                                                                  $3,043,209           $1,603,996
FEDERAL FUNDS SOLD                                                                        6,389,000            5,500,000
SHORT-TERM INVESTMENTS                                                                      971,889              999,028
SECURITIES - Available for sale                                                          23,807,381           10,852,109
LOANS RECEIVABLE - Net                                                                   49,600,794           40,080,422
PROPERTIES AND EQUIPMENT - Net                                                            3,173,338            2,188,878
ACCRUED INTEREST RECEIVABLE                                                                 525,800              421,930
OTHER ASSETS                                                                                219,075              195,173
                                                                                      -------------         ------------
            Total assets                                                              $  87,730,486        $  61,841,536
                                                                                      =============        =============
                       LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS
     Noninterest bearing                                                               $ 10,644,655           $8,179,075
     Interest bearing                                                                    65,523,857           42,854,756
                                                                                      -------------         ------------
            Total deposits                                                               76,168,512           51,033,831
ACCRUED INTEREST PAYABLE                                                                     64,283               86,368
OTHER BORROWINGS                                                                          1,000,000              344,631
ACCRUED EXPENSES AND OTHER LIABILITIES                                                       50,472              480,613
                                                                                      -------------         ------------
            Total liabilities                                                            77,283,267           51,945,443
                                                                                      -------------         ------------
COMMITMENTS AND CONTINGENCIES - Notes 12, 14, 15 and 20
SHAREHOLDERS' EQUITY
     Common stock, $.01 par; 10,000,000 shares authorized, 991,845 and
         998,262 shares issued at December 31, 2001 and 2000, respectively                    9,918                9,983
     Additional paid-in capital                                                           9,699,178            9,776,507
     Retained earnings                                                                      741,097              508,303
     Accumulated other comprehensive loss                                                    (2,974)             (34,458)
                                                                                      -------------         ------------
                                                                                         10,447,219           10,260,335
     Treasury stock, 0 and 39,749 shares at cost at December 31, 2001
         and 2000, respectively                                                                   -             (364,242)
                                                                                      -------------         ------------
           Total shareholders' equity                                                    10,447,219            9,896,093
                                                                                      -------------         ------------
           Total liabilities and shareholders' equity                                 $  87,730,486         $ 61,841,536
                                                                                      =============         ============


The accompanying notes are an integral part of these consolidated financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                               For the years ended
                                                                                                     December 31,
                                                                                              --------------------------
                                                                                                2001               2000
                                                                                              -------             ------

INTEREST INCOME
    Loans, including fees                                                                    $4,031,859        $3,615,025
     Securities and short-term investments                                                      810,996           673,538
     Federal funds sold                                                                         240,813           273,431
                                                                                             ----------        ----------
         Total interest income                                                                5,083,668         4,561,994
                                                                                             ----------        ----------
INTEREST EXPENSE
     Deposits                                                                                 2,228,116         1,814,614
     Other borrowings                                                                            15,920            25,565
                                                                                             ----------        ----------
         Total interest expense                                                               2,244,036         1,840,179
                                                                                             ----------        ----------
         Net interest income                                                                  2,839,632         2,721,815
PROVISION FOR LOAN LOSSES                                                                       116,506           250,009
                                                                                             ----------        ----------
         Net interest income after provision for loan losses                                  2,723,126         2,471,806
                                                                                             ----------        ----------
NONINTEREST INCOME
     Service charges on deposit accounts                                                        443,523           241,090
     Gain on sale of securities                                                                  37,538                 -
     Other                                                                                      183,211           116,705
                                                                                             ----------        ----------
         Total noninterest income                                                               664,272           357,795
                                                                                             ----------        ----------
NONINTEREST EXPENSES
     Salaries and employee benefits                                                           1,367,612         1,075,229
     Occupancy and equipment                                                                    257,223           241,554
     Consulting and professional fees                                                           127,212           106,150
     Customer related                                                                           101,677            69,375
     General operating                                                                          387,693           327,250
     Other                                                                                      154,394           133,067
                                                                                             ----------        ----------
         Total noninterest expenses                                                           2,395,811         1,952,625
                                                                                             ----------        ----------
         Income before income taxes                                                             991,587           876,976
INCOME TAX PROVISION                                                                            340,354           310,353
                                                                                             ----------        ----------
NET INCOME                                                                                   $  651,233        $  566,623
                                                                                             ==========        ==========
EARNINGS PER SHARE
     Basic                                                                                   $     0.63        $     0.53
     Diluted                                                                                       0.55              0.53
WEIGHTED AVERAGE SHARES OUTSTANDING
     Basic                                                                                     1,038,374         1,069,042
     Diluted                                                                                   1,185,045         1,069,042


The accompanying notes are an integral part of these consolidated financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF CMPREHENSIVE INCOME
                                                                                                 For the years ended
                                                                                                     December 31,
                                                                                              ------------------------
                                                                                               2001              2000
                                                                                              ------            ------
NET INCOME                                                                                    $  651,233        $  566,623

OTHER COMPREHENSIVE INCOME
     Net change in unrealized gain on securities available for sale, net of reclassification adjustments and tax effects of $20,989 in
         2001 and $52,971 in 2000                                                                 31,484            79,456
                                                                                              -----------        ---------
COMPREHENSIVE INCOME                                                                          $   682,717        $ 646,079
                                                                                              ===========        =========

The accompanying notes are an integral part of these consolidated financial statements.
                                       20


                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                                                                               Accumulated
                                                                          Additional Retained     other                    Total
                                                       Common Stock       paid-in   earnings   comprehensive  Treasury shareholders'
                                                     Shares      Amount   capital   (deficit) income (loss)     stock      equity
                                                     ------------------  ---------- --------- --------------- -------- ------------

BALANCE, DECEMBER 31, 1999                            998,262   $ 9,983 $ 9,776,507  $ (58,320) $(113,914)  $(157,500) $ 9,456,756
     Net income                                             -         -           -    566,623          -           -      566,623
     Purchase of 24,749 shares of treasury stock                      -           -          -          -    (206,742)    (206,742)
     Net change in unrealized gain on securities
         available for sale - Net of reclassification
         adjustment and tax effects                        -          -           -          -     79,456            -      79,456
                                                     --------   ------- -----------   --------- ---------     --------  ----------
BALANCE, DECEMBER 31, 2000                            998,262     9,983   9,776,507    508,303    (34,458)   (364,242)   9,896,093
     Net income                                             -         -           -    651,233          -           -      651,233
     Stock split effected in the form of a stock
         dividend (5%)                                 49,883       498     438,970   (418,439)         -     (21,029)          -
     Cash paid in lieu of stock dividends                   -         -        (263)         -          -           -         (263)
     Purchase of 8,000 shares of treasury stock             -         -           -          -          -     (72,000)     (72,000)
     Retirement of treasury stock                     (50,136)     (563)   (456,708)         -          -     457,271           -
     Purchase and  retirement of  6,164 shares of
         treasury stock                                (6,164)        -     (59,328)         -          -           -      (59,328)
     Net change in unrealized gain on securities
         available for sale - Net of reclassification
         adjustment and tax effects                        -          -           -          -     31,484           -       31,484
                                                     --------   ------- -----------   --------   --------    --------  -----------
BALANCE, DECEMBER 31, 2001                            991,845   $ 9,918 $ 9,699,178  $ 741,097   $ (2,974)   $      -  $10,447,219
                                                     ========   ======= ===========   ========   ========    ========  ===========

The accompanying notes are an integral part of these consolidated financial statements.
                                       21

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             For the years ended
                                                                                     ------------------------------------
                                                                                                   December 31,
                                                                                            2001               2000
                                                                                     ------------------------------------


OPERATING ACTIVITIES
   Net income                                                                                  $ 651,233          $ 566,623
   Adjustments to reconcile net income to net cash provided by operating activities
            Depreciation and amortization                                                        165,586            115,382
            Provision for loan losses                                                            116,506            250,009
            Deferred income tax provision                                                        (21,101)           (56,933)
            Changes in deferred and accrued amounts
               Other assets and accrued interest receivable                                     (118,130)           (18,206)
               Accrued expenses and other liabilities and accrued interest payable              (452,226)           350,977
                                                                                               ---------         ----------
                   Net cash provided by operating activities                                     341,868          1,207,852
                                                                                              ----------         ----------
INVESTING ACTIVITIES
     Activity in securities
         Purchases                                                                           (30,749,216)          (508,500)
         Maturities and calls                                                                 17,825,428            500,000
     Net (increase) decrease in short-term investments                                            27,139           (999,028)
     Purchases of properties and equipment                                                    (1,138,586)          (613,940)
     Loan originations and principal collections - Net                                        (9,636,879)        (7,105,234)
     Net (increase) decrease in federal funds sold                                              (889,000)            50,000
                                                                                             -----------         ----------
                    Net cash used for investing activities                                   (24,561,114)        (8,676,702)
                                                                                             ------------        ----------
FINANCING ACTIVITIES
     Net increase in deposits                                                                 25,134,681          7,865,090
     Net proceeds (payments) from borrowings                                                     655,369           (661,796)
     Cash paid in lieu of stock dividend                                                            (263)                 -
     Net decrease in federal funds purchased                                                           -         (1,000,000)
     Purchase of treasury stock                                                                 (131,328)          (206,742)
                                                                                            ------------        -----------
                    Net cash provided by financing activities                                 25,658,459          5,996,552
                                                                                            ------------        -----------

                    Net increase (decrease) in cash and cash equivalents                       1,439,213         (1,472,298)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                   1,603,996          3,076,294
                                                                                            ------------        -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                                                      $  3,043,209       $  1,603,996
                                                                                            ============       ============
SUPPLEMENTAL CASH FLOW INFORMATION
     Interest paid on deposits and borrowed funds                                           $  2,245,936       $  1,816,194
                                                                                            ============       ============
     Income taxes paid                                                                      $    695,103       $     46,347
                                                                                            ============       ============
     Unrealized net gain on securities available for sale, net of income tax                $     31,484       $     79,456
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

       The Bank also operates a wholly owned subsidiary, People's Financial Services, Inc. This subsidiary is primarily engaged in the business of offering stocks, bonds, mutual funds, annuities, and insurance products.


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

    Estimates
       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of income and expenses during the reporting periods. Actual results could differ from those estimates.
                                                                     (Continued)

    Securities
       Securities that may be sold prior to maturity for asset/liability management purposes, are classified as securities available for sale and carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary are included in earnings as realized losses. Debt securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. There were no held to maturity securities at December 31, 2001 and 2000.

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

    Nonaccrual loans
       Loans are generally placed on nonaccrual at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance of cash or cash equivalents for a minimum of six months.

    Allowance for loan losses
       The allowance for loan losses is established through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

                                                                     (Continued)

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

                                                                     (Continued)

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

       The Corporation declared two five percent stock dividends in 2001. One was issued in March 2001 and the other issued in January 2002. Earnings per share presentations have been restated to reflect these transactions.

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

                                                                     (Continued)

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

    Recently issued accounting standards
       In July 2001, the SEC issued Staff Accounting Bulletin (SAB) No. 102 - Selected Loan Loss Allowance Methodology and Documentation Issues. This staff accounting bulleting clearly defines the required development, documentation, and application of a systematic methodology for determining allowances for loan and lease losses in accordance with generally accepted accounting principles. The Company believes that it is in compliance with SAB 102.

       In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141 - Business Combinations. This FASB addresses accounting and reporting for all business combinations and defines the purchase method as the only acceptable method. This statement is effective for all business combinations initiated after June 30, 2001.

       In June 2001, the FASB issued SFAS No. 142 - Goodwill and Other Intangible Assets. This SFAS addresses how goodwill and other intangible assets should be accounted for at their acquisition (except for those acquired in a business combination) and after they have been initially recognized in the financial statements. The statement is effective for all fiscal years beginning after December 15, 2001. The Company believes the effect of this SFAS will not have a material impact on the financial position of the Company.
                                                                     (Continued)

       In August 2001, the FASB issued SFAS No. 144 - Accounting for the Impairment or Disposal of Long-Lived Assets. This SFAS supercedes prior pronouncements associated with impairment or disposal of long-lived assets. The SFAS establishes methodologies for assessing impairment of long-lived assets, including assets to be disposed of by sale or by other means. This statement is effective for all fiscal years beginning after December 15, 2001. This SFAS is not expected to have a material impact on the Company's financial position.

       Additional accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS
              The Bank is required to maintain average reserve balances either at the Bank or on deposit with the Federal Reserve Bank. At December 31, 2001, these required reserves were met by vault cash.

NOTE 3 - SECURITIES
              Available for sale - The amortized cost, gross unrealized holding gains and losses and fair values of securities available for sale consist of the following:

                                                                                 December 31, 2001
                                                           -----------------------------------------------------------
                                                              Amortized             Gross unrealized
                                                                 cost            Gains       Losses         Fair value

Securities
    U.S. Government Agency obligations                    $     9,561,655  $      3,204     $       -        $9,574,859
    Corporate Securities                                        3,805,627        22,585             -         3,828,212
    Municipal Bonds                                             3,300,342             -        25,229         3,275,113
    Mortgage Backed Securities                                  6,990,794         1,303             -         6,992,097
                                                               23,658,418        37,092        25,229        23,670,281
    Federal Home Loan Bank stock - Restricted                     137,100             -             -           137,100
                                                          ---------------   -----------   -----------    --------------

                                                          $    23,795,518   $    37,092   $    25,229    $   23,807,381
                                                          ===============   ===========   ===========    ==============

                                                                                    December 31, 2000
                                                          -------------------------------------------------------------
Securities
    U.S. Government Agency obligations                    $    10,799,639   $        -    $    57,430    $   10,742,209
    Federal Home Loan Bank stock - Restricted                     109,900            -             -            109,900
                                                          ---------------   -----------   -----------    --------------
                                                          $    10,909,539   $        -    $    57,430    $   10,852,109
                                                          ===============   ===========   ===========    ==============

         The amortized cost and fair value of securities at December 31, 2001, by contractual maturity, follow:


                                                                     (Continued)

                                                                    Amortized
                                                                        cost     Fair value
                                                                    ----------   ----------

Securities
    Due after one year through five years                      $    17,351,626   $ 17,393,178
    Due after five years through ten years                           5,443,915      5,413,062
    Due after 10 years                                                 862,877        864,041
    Federal Home Loan Bank stock (no maturity)                         137,100        137,100
                                                                --------------    -----------
                                                                   $23,795,518    $23,807,381
                                                                ==============    ===========

              During 2001 and 2000, securities sold yielded a net gain of $37,538 and $0 respectively.

              At December 31, 2001 and 2000, securities with an amortized cost of $7,041,527 and $2,524,639, respectively and a fair value of $7,054,727 and $2,505,664, respectively were pledged as collateral for certain other borrowings and to secure certain public deposits.

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

              The Corporation's loan portfolio is summarized below:
                                                                               December 31,
                                                              ---------------------------------------
                                                                        2001                  2000
                                                                      --------               ------
Loans other than mortgage
    Commercial                                                $      4,911,737     $       7,266,130
Consumer                                                             2,208,994             2,588,111
Other                                                                   29,475                10,879
Mortgage
    Commercial                                                      29,499,990            16,125,646
    Residential                                                     13,650,406            13,700,785
    Other                                                                    -               986,590
                                                              -----------------     ----------------
       Gross loans                                                  50,300,602            40,678,141
Less allowance for loan losses                                         637,000               572,000
Less deferred loan fees                                                 62,808                25,719
                                                              ----------------     -----------------
       Net loans                                              $     49,600,794     $      40,080,422
                                                              ================     =================

Changes in the allowance for loan losses were as follows:
                                                                             December 31,
                                                               -------------------------------------
                                                                       2001                  2000
                                                                     --------               ------

Balance, beginning of year                                    $        572,000     $         410,000
Provision charged to operations                                        116,506               250,009
Loans charged off                                                      (54,985)              (88,241)
Recoveries on loans previously charged off                               3,479                   232
                                                              ----------------     -----------------
Balance, end of year                                          $        637,000     $         572,000
                                                              ================     =================

              Approximately $15,971,192 and $9,645,333 of the loans were variable interest rate loans at December 31, 2001 and 2000, respectively. The remaining portfolio was fixed interest rate loans. There were $552,898 of non-accrual loans at December 31, 2001 and $47,974 at December 31, 2000. There were no impaired loans at December 31, 2001 and December 31, 2000.

NOTE 5 - PROPERTIES AND EQUIPMENT

              Properties and equipment included in the consolidated balance sheets are summarized as follows:

                                                                                                   December 31,
                                                                                    ------------------------------------
                                                                                              2001             2000
                                                                                    ---------------     --------------

Land and buildings                                                                  $     2,768,894     $    1,406,553
Furniture, fixtures and equipment                                                           852,599            612,069
Construction in progress                                                                          -            474,294
                                                                                    ---------------     --------------

                                                                                          3,621,493          2,492,916
    Less accumulated depreciation                                                          (448,155)          (304,038)
                                                                                    ---------------     --------------
                                                                                    $     3,173,338     $    2,188,878
                                                                                    ===============     ==============

              Depreciation expense for the years ended December 31, 2001 and 2000 amounted to $154,628 and $103,922, respectively.

               Type of asset                              Life in years                 Depreciation method
------------------------------------------       ---------------------------    ------------------------------------

Software                                                        3                       Straight-line
Furniture, fixtures and equipment                               3 to 15                 Straight-line
Buildings and improvements                                     40                       Straight-line

NOTE 6 - OTHER ASSETS

              Other assets include the following:
                                                                                                  December 31,
                                                                                    ---------------------------------
                                                                                           2001              2000
                                                                                       -----------        ----------

Other                                                                               $        94,871     $       54,261
Deferred tax asset - Net                                                                    124,204            140,912
                                                                                    ---------------     --------------
                                                                                    $       219,075     $      195,173
                                                                                    ===============     ==============
NOTE 7 - DEPOSITS

              Deposits are summarized as follows:
                                                                                                   December 31,
                                                                                       ------------------------------
                                                                                            2001               2000
                                                                                        ----------          ---------

Demand (noninterest bearing)                                                        $    10,644,655    $     8,179,075
Demand (interest bearing) and savings                                                    33,626,461         18,516,442
Time
    $100,000 and over                                                                    12,880,959          7,952,420
    Under $100,000                                                                       19,016,437         16,385,894
                                                                                    ---------------     --------------

       Total                                                                        $    76,168,512    $    51,033,831
                                                                                    ===============    ===============

                                                                     (Continued)

              Interest expense on time deposits in excess of $100,000 for the years ended December 31, 2001 and 2000 were approximately $597,000 and $454,000, respectively. Scheduled maturities of time deposits are as follows:

                                                                                                December 31,
                                                                                    ---------------------------------
                                                                                          2001                2000
                                                                                        --------           ----------
One year or less                                                                    $    26,782,836     $   19,017,596
From one year to three years                                                              4,972,964          5,215,450
After three years                                                                           141,596            105,268
                                                                                    ---------------     --------------

                                                                                    $    31,897,396     $   24,338,314
                                                                                    ===============     ==============


NOTE 8 - OTHER BORROWINGS

              The Bank has a demand note through the U.S. Treasury, Tax and Loan system with the Federal Reserve Bank of Richmond. The note is secured by U.S. Government Agency obligations and mortgage-backed securities with a market value of $1,185,054 at December 31, 2001. The amount outstanding under the note totaled $1,000,000 and $344,631 at December 31, 2001 and 2000, respectively.

NOTE 9 - UNUSED LINES OF CREDIT

              At December 31, 2001, the Bank had $2,100,000 and $1,800,000
available under unsecured lines of credit with The Banker's Bank and Columbus Bank and Trust, respectively. The line of credit with The Banker's Bank expires September 1, 2002. These lines of credit are federal funds lines and are available on a one to fourteen day basis for general corporate purposes.

              In addition, the Bank has credit availability with the Federal Home Loan Bank of Atlanta. The amount of credit availability varies in relation to the assets of the Bank.

NOTE 10 - INCOME TAXES

              The significant components of the income tax provision are as follows:

                                                                                          For the years ended
                                                                                                 December 31,
                                                                                    -----------------------------------
                                                                                              2001              2000
                                                                                           --------           -------

Currently payable                                                                   $       361,455     $      367,286
Deferred income tax benefit                                                                 (21,101)           (56,933)
                                                                                    ---------------     --------------

    Income tax provision                                                            $       340,354     $      310,353
                                                                                    ===============     ==============

                                                                     (Continued)

The significant components of deferred income tax assets and liabilities consist of the following and are presented in other assets:

                                                                                       Deferred tax asset (liability)
                                                                                                  December 31,
                                                                                              2001               2000
                                                                                    ---------------     --------------

Depreciation                                                                         $      (80,934)    $     (76,540)
Loan loss provisions                                                                        219,975            194,480
Net unrealized (gain) loss on securities available for sale                                 (14,837)            22,972
                                                                                    ----------------    --------------
                                                                                            124,204            140,912
Valuation allowance                                                                              -                  -
                                                                                    ---------------     --------------

                                                                                    $       124,204     $      140,912
                                                                                    ===============     ==============

              Income tax expenses are allocated between the Corporation and the Bank under the contribution to consolidated taxable income method.

NOTE 11 - RETIREMENT PLAN

              The Bank sponsors a defined contribution employee benefit plan (401(k) plan) covering eligible employees (as defined in the Plan), whereby employees can defer a portion of their earnings. The matching contributions of the Bank are determined by the Board on an annual basis. For the years ended December 31, 2001 and 2000, matching Bank contributions totaled $19,017 and $10,834, respectively.

NOTE 12 - STOCK BASED COMPENSATION AND STOCK OPTION PLAN

              The Corporation has employment agreements with two officers, the Chief Executive Officer and the Vice Chairman. The officers were granted options to purchase an amount equal to 5% of the shares sold in the initial offering (approximately 52,500 shares each) at $10.00 per share (adjusted to $9.52 for stock dividends). The options vest at the rate of one-fifth per year, subject to the officers being employed by the Corporation on such dates and meeting certain performance criteria.

              Also, the Corporation is obligated in its employment agreement to grant additional options to the Chief Executive Officer for the future purchase of 10,500 shares of common stock at $10.00 per share (adjusted to $9.52 for stock dividends). These options were granted in July 1999 and vest at 2,100 shares per year.

              The Corporation sponsors a stock option plan for the benefit of the directors, officers and employees. The Board may grant up to 262,500 options (adjusted for 5% stock dividend issued March 2001) at an option price per share not less than the fair market value on the date of grant. These are inclusive of the options granted the Chief Executive Officer and the Vice Chairman. The Directors were granted 5,250 options each. All options granted vest 20% each year for five years based on certain performance criteria and expire ten years from the grant date.

                                                                     (Continued)

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

                                                                                              For the years ended
                                                                                                  December 31,
                                                                                    ----------------------------------
                                                                                               2001              2000
                                                                                    ----------------------------------

Net income - As reported                                                            $        651,233    $      566,623
Net income - Proforma                                                                        620,011           535,398
Earnings per share - As reported
Basic                                                                                            .63               .53
Diluted                                                                                          .55               .53
Earnings per share - Proforma
Basic                                                                                            .60               .50
Diluted                                                                                          .52               .50

              The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model. The risk free interest rate used was 4.77%, the expected option life was ten years, the assumed dividend rate was zero and the expected volatility was 8.0%.

              A summary of the status of the Plan and changes during the year ended on that date is presented below:

                                                    December 31, 2001                       December 31, 2000
                                          ------------------------------------   -------------------------------------
                                                              Weighted avg                             Weighted avg
                                                Shares         exercise price          Shares          exercise price
                                          -------------    -------------------   -------------   ---------------------
Outstanding at beginning of year                231,414        $  9.52                 226,689            $  9.52
Granted                                          37,000            9.56                  7,875               9.52
Forfeited or expired                            (10,000)           9.52                 (3,150)              9.52
Exercised                                            -                                       -
                                          -------------                          -------------

Outstanding at year end                         258,414            9.53                231,414               9.52
                                          =============                          =============

Options exercisable at year end                 139,687            9.52                 89,414               9.52
Weighted-average fair value of options
    granted during the year                                        9.56                                      9.52
Shares available for grant under the plan         4,086                                 31,086


         The weighted average remaining contractual life of the options outstanding at December 31, 2001 was 7.53 years.


NOTE 13 - RELATED PARTY TRANSACTIONS

              Directors and officers of the Bank are customers of and had transactions with the Bank in the ordinary course of business. Additional transactions may be expected to take place in the future. Included in such transactions are outstanding loans and commitments, all of which were made on comparable terms, including interest rate and collateral, as those prevailing at the time for other customers of the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features. Total loans outstanding to all officers and directors, including immediate family and business interests, at December 31, 2001 and 2000 were $2,057,204 and $1,879,423, respectively. During 2001 and 2000, new loans and advances on existing loans of $902,924 and $1,272,627 were made to this group and repayments of $725,143 and $399,685 were received, respectively.


NOTE 14 - LEGAL CONTINGENCIES

              From time to time, the Bank may be a party to various litigation and claims, both as plaintiff and as defendant, arising from its normal operations. At December 31, 2001, the Bank was not involved with any litigation matters.


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

              Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Commitments to extend credit, including unused lines of credit, amounted to approximately $12,122,000 and $9,633,000 at December 31, 2001 and 2000, respectively.

              Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support the financing needs of the Bank's commercial customers, and are short-term in nature. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Commitments under standby letters of credit amounted to $583,500 and $40,000 at December 31, 2001 and 2000, respectively, which were granted primarily to commercial borrowers.

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

              The carrying values and estimated fair values of the Corporation's financial instruments as of December 31, are as follows:

                                                                   2001                              2000
                                                     -------------------------------    ------------------------------
                                                            Carrying        Estimated       Carrying   Estimated
                                                              amount       fair value        amount     fair value

Financial assets
    Cash and due from banks                          $      3,043,209    $   3,043,209    $   1,603,996      1,603,996
    Federal funds sold                                      6,389,000        6,389,000        5,500,000      5,500,000
    Short-term investments                                    971,889          971,889          999,028        999,028
    Securities available for sale                          23,807,381       23,807,381       10,852,109     10,852,109
    Loans receivable - Net                                 49,600,794       50,807,973       40,080,422     41,015,291

Financial liabilities
    Demand deposit, interest-bearing transaction
       and savings accounts                                44,271,116       44,271,116       26,695,517     26,695,517
    Certificates of deposit                                31,897,396       31,192,641       24,338,314     24,011,268
    Other borrowings                                        1,000,000        1,000,000          344,631        344,631

OFF-BALANCE SHEET FINANCIAL
INSTRUMENTS
    Commitments to extend credit                           12,122,000       12,122,000        9,633,000      9,633,000
    Standby letters of credit                                 583,500          583,500           40,000         40,000

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

Securities - Securities available-for-sale, fair value equals the carrying amount, which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.
                                                                     (Continued)

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

                                                                    (Continued)

              Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2001 and 2000, that the Bank meets all capital adequacy requirements to which it is subject.

              To be categorized as well capitalized, they must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. The Bank's actual capital amounts and ratios as of December 31, 2001 and 2000 are also presented in the tables.

                                                                                                   To be well
                                                                                                 capitalized under
                                                                    For capital                 prompt corrective
                                                   Actual          adequacy purposes            action provisions
                                       Amount       Ratio          Amount       Ratio           Amount       Ratio
                                   -----------   ---------    --------------    --------    -------------  ----------

AS OF DECEMBER 31, 2001
    Total capital
      (to risk-weighted assets)    $   7,408,000      12.4%   >    $  4,798,640     > 8.0%      > $ 5,998,300    > 10.0%
                                                              -                     -           -                -
    Tier I capital
       (to risk-weighted assets)       6,771,000      11.3    >       2,339,320     > 4.0       >   3,598,980    >  6.0
                                                              -                     -           -                -
    Tier I capital
       (to average assets)             6,771,000       8.5    >       3,204,120     > 4.0       >   4,005,150    >  5.0
                                                              -                     -           -                -
AS OF DECEMBER 31, 2000
    Total capital
       (to risk-weighted assets)    $  6,704,000      16.0%   >    $  3,347,100     > 8.0%      > $ 4,183,900    > 10.0%
                                                              -                     -           -                -
    Tier I capital
       (to risk-weighted assets)       6,180,000       14.8   >       1,673,600     > 4.0       >   2,510,300    >  6.0
                                                              -                     -           -                -

    Tier I capital
       (to average assets)             6,180,000       10.7   >       2,304,800     > 4.0       >   2,881,000    >  5.0
                                                              -                     -           -                -


NOTE 19 - CONDENSED FINANCIAL INFORMATION

              Following is condensed financial information of People's Community Capital Corporation (parent company only):

                            CONDENSED BALANCE SHEETS
                                     ASSETS
                                                                                                December 31,
                                                                                     -----------------------------
                                                                                         2001                 2000
                                                                                        -----                -----

Cash and due from banks                                                         $          12,325    $          15,512
Federal funds sold                                                                         34,000              600,000
Short-term investments                                                                    971,889              999,028

Investments available for sale                                                          2,477,813            1,986,185
Investment in bank subsidiary                                                           6,902,318            6,285,410
Other assets                                                                               50,374               45,455
                                                                                -----------------    -----------------

                                                                                $      10,448,719    $       9,931,590
                                                                                =================    =================


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities                                                                     $           1,500    $         35,497
Shareholders' equity                                                                   10,447,219           9,896,093
                                                                                -----------------    ----------------
                                                                                $      10,448,719    $      9,931,590
                                                                                =================    ================

                         CONDENSED STATEMENTS OF INCOME
                                                                                             For the years ended
                                                                                                December 31,
                                                                                --------------------------------------
                                                                                            2001                 2000
                                                                                -----------------    -----------------
INTEREST INCOME ON INVESTMENTS                                                  $         178,582    $         210,183
OPERATING EXPENSES                                                                         68,188               63,869
                                                                                -----------------    -----------------
    Income before income taxes and equity in undistributed
       net income of Bank                                                                 110,394              146,314
PROVISION FOR INCOME TAXES                                                                 39,559               52,929
                                                                                -----------------    -----------------
    Net income before equity in undistributed net income of Bank                           70,835               93,385

EQUITY IN UNDISTRIBUTED NET INCOME OF BANK
    SUBSIDIARY                                                                            580,398              473,238
                                                                                -----------------    -----------------
NET INCOME                                                                      $         651,233    $         566,623
                                                                                =================    =================


                       CONDENSED STATEMENTS OF CASH FLOWS
                                                                                           For the years ended
                                                                                                 December 31,
                                                                                --------------------------------------
                                                                                            2001                 2000
                                                                                -----------------    -----------------
OPERATING ACTIVITIES
    Net income                                                                  $         651,233    $         566,623
    Adjustments to reconcile net income to net cash provided by operating activities
          Equity in undistributed net income of the bank subsidiary                      (580,398)            (473,238)
          Depreciation and amortization                                                     3,672                3,672
          (Increase) decrease in other assets                                              (7,095)             161,591
          Increase (decrease) in other liabilities                                        (35,497)              11,672
                                                                                -----------------    -----------------
              Net cash provided by operating activities                                    31,915              270,320
                                                                                -----------------    -----------------
INVESTING ACTIVITIES
    Maturities of securities                                                            3,003,350              500,000
    Net decrease in federal funds sold                                                    566,000              430,000
    Purchase of securities available for sale                                          (3,500,000)                   -
    (Increase) decrease in short-term investments                                          27,139             (999,028)
                                                                                -----------------    ------------------

              Net cash provided by (used for) investing activities                         96,489              (69,028)
                                                                                -----------------    -----------------
FINANCING ACTIVITIES
    Cash paid in lieu of stock dividend                                                      (263)                   -
    Purchase of treasury stock                                                           (131,328)            (206,742)
                                                                                ------------------   -----------------
              Net cash used for financing activities                                     (131,591)            (206,742)
                                                                                ------------------   -----------------
              Net decrease in cash and cash equivalents                                    (3,187)              (5,450)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                               15,512               20,962
                                                                                -----------------    -----------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                          $          12,325    $          15,512
                                                                                =================    =================

NOTE 20 - SUBSEQUENT EVENTS

              On November 20, 2001, the Board of Directors declared a 5% stock dividend payable on January 2, 2002 to shareholders of record on December 15, 2001. Per share amounts in the accompanying financial statements have been retroactively restated for the change in capital structure for all periods presented. Disclosures other than earnings per share presentations have not been retroactively restated.

                                 CORPORATE DATA

ANNUAL MEETING

The Annual Meeting of the Shareholders of People's Community Capital Corporation will be held at 5:15 p.m. on Thursday, April 25, 2002 at our new corporate office located at 125 Park Avenue, S.W., Aiken, South Carolina.

CORPORATE OFFICE:                     GENERAL COUNSEL:
125 Park Avenue, SW                   Nelson, Mullins, Riley & Scarborough, LLP
Aiken, South Carolina 29801           First Union Plaza
(803) 641-0142                        999 Peachtree Street, Suite 1400
(803) 641-7555 Fax                    Atlanta, Georgia 30309

STOCK TRANSFER AGENT:                 INDEPENDENT AUDITORS:
First Citizens Bank                   Elliott Davis LLP
P.O. Box 29                           P.O. Box 429
Columbia, South Carolina 29202        Greenwood, South Carolina 29648

STOCK INFORMATION:
Our common stock is quoted on the OTC Bulletin Board under the symbol "PPLM". As of March 15, 2002, there were 1,042,988 shares of the Company's common stock issued and outstanding, held by approximately 520 shareholders of record. The following table sets forth the high and low sales price information as quoted on the OTC Bulletin Board during the periods indicated.

           1st quarter        2nd quarter        3rd quarter       4th quarter
           -----------        -----------        -----------       -----------
  2001     $7.94-$8.81       $8.33-$9.53          $8.57-$9.29      $9.05-$13.50
  2000     $8.50-$10.25      $6.50-$10.00         $7.00-$9.50      $8.13-$10.13

The prices listed above are quotations, which reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. Trading and quotations of the Company's common stock have been limited and sporadic. Management is not aware of the prices at which all shares of stock have been traded. The market makers in the Company's stock are Scott & Stringfellow, Inc. (formerly Edgar M. Norris & Company, Inc.) and IJL-Wachovia, Inc.

The ability of People's Community Capital Corporation to pay cash dividends is dependent upon receiving cash in the form of dividends from People's Community Bank of South Carolina. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends. All of the Bank's dividends are subject to prior approval by the South Carolina State Board of Financial Institutions and are payable only from the undivided profits of the Bank. All outstanding shares of common stock of the Company are entitled to share equally in dividends from funds legally available when, and if, declared by the Board of Directors. To date, we have not paid cash dividends on our common stock. We currently intend to retain earnings to support operations and finance expansion and therefore do not anticipate paying cash dividends in the foreseeable future. A 5% stock dividend was paid on March 1, 2001 to shareholders of record as of February 15, 2001. Another 5% stock dividend was paid on January 2, 2002 to shareholders of record as of December 15, 2001.


                                    DIRECTORS

People's Community Capital Corp                         People's Community Bank of S.C.
Raymond D. Brown                                        Raymond D. Brown
Chm, Pres, CEO - R.D. Brown Contractors, Inc.           Margaret Holley-Taylor
                                                        Anthony E. Jones
Margaret Holley-Taylor                                  James D. McNair
President - Aiken Office Supply, Inc.                   Clark D. Moore,  M.D.
                                                        Russell D. Phelon
Anthony E. Jones                                        Donald W. Thompson
President, CEO - Gerald Jones VW, Inc.                  John B. Tomarchio,  M.D.
                                                        Alan J. George
James D. McNair, Vice Chairman                          Thomas H. Lyles
Retired Banker                                          Tommy B. Wessinger, Chairman

Clark D. Moore,  M.D.                                   People's Financial Services, Inc.
Sr. Partner - Carolina Orthopedic Associates, P.A.      Thomas H. Lyles
                                                                              Anthony E. Jones
Russell D. Phelon                                       Tommy B. Wessinger, Chairman
Chm, Pres, CEO, Treas - R.E. Phelon, Inc.

Donald W. Thompson
President - Windsor Jewelers, Inc.

John B. Tomarchio,  M.D.
Sr. Physician, Westinghouse Savannah River Company

Alan J. George, Vice Chairman

Thomas H. Lyles, President / COO

Tommy B. Wessinger, Chairman / CEO

                                    OFFICERS

People's Community Capital Corp                         People's Community Bank of S.C.
Jean H. Covington, CFO/Controller                       W. Marsh Burckhalter, Sr. Vice Pres
Alan J. George, Vice Chairman                           Carlene K. Clark, Banking Officer
Thomas H. Lyles, President/COO                          Jean H. Covington, CFO/Controller
James D. McNair, Vice Chairman                          Alan J. George, Vice Chm/Corp Sec
Tommy B. Wessinger, Chm/CEO                             Charles E. Harmon, EVP Credit
                                                        L. Stephen Lineberry, SVP Operations
People's Financial Services, Inc.                       Thomas H. Lyles, Pres/COO
Jean H. Covington, CFO                                  Marie McKinnon, Operations Officer
Thomas H. Lyles, President/CEO                          H. Stanley Price, Vice Pres
Tommy B. Wessinger, Chairman                            Dale G. Slack, Sr. Vice Pres
                                                        Tommy B. Wessinger, Chm/CEO
                                                        Harriett H. Wood, Vice Pres

                                    LOCATIONS


                          Aiken Downtown Banking Center
                                Operations Center
                     People's Community Capital Corporation
                               125 Park Avenue, SW
                           Aiken, South Carolina 29801
                                 (803) 641-0142
                            (803) 502-0340 Operations


                              Aiken Banking Center
                                1715 Whiskey Road
                           Aiken, South Carolina 29803
                                 (803) 641- 2265


                          North Augusta Banking Center
                               518 Georgia Avenue
                       North Augusta, South Carolina 29841
                                 (803) 819-3030


                                www.pcbOnline.net