Form 10KSB, Exhibit 13
period 2002-12-31
PEOPLES COMMUNITY CAPITAL CORP
filed 2003-03-26
CIK 1037249

Exhibit 13


                                TABLE OF CONTENTS

     Page

      3          Letter to Shareholders and Customers
      4          Selected Financial Data
      5          Management's Discussion and Analysis
      19         Report of Independent Certified Public Accountants
      20         Consolidated Balance Sheets
      21         Consolidated Statements of Income
      22         Consolidated Statements of Comprehensive Income
      23         Consolidated Statements of Shareholders' Equity
      24         Consolidated Statements of Cash Flows
      25         Notes to Consolidated Financial Statements
      41         Directors and Officers
      42         Corporate Data
      43         Locations

To Our Shareholders and Customers:

     Your company celebrated its fifth year of operations in 2002. We ended the year with total assets of $102.0 million at December 31st. This was a 16% increase over December 31, 2001. Net loans grew to $59.9 million, which is a 21% increase over December 2001. Deposits at year end were $86.7 million, a 14% increase over December 31, 2001.

     The company also reported record earnings for 2002 with net income of $1,022,564, or $.93 per common share, a 57% increase over 2001 earnings of $651,233, or $.60 per share. Per share earnings reflect an increase in outstanding shares due to our third consecutive stock dividend of 5%, which was paid on January 29, 2003 to stockholders of record on January 15, 2003. The price of our stock ended the year at $13.00 per share.

     We believe our loan portfolio remains sound. Net charge-offs for the year were $50,942 compared to net charge-offs in 2001 of $51,506. Net charge-offs as a percent of average loans was .09%. We had no non-performing loans at December 31, 2002. We had $378,880 of other real estate owned from a foreclosure, of which we do not expect any loss. During the year 2002, we increased the reserve for loan losses by $254,000, bringing the reserve to 1.38% of outstanding loans.

     We  continue  to  assess  opportunities  to  expand  geographically.   Such
expansion will occur when we feel the economy is improving and the opportunity will bring positive results for our stockholders.

     We are proud of the success your company achieved in 2002 and look forward to our continued success in 2003. We have the best associates in the banking industry in our market, and we continue to believe our people make the success of our company possible. We are dedicated to providing an exceptional level of customer service to our customers.

     With your help and support, we are confident that 2003 and beyond will prove successful for your company. We welcome your comments and suggestions.




/s/ Tommy B. Wessinger                                     /s/ Thomas H. Lyles


Tommy B. Wessinger                                         Thomas H. Lyles
Chairman & CEO                                             President & COO

                             SELECTED FINANCIAL DATA

     The selected financial data has been derived from the consolidated financial statements that have been audited by Elliott Davis, LLC, independent accountants. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                              At or for the year ended December 31,
                                                              -------------------------------------
                                                              ($ in thousands, except per share data)

                                                        2002     2001                   2000            1999          1998
                                                       --------------------------------------------------------------------
EARNINGS
Interest income                                      $ 5,219       $  5,084         $  4,562       $  3,219      $  2,052
Interest expense                                       1,684          2,244            1,840          1,101           765
-------------------------------------------------------------------------------------------------------------------------
Net interest income                                    3,535          2,840            2,722          2,118         1,287
Provision for loan losses                                254            117              250            126           225
Non-interest income                                    1,164            664              358            294           183
Non-interest expense                                   2,932          2,396            1,953          1,715         1,457
Income (loss) from operations                          1,513            991              877            571          (212)
Income tax expense (benefit)                             490            340              310            228          (100)
--------------------------------------------------------------------------------------------------------------------------
Net income (loss )                                     1,023            651              567            343          (112)
Net income (loss) per basic share *                     $.93       $    .60         $    .50       $    .30      $   (.10)

AVERAGE BALANCES
Assets                                               $94,718        $73,274          $57,481         $43,772       $30,793
Deposits                                              81,175         62,334           47,198          33,911        21,192
Loans                                                 56,538         45,970           38,568          26,403        12,037
Earning assets                                        88,880         67,645           53,440          39,984        26,897
Shareholders' equity                                 $11,006        $10,177         $  9,695         $ 9,440       $ 9,347
Weighted avg. basic shares outstanding *           1,096,507      1,090,293        1,122,494       1,152,034     1,150,741

BALANCE SHEET DATA
Assets                                              $102,015        $87,730          $61,842         $54,795       $36,539
Deposits                                              86,651         76,169           51,034          43,169        26,736
Net loans                                             59,949         49,601           40,080          33,225        20,718
Shareholders' equity                                  11,645         10,447            9,896           9,457         9,417
Book value per share *                                $10.60       $   9.55         $   8.92         $  8.31     $    8.15
Shares outstanding *                               1,098,283      1,093,285        1,109,599       1,138,249     1,155,497

KEY RATIOS
Return on average assets                               1.08%           .89%             .99%            .78%         (.36%)
Return on average
    shareholders' equity                               9.29%          6.40%            5.84%           3.63%        (1.20%)
Average equity to average assets                      11.62%         13.89%           16.87%          21.57%        30.35%
Risk-based capital (Bank only):
   Tier 1                                             11.39%         11.29%           14.77%          16.19%        22.39%
   Total                                              12.62%         12.35%           16.02%          17.34%        23.59%
Average loans to deposits                             69.65%         73.75%           81.71%          77.86%        56.80%


 * All years have been restated for 5% stock dividends paid in March 2001, January 2002, and January 2003

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

GENERAL

     People's Community Capital Corporation was incorporated in South Carolina on February 26, 1997 for the purpose of operating as a bank holding company. Our wholly-owned subsidiary, People's Community Bank of South Carolina, commenced business in 1997 and is primarily engaged in the business of accepting savings and demand deposits and providing mortgage, consumer and commercial loans to the general public. The bank operates two banking centers located in Aiken and one located in North Augusta, South Carolina.

     The second banking center located in Aiken was opened in 1998 in leased offices that were also the headquarters of the holding company. In May 2001, the banking center and holding company headquarters were moved to a newly constructed building nearby. At this time, the downtown Aiken location of the bank became the main office.

     In 1999, People's Financial Services, Inc., a subsidiary of the bank, commenced operations with one financial representative. In early 2002, this subsidiary expanded its operations with the addition of another financial representative and an administrative assistant. Offices are located at both Aiken locations. The subsidiary is primarily engaged in providing comprehensive financial planning services in addition to full service brokerage, including stocks, bonds, mutual funds, and insurance products.

CRITICAL ACCOUNTING POLICIES

     We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements.

     Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of our assets and liabilities and our results of operations.

     We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the discussion under Provision and Allowance for Loan Losses section of this document for a detailed description of our estimation process and methodology related to the allowance for loan losses.
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
---------------------------------------------

EARNINGS REVIEW

     We commenced operations on September 22, 1997. Our first quarterly profit was recorded in the fourth quarter of 1998. We became cumulatively profitable in February 2000 and have paid 5% stock dividends in March 2001, January 2002 and January 2003.

     Our net income for the year ended December 31, 2002 was $1,022,564, compared to $651,233 for the year ended December 31, 2001. Income per share, as adjusted for stock dividends paid, was $.93 for 2002 compared to $.60 per share for 2001. The return on average assets for 2002 and 2001 was 1.08% and 0.89%, respectively, and return on average equity was 9.29% and 6.40%, respectively. Following is a discussion of the more significant components of net income.


                             [ Chart - Net Income ]


Net Interest Income
-------------------

     General. The largest component of our net income is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities. Net interest income totaled $3,534,940 in 2002, compared with $2,839,632 in 2001. Net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 3.53% in 2002 as compared to 3.34% in 2001. There was not a large difference in the spread between the years as rates stayed fairly stable during 2002 with only one major drop in the interest rates occurring in late November. The slight improvement in the spread can be attributed to tightening of rates paid on deposit products during the year.

     Below is a table of average balances, interest income, interest expense and corresponding rates for the years ended 2002 and 2001.

                  AVERAGE BALANCES, INCOME, EXPENSES AND RATES

                                           2002              2002           2002               2001               2001       2001
                                         Average            Income/        Yield/            Average             Income/     Yield/
Assets                                    Balance           Expense         Rate             Balance             Expense     Rate
                                          -------           -------         ----             -------             -------     ----
Federal funds sold                    $ 6,740,204        $   107,664        1.60%         $  6,772,018        $   240,813    3.56%
Short-term investments                  1,652,953             60,001        3.63%              981,971             60,068    6.12%
Securities                             23,948,584            957,178        4.00%           13,921,838            750,928    5.39%
Loans                                  56,538,378          4,094,034        7.24%           45,969,609          4,031,859    8.77%
                                     ------------        -----------                      ------------        -----------
Total earning assets                   88,880,119          5,218,877        5.87%           67,645,436          5,083,668    7.52%
Cash and due from banks                 2,246,133                                            1,957,223
Premises and equipment                  3,125,828                                            2,914,147
Other assets                            1,203,689                                            1,383,875
Allowance for loan losses                (737,495)                                            (626,367)
                                     ------------                                         ------------
     Total assets                     $94,718,274                                          $73,274,314
                                     ============                                         ============

Liabilities & Equity
Interest-bearing deposits:
Transaction accounts                   11,005,596             57,884        0.53%            7,248,494             63,862    0.88%
Money market accounts                  12,602,416            202,355        1.61%           11,631,774            351,330    3.02%
Savings deposits                       13,427,736            259,872        1.94%            6,045,454            210,149    3.48%
Time deposits                          32,588,089          1,091,032        3.35%           28,229,827          1,602,775    5.68%
                                     ------------        -----------                      ------------        -----------
     Total int-bearing deposits        69,623,837          1,611,143        2.31%           53,155,549          2,228,116    4.19%
Interest-bearing borrowings             2,234,405             72,794        3.26%              479,866             15,920    3.32%
                                     ------------        -----------                      ------------        -----------
     Total int-bearing liabilities     71,858,242          1,683,937        2.34%           53,635,415          2,244,036    4.18%
Demand deposits                        11,551,302                                            9,178,499
Other liabilities                         302,626                                              283,194
Shareholders' equity                   11,006,104                                           10,177,206
                                     ------------                                         ------------
Total liabilities and share-
     holders' equity                  $94,718,274                                          $73,274,314
                                     ============                                         ============
Net interest spread                                                         3.53%                                            3.34%
Net interest income/margin                                $3,534,940        3.98%                              $2,839,632    4.20%
                                                         ===========                                          ===========

     Analysis of Changes in Net Interest Income. The following table sets forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 2001 to 2002 and from 2000 to 2001.

                                              2002 Compared to 2001                       2001 Compared to 2000
                                              ---------------------                       ---------------------
                                                 Variance Due to                             Variance Due to
                                                 ---------------                          ---------------------
                                          Volume         Rate           Net          Volume        Rate          Net
                                          ------         ----           ---          ------        ----          ---
Earning Assets
     Loans                             $  927,212   $  (865,037)   $   62,175      $  692,652   $  (275,818)  $  416,834
     Securities                           539,083      (332,833)      206,250         208,644      (130,865)      77,779
     Federal funds sold                      (967)     (132,182)     (133,149)        163,771      (196,389)     (32,618)
     Other short-term investments          41,092       (41,159)          (67)         68,124        (8,445)      59,679
                                       ----------   -----------    ----------      ----------   -----------   ----------
         Total earning assets           1,506,420    (1,371,211)      135,209       1,133,191      (611,517)     521,674
                                       ----------   -----------    ----------      ----------   -----------   ----------

Interest-bearing liabilities
     Transaction accounts                  32,542       (38,520)       (5,978)          8,154       (28,269)     (20,115)
     Money market accounts                 28,719      (177,694)     (148,975)         69,455      (131,439)     (61,984)
     Savings deposits                     256,510      (206,787)       49,723         125,734        64,686      190,420
     Time deposits                        247,559      (759,302)     (511,743)        367,287       (62,106)     305,181
     Other short-term borrowings           58,215        (1,341)       56,874           3,551       (13,196)      (9,645)
                                       ----------   -----------    ----------      ----------   -----------   ----------
       Total interest-bearing
           liabilities                    623,545    (1,183,644)     (560,099)        574,181      (170,324)     403,857
                                       ----------   -----------    ----------      ----------   -----------   ----------
Net interest income                    $  882,875  $   (187,567)   $  695,308      $  559,010   $  (441,193)  $  117,817
                                       ==========   ===========    ==========      ==========   ===========   ==========

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

     Primary sources of liquidity for us are a stable base of deposits, scheduled repayments on our loans, and interest and maturities on our investments. With the exception of our municipal bonds which have been classified as "held to maturity", all of our other securities have been classified as "available for sale". If necessary, we might sell a portion of our investment securities in connection with the management of our interest sensitivity gap or to manage liquidity. We may also utilize our cash and due from banks and federal funds sold to meet liquidity needs. Additionally, we have unsecured lines of credit with two banks that can be utilized if needed. Also, our Bank is a member of the Federal Home Loan Bank where credit facilities may be accessed. We believe that our liquidity and ability to manage assets will be sufficient to meet our cash requirements over the near future.

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

                          INTEREST SENSITIVITY ANALYSIS

                                         Within        After three but     After one but        After
                                          three         within twelve       within five         five
                                         months            months             years             years            Total
                                         ------            ------             -----             -----            -----
                                                               (Dollars in Thousands)
Interest-earning assets:
  Federal funds sold                    $   7,209       $     ----           $    ----      $    ----       $    7,209
  Investment securities                       710            2,341              18,980          3,373           25,404
  Short-term investments                    1,989             ----                ----           ----            1,989
  Loans                                    26,695            8,532              22,317          3,317           60,861
                                        ---------       ----------            --------      ---------       ----------
Total interest-earning assets              36,603           10,873              41,297          6,690           95,463

Interest-bearing liabilities:
  Transaction accounts                     12,840             ----                ----           ----           12,840
  Money market accounts                    11,861             ----                ----           ----           11,861
  Savings deposits                         13,910             ----                ----           ----           13,910
  Time deposits                            11,361           19,726               5,204           ----           36,291
                                        ---------       ----------            --------      ---------       ----------
Total interest-bearing deposits            49,972           19,726               5,204           ----           74,902
  Other borrowings                            955             ----               2,500           ----            3,455
                                        ---------       ----------            --------      ---------       ----------
Total interest-bearing liabilities      $  50,927       $   19,726           $   7,704      $    ----       $   78,357


Period gap                              $ (14,324)      $   (8,853)          $  33,593      $   6,690
Cumulative gap                          $ (14,324)      $  (23,177)          $  10,416      $  17,106

Ratio of cumulative gap to total
earning assets                            (15.00)%          (24.28)%             10.91%         17.92%

     The table above presents our rate sensitivity at each of the time intervals indicated as of December 31, 2002. The table may not be indicative of our rate sensitivity position at other points in time.

     At December 31, 2002, we were liability-sensitive over the three month and twelve month time frames and asset-sensitive after one year. However, our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

Provision and Allowance for Loan Losses
---------------------------------------

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

     The Bank's policy has been to review the allowance for loan losses using a reserve factor for each type of loan since there have been few delinquencies and relatively little charge-off activity since the Bank's inception. The overall objective is to apply percentages to the loans based on the relative inherent risk for that loan type and grade. Reserve factors are based on peer group data, information from regulatory agencies, and on the experience of the Bank's lenders. The reserve factors will change depending on trends in national and local economic conditions, the depth of experience of the Bank's lenders, delinquency trends, and other factors. The Bank's general strategy is to maintain a minimum coverage of a certain percentage of gross loans until the Bank has sufficient historical data and trends available.

     At December 31, 2002 and 2001, the allowance for loan losses was $840,000 and $637,000, respectively. This represents 1.38% and 1.27% of outstanding loans at December 31, 2002 and 2001, respectively. In 2002, our Bank charged off $50,942 of loans, net of recoveries. Net charge-offs for 2001 were $51,506. The provision for loan losses was made based on management's assessment of general loan loss risk and asset quality. Below is an analysis of the allowance for loan losses for 2002 and 2001.

                            ALLOWANCE FOR LOAN LOSSES

                                                                                Year Ended December 31
                                                                                ----------------------
                                                                               2002                2001
                                                                               ----                ----

Average loans outstanding (all domestic)                                   $56,538,378         $45,969,609

Allowance, beginning of year                                                  $637,000            $572,000
Charge-offs                                                                     52,333              54,985
Recoveries                                                                       1,391               3,479
Net charge-offs                                                                 50,942              51,506
Provision for loan losses                                                      253,942             116,506
                                                                             ---------           ---------
Allowance, end of year                                                        $840,000            $637,000

Net charge-offs to average loans                                                 0.09%               0.11%
Allowance as percent of total loans                                              1.38%               1.27%
Non-performing loans as percent of total loans                                   0.00%               1.10%

     Accrual of interest is discontinued on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in non-accrual status when it becomes 90 days or more past due. At the time the loan is placed in non-accrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported net income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. There were no non-accrual loans at December 31, 2002 and $552,898 of non-accrual loans at December 31, 2001. The total at December 31, 2001 consisted primarily of one credit relationship that was secured by first mortgages on real estate. That credit was foreclosed upon and a balance of $378,880 has been reclassified to other real estate owned. Accruing loans delinquent past 90 days totaled $0 at December 31, 2002 and at December 31, 2001. Management was not aware of any potential problem loans at year end.

Non-interest Income
-------------------

     Non-interest income for the year ended December 31, 2002 was $1,163,522 compared to $664,272 for 2001. Of this total, $493,351 represented service charges on deposit accounts compared to $443,523 in 2001. The increase in service charge income was primarily the result of growth in deposit accounts and related deposit account fees. Of the $670,171 of other income, $237,495 was revenue generated by the financial services subsidiary of our Bank and $171,678 was net gains on sales of securities. In 2001, the financial services subsidiary generated revenue of $29,542 with $37,538 in gains on sales of securities. The increase in revenue in the financial services subsidiary was due to the addition of personnel in the company that specialize in fixed annuity products. The remaining $260,998 of other non-interest income was primarily income generated from other fees charged. The comparable amount for 2001 was $153,669. Included in this amount for 2002 was $153,162 of brokered mortgage origination fees. Brokered mortgage origination fees amounted to $78,045 in 2001. Extremely low interest rates accounted for a surge in refinancing activity in 2002.

Non-interest Expense
--------------------

     Non-interest expense increased from $2,395,811 for the period ended December 31, 2001 to $2,932,124 for the year ended December 31, 2002. The majority of the expense in 2002 and 2001 was salaries and benefits of $1,752,875 and $1,367,612, respectively. The increase of $385,263 is primarily due to the hiring of two new associates in the financial services subsidiary, normal merit increases, an increase in the accrual of incentive bonuses, increased costs of insurance, and an increase in matching on associate deferrals to the 401k profit sharing plan. Occupancy and equipment expenses increased from $257,223 to $333,885 mainly due to a full year of increased depreciation on furniture and equipment purchases associated with the move to our new office building in May 2001. The increase was also impacted by a reduction of expense in 2001 of approximately $30,000 in property tax refunds from prior years. Consulting and professional fees increased from $127,212 to $151,690 primarily due to increases in FDIC assessments and state banking fees as well as general increases in audit fees and other consulting fees. General operating expenses increased from $387,693 to $405,931 primarily due to cost increases in postage and telephone service. Other expense increased from $154,394 to $178,111 primarily due to increased levels of advertising and an increase in miscellaneous operating losses such as deposit account charge-offs. Refer to the Statements of Income for the primary components of non-interest expense for the years ended December 31, 2002 and 2001.

BALANCE SHEET REVIEW

     Total consolidated assets grew to $102,015,141 at December 31, 2002 from $87,730,486 at December 31, 2001, an increase of $14,284,655, which is below the level of increase in the prior year of $25,888,950. The increase was generated primarily through a $10,482,979 increase in deposits and a $2,500,000 loan from the Federal Home Loan Bank. The increase in deposits was brought about through general growth activity. Average assets for 2002 were $94,718,274 as compared to average assets of $73,274,314 in 2001.



                       [ Chart - Average Growth by Year ]



Earning Assets

         Loans. Loans typically provide higher yields than the other types of earning assets, and as such should normally comprise the largest portion of earning assets. Average earning assets were $88,880,000 in 2002, 31% above the $67,645,000 average in 2001. Average total loans of $56,538,000 in 2002 and $45,970,000 in 2001 represented 63.6% and 68.0% of average earning assets for the respective years. Net loans outstanding increased $10,348,263 from December 31, 2001 to December 31, 2002, which was an increase compared to the loan growth for the previous year of $9,520,372.

     The principal components of our loan portfolio, at year end 2002 and 2001, were real estate loans comprising a combined 86.7% and 85.7% of total loans, respectively. In the context of this discussion, a "real estate loan" is defined as any loan secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in our market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

     The following table shows the composition of the loan portfolio by category.

                                      LOANS

                                                               December 31, 2002            December 31, 2001
                                                               -----------------            -----------------
                                                               Amount     Percent           Amount     Percent
                                                               ------     -------           ------     -------

         Commercial, financial and agricultural               $ 6,262,045      10.3%        $  4,911,737       9.8%
         Real estate:
              Mortgage - residential                           18,045,181      29.6%          13,650,406      27.1%
              Mortgage - commercial                            34,397,045      56.5%          29,499,990      58.6%
              Other                                               377,190       0.6%                   0       0.0%
         Consumer                                               1,779,141       2.9%           2,208,994       4.4%
         Other                                                     15,714       0.1%              29,475       0.1%
                                                              -----------   --------         -----------   --------
                    Total loans                                60,876,316     100.0%          50,300,602     100.0%
         Allowance for loan losses                               (840,000)                      (637,000)
         Unearned fees                                            (87,259)                       (62,808)
                                                              -----------                    -----------
                    Total net loans                           $59,949,057                    $49,600,794
                                                              ===========                    ===========


     The repayment of loans in the loan portfolio as they mature is also a source of liquidity for us. The following table sets forth our loans maturing within specified intervals at December 31, 2002.

                  LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN
                            INTEREST RATES AT DECEMBER 31, 2002

                                                                        Over One Year
                                                         One Year        Through            Over
                                                         or Less         Five Years       Five Years        Total
                                                         --------        ----------       ----------        ------

Commercial, financial and agricultural                 $  2,745,322      $  3,308,875   $     207,848     $  6,262,045
Real estate                                              11,977,878        24,604,919      16,236,619       52,819,416
Consumer and other                                          314,432         1,353,113         127,310        1,794,855
                                                     --------------     -------------  --------------    -------------
                                                        $15,037,632       $29,266,907     $16,571,777      $60,876,316
                                                        ===========       ===========     ===========      ===========
Loans maturing after one year with:
     Fixed interest rates                                                                                 $27,521,510
     Floating interest rates                                                                               18,317,174
                                                                                                         ------------
                                                                                                          $45,838,684
                                                                                                         ============

     The information presented in the above table is based on the contractual maturities of the individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

     Investment Securities. Average total investment securities were $23,948,584 for 2002 as compared to $13,921,838 in 2001 and represented 26.9% and 20.6% of average earning assets for the respective years. At December 31, 2002, our investment securities portfolio balance was $25,403,594, compared to the balance at December 31, 2001 of $23,807,381. All securities were designated as available for sale and were recorded at estimated fair value except for tax-exempt municipals that were classified in 2002 as "held to maturity" and were recorded at cost. We began diversifying our security investments in 2001 and are now invested in U.S. Government agencies, mortgage-backed securities, tax-exempt municipals and high-grade corporate bonds, and we also own stock in the Federal Home Loan Bank. Contractual maturities and yields on our investments at December 31, 2002 are shown on the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Yields on tax exempt municipal bonds are not shown on a tax equivalent basis in the schedule below.

             Investment Securities Maturity Distribution and Yields

                                                                       After one
                                  No            Within                 but within                Over
                                Maturity       one year     Yield     five years     Yield     five years     Yield
                                --------     ------------   -----     -----------    -----     ----------     -----

U.S. Govt. Agency Bonds        $    ---      $1,027,501     3.08%     $ 8,676,405     2.48%    $     ---        ---
Corporate Bonds                     ---             ---      ---          633,055     2.70%          ---        ---
Municipal Bonds                     ---         306,797     1.49%       2,931,974     2.93%     1,606,367       3.78%
Mortgage Backed Bonds               ---             ---      ---        6,820,655     3.31%     3,204,540       3.53%
FHLB Stock                      196,300             ---      ---              ---      ---            ---        ---

Total Securities               $196,300      $1,334,298     2.71%    $19,062,089      2.85%     $4,810,907      3.61%
                               ========      ==========              ===========                ==========


     Other Investments. Other investments, which consist primarily of federal funds sold, averaged $6,740,204 in 2002 compared to $6,772,018 in 2001. In 2002 and 2001, we also had short-term investments in commercial paper of another bank that averaged $1,652,953 and $981,971, respectively. At December 31, 2002, other investments totaled $9,198,500 in federal funds sold and other short-term investments. The majority, $7,209,000 of federal funds sold, typically represents a major source of our liquidity and is generally invested on an overnight basis. Total other investments earned an average yield of 2.00% for the year.

Deposits and Other Interest-Bearing Liabilities
-----------------------------------------------

     Deposits.  Our  primary  source of funds for loans and  investments  is our deposits. Average total deposits were $81,175,139 in 2002, compared to $62,334,048 during 2001. Average interest-bearing deposits were $69,623,837 in 2002, compared to $53,155,549 in 2001, an increase of 31%. The growth in deposits is attributed to a 10% increase in non-interest earning demand accounts, a 44% increase in transaction (NOW) accounts, and a 14% increase in time deposits. Due to the continued downward adjustment in rates paid due to the interest-rate environment of 2002, the average cost of funds decreased in every deposit category. The average rate paid on interest-bearing deposits in 2002 was 2.31% compared to 4.19% in 2001. In pricing deposits, we consider our liquidity needs, the direction and levels of interest rates, and local market conditions.

     The following table sets forth our deposits by category at December 31, 2002 and 2001.

                                                    DEPOSITS BY CATEGORY

                                                     December 31,  2002              December 31, 2001
                                                    -------------------             -------------------
                                                                   Percent                              Percent
                                                    Amount         of Total             Amount          of Total
                                                    ------         --------             ------          --------

Demand deposit accounts                          $11,748,878         13.6%           $10,644,655          14.0%
NOW accounts                                      12,840,014         14.8%             8,900,859          11.7%
Money market accounts                             11,861,222         13.7%            12,467,749          16.3%
Savings accounts                                  13,909,948         16.0%            12,257,853          16.1%
Time deposits less than $100,000                  25,025,125         28.9%            19,016,437          25.0%
Time deposits of $100,000 or over                 11,266,304         13.0%            12,880,959          16.9%
                                                 -----------        ------           -----------         ------

Total deposits                                   $86,651,491        100.0%           $76,168,512         100.0%
                                                 ===========        ======           ===========         ======

     Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $75,385,187 and $63,287,553 at December 31, 2002 and 2001, respectively. The maturity distribution of our time deposits of $100,000 or more at December 31, 2002 is shown in the following table.

      MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31, 2002

         Three months or less                              $  5,151,775
         Over three through six months                        1,560,560
         Over six through twelve months                       3,011,157
         Over twelve months                                   1,542,812
                                                           ------------
         Total                                              $11,266,304
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

         Borrowed funds. Borrowed funds consisted primarily of short-term borrowings provided through a U.S. Treasury demand note associated with a treasury tax and loan account and a loan with the Federal Home Loan Bank of Atlanta (FHLB). The treasury demand note borrowings averaged $460,432 for 2002 at an average rate of 1.61%. The balance outstanding at December 31, 2002 was $954,590. The note with the FHLB is a five-year convertible advance with a maturity date of April 16, 2007. The early conversion option allows the FHLB to convert the loan to a three-month LIBOR-based floating rate advance effective with the April 16, 2004 payment or on any payment date thereafter. The average balance on this note for the year was $1,773,973 with an average rate of 3.69%. The balance outstanding at December 31, 2002 was $2,500,000. There were no other borrowings during the year.

     We have an unsecured line of credit available on a one to fourteen day basis with a bank for $2,400,000. In addition, we also have an unsecured fed funds line available from another bank for $1,800,000. Additional credit is also available through our bank's membership with the Federal Home Loan Bank of Atlanta. Except for the FHLB advance referenced above, no other borrowings have been made from any of these sources as of December 31, 2002.

Capital
-------

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

     Our bank exceeded the minimum capital requirements set by the regulatory agencies at December 31, 2002 and 2001. Refer to Note 18 of the Notes to Consolidated Financial Statements for an analysis of our capital ratios for the two years.

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

     Our board of directors approved approximately 100,000 shares of our stock to be purchased as treasury stock. Since 1999, we have purchased 56,300 shares of our outstanding stock at an average cost of $9.17 per share. In 2001, all of the shares purchased as treasury stock were formally retired. There was no treasury stock activity in 2002.

     Our board of directors approved a 5% stock dividend to be paid to shareholders of record as of February 15, 2001 with payment date of March 1, 2001. A second 5% stock dividend was paid on January 2, 2002 to shareholders of record as of December 15, 2001. In addition, a third 5% stock dividend was paid on January 29, 2003 to shareholders of record as of January 15, 2003. The issuance of these stock dividends had no effect on our total capital, although they decreased the book value per share and earnings per share since the number of shares outstanding were increased. Per share amounts have been restated for the effect of all dividends paid.

Off-Balance Sheet Risk
----------------------

     The company, through the operations of the bank, makes contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of the bank at predetermined interest rates for a specified period of time. At December 31, 2002, the bank had issued commitments to extend credit of $12,718,000 of home equity lines of credit, construction loans, and commercial lines of credit.

     The commitments expire over periods from six months to ten years. Past experience indicates that many of these commitments to extend credit will expire unused. However, as described in "Liquidity Management", the company believes that it has adequate sources of liquidity to fund commitments that are drawn upon by the borrower.

     In addition to commitments to extend credit, the bank also issues standby letters of credit which are assurances to a third party that they will not suffer a loss if the bank's customer fails to meet its contractual obligation to the third party. Standby letters of credit totaled $559,000 at December 31, 2002. Past experience indicates that many of these standby letters of credit will expire unused. However, through its various sources of liquidity, the bank believes that it will have the necessary resources to meet these obligations should the need arise.

     Neither the company nor its subsidiary is involved in other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements, or transactions that could result in liquidity needs or other commitments or significantly impact earnings. There were no obligations under noncancelable operating lease agreements at December 31, 2002.

LIQUIDITY MANAGEMENT
--------------------

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

     At December 31, 2002, our liquid assets, consisting of cash and due from banks and federal funds sold, amounted to $10,520,246, representing 10.3% of total assets. Investment securities and short-term investments amounted to $27,393,094, representing 26.8% of total assets; these securities and investments provide a secondary source of liquidity since they can be converted into cash in a timely manner. Our ability to maintain and expand our deposit base and borrowing capabilities also serves as a source of liquidity.

     We plan to meet future cash needs through the liquidation of temporary investments, maturities of loans and investment securities, and generation of deposits. In addition, our bank maintains a line of credit from its correspondent bank in the amount of $2,400,000 and a fed funds line from another bank in the amount of $1,800,000. Our bank is also a member of the Federal Home Loan Bank from which application for borrowings can be made for leverage purposes, if so desired. Management believes that our existing stable base of core deposits along with continued growth in this deposit base will enable us to successfully meet our expected liquidity needs.

     The Federal Home Loan Bank (FHLB) requires that either securities, qualifying single family mortgage loans and/or stock of the FHLB owned by the bank be pledged to secure any advances from the FHLB. Currently, we have given the FHLB a blanket lien on qualifying mortgages held by the bank to secure the $2,500,000 borrowing from the FHLB. The unused borrowing capacity currently available from the FHLB assumes that the bank's $196,300 investment in FHLB stock as well as certain securities and qualifying mortgages would be pledged to secure any additional future borrowings. The bank believes that it could obtain additional borrowing capacity from the FHLB by identifying additional qualifying collateral that could be pledged.

IMPACT OF INFLATION
-------------------

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

INDUSTRY DEVELOPMENTS
---------------------

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

     In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington D.C. which occurred on September 11, 2001. The Patriot Act is intended to strengthen U.S. law enforcement's and the intelligence communities' abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

     From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect us.

FORWARD-LOOKING INFORMATION
---------------------------

     This Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those projected in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties include, but are not limited to:

o significant increases in competitive pressure in the banking and financial services industries;

o changes in the interest rate environment which could reduce anticipated or actual margins;

o   changes  in  political   conditions   or  the   legislative   or  regulatory
    environment;

o general economic conditions, either nationally or regionally and especially in primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

o   changes occurring in business conditions and inflation;

o   changes in technology;

o   changes in monetary and tax policies;

o   the level of allowance for loan loss;

o   the rate of delinquencies and amounts of charge-offs;

o   the rates of loan growth;

o adverse changes in asset quality and resulting credit risk-related losses and expenses;

o   changes in the securities markets; and

o other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Directors
People's Community Capital Corporation
Aiken, South Carolina


         We have audited the accompanying consolidated balance sheets of People's Community Capital Corporation as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of People's Community Capital Corporation as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ Elliott Davis, LLC

Greenwood, South Carolina
January 10, 2003

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS


                                                                                                  DECEMBER 31,
                                                                                      -------------------------------------
                                                                                            2002                2001
                                                                                      -----------------    ----------------
                                                          ASSETS

CASH AND DUE FROM BANKS                                                                $   3,311,246        $  3,043,209

FEDERAL FUNDS SOLD                                                                         7,209,000           6,389,000

SHORT-TERM INVESTMENTS                                                                     1,989,500             971,889

SECURITIES
      Available for sale - At fair value                                                  20,558,456          23,807,381
      Held to maturity - Estimated fair value $4,988,839                                   4,845,138                   -

LOANS RECEIVABLE - Net                                                                    59,949,057          49,600,794

PROPERTIES AND EQUIPMENT - Net                                                             3,061,141           3,173,338

ACCRUED INTEREST RECEIVABLE                                                                  500,289             525,800

OTHER REAL ESTATE OWNED                                                                      378,880                   -

OTHER ASSETS                                                                                 212,434             219,075
                                                                                       -------------        ------------

             Total assets                                                              $ 102,015,141        $ 87,730,486
                                                                                       =============        ============

                                           LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS
      Noninterest bearing                                                              $  11,748,878        $ 10,644,655
      Interest bearing                                                                    74,902,613          65,523,857
                                                                                       -------------        ------------
             Total deposits                                                               86,651,491          76,168,512

ACCRUED INTEREST PAYABLE                                                                      71,151              64,283

FEDERAL HOME LOAN BANK ADVANCES                                                            2,500,000                   -

OTHER BORROWINGS                                                                             954,590           1,000,000

ACCRUED EXPENSES AND OTHER LIABILITIES                                                       192,935              50,472
                                                                                       -------------        ------------
             Total liabilities                                                            90,370,167          77,283,267
                                                                                       -------------        ------------

COMMITMENTS AND CONTINGENCIES - Notes 12, 14, 15, and 20

SHAREHOLDERS' EQUITY
      Common stock, $.01 par value; 10,000,000 shares authorized, 1,046,193 issued
      at December 31, 2002 and 991,845 issued at December 31, 2001                            10,462               9,918
      Additional paid-in capital                                                          10,411,763           9,699,441
      Retained earnings                                                                    1,093,901             740,834
      Accumulated other comprehensive income (loss)                                          128,848              (2,974)
                                                                                       -------------        ------------
             Total shareholders' equity                                                   11,644,974          10,447,219
                                                                                       -------------        ------------

             Total liabilities and shareholders' equity                                $ 102,015,141        $ 87,730,486
                                                                                       =============        ============



The accompanying notes are an integral part of these consolidated financial statements.

                     People's Community Capital Corporation
                        Consolidated Statements of Income



                                                                                                For the years ended
                                                                                                   December 31,
                                                                                        ------------------------------------
                                                                                             2002                2001
                                                                                        ----------------    ---------------
INTEREST INCOME
      Loans, including fees                                                             $  4,094,034        $  4,031,859
      Securities and short-term investments                                                1,017,179             810,996
      Federal funds sold                                                                     107,664             240,813
                                                                                        ------------        ------------
          Total interest income                                                            5,218,877           5,083,668
                                                                                       -------------        ------------
INTEREST EXPENSE
      Deposits                                                                             1,611,143           2,228,116
      Other borrowings                                                                        72,794              15,920
                                                                                       -------------        ------------
          Total interest expense                                                           1,683,937           2,244,036
                                                                                       -------------        ------------
          Net interest income                                                              3,534,940           2,839,632

PROVISION FOR LOAN LOSSES                                                                    253,942             116,506
                                                                                       -------------        ------------
          Net interest income after provision for loan losses                              3,280,998           2,723,126
                                                                                       -------------        ------------

NONINTEREST INCOME
      Service charges on deposit accounts                                                    493,351             443,523
      Gain on sale of securities available for sale                                          171,678              37,538
      Insurance and brokerage commissions                                                    237,495              29,542
      Mortgage origination fees                                                              153,162              78,045
      Other                                                                                  107,836              75,624
                                                                                       -------------        ------------
          Total noninterest income                                                         1,163,522             664,272
                                                                                       -------------        ------------

NONINTEREST EXPENSES
      Salaries and employee benefits                                                       1,752,875           1,367,612
      Occupancy and equipment                                                                333,885             257,223
      Consulting and professional fees                                                       151,690             127,212
      Customer related                                                                       109,632             101,677
      General operating                                                                      405,931             387,693
      Other                                                                                  178,111             154,394
                                                                                       -------------        ------------
          Total noninterest expenses                                                       2,932,124           2,395,811
                                                                                       -------------        ------------

          Income before income taxes                                                       1,512,396             991,587

INCOME TAX PROVISION                                                                         489,832             340,354
                                                                                       -------------        ------------

NET INCOME                                                                             $   1,022,564        $    651,233
                                                                                       =============        ============
EARNINGS PER SHARE
      Basic                                                                            $        0.93        $       0.60
      Diluted                                                                                   0.88                0.60

WEIGHTED AVERAGE SHARES OUTSTANDING
      Basic                                                                                1,096,507           1,090,293
      Diluted                                                                              1,167,090           1,090,293


The accompanying notes are an integral part of these consolidated financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                              For the years ended
                                                                                                  December 31,
                                                                                        ---------------------------------
                                                                                            2002               2001
                                                                                        --------------     -------------

NET INCOME                                                                              $  1,022,564       $     651,233

OTHER COMPREHENSIVE INCOME
      Net change in unrealized gain on securities available for sale,
          net of tax effects of $134,961 in 2002 and $28,509 in 2001                         202,442              42,764

      Less: Reclassification adjustment for gains, net of taxes of
          $47,080 in 2002 and $7,520 in 2001                                                  70,620              11,280
                                                                                        ------------       -------------

COMPREHENSIVE INCOME                                                                    $  1,154,386       $     682,717
                                                                                        ============       =============


The accompanying notes are an integral part of these consolidated financial statements.

                     People's Community Capital Corporation
                 Consolidated Statements of Shareholders' Equity
                 For the years ended December 31, 2002 and 2001

                                                                                             Accumulated
                                                                       Additional               other                     Total
                                                    Common Stock        paid-in    Retained  comprehensive   Treasury  shareholders'
                                                ---------------------
                                                  Shares     Amount     capital    earnings  income (loss)    stock       equity
                                                ----------  ---------  ----------  --------  -------------  ---------  ------------

BALANCE, DECEMBER 31, 2000                        998,262   $ 9,983    $ 9,776,507 $  508,303  $  (34,458)  $(364,242) $ 9,896,093

      Net income                                        -         -              -    651,233           -           -      651,233
      Stock split effected in the form
          of a stock dividend (5%)                 49,883       498        438,970   (418,439)          -     (21,029)           -
      Cash paid in lieu of stock dividends              -         -              -       (263)          -           -         (263)
      Purchase of 8,000 shares of treasury stock        -         -              -          -           -     (72,000)     (72,000)
      Retirement of treasury stock                (50,136)     (563)      (456,708)         -           -     457,271            -
      Purchase and retirement of 6,164 shares
          of treasury stock                        (6,164)        -        (59,328)         -           -           -      (59,328)
      Net change in unrealized gain on securities
          available for sale - Net of
          reclassification adjustment and
          tax effects                                   -         -              -          -      31,484           -       31,484
                                                ---------   -------    ----------- ----------  ----------   ---------  -----------

BALANCE, DECEMBER 31, 2001                        991,845     9,918      9,699,441    740,834      (2,974)          -   10,447,219
      Net income                                        -         -              -  1,022,564           -           -    1,022,564
      Stock split effected in the form of a stock
          dividend (5%)                            49,379       494        666,123   (666,617)          -           -            -
      Cash paid in lieu of stock dividends              -         -              -     (2,880)          -           -       (2,880)
      Stock options exercised                       4,969        50         46,199          -           -           -       46,249
      Net change in unrealized gain on securities
          available for sale - Net of reclassification
          reclassification adjustment and
          tax effects                                   -         -              -          -     131,822           -      131,822
                                                ---------   -------    ----------- ----------  ----------   ---------  -----------

BALANCE, DECEMBER 31, 2002                      1,046,193   $10,462    $10,411,763 $1,093,901  $  128,848           -  $11,644,974
                                                =========   =======    =========== ==========  ==========   =========  ===========

The accompanying notes are an integral part of these consolidated financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             For the years ended
                                                                                                 December 31,
                                                                                      -----------------------------------
                                                                                           2002                2001
                                                                                      ----------------    ---------------
OPERATING ACTIVITIES
      Net income                                                                      $  1,022,564        $    651,233
      Adjustments to reconcile net income to net cash provided by operating activities
             Depreciation and amortization                                                 194,678             165,586
             Provision for loan losses                                                     253,942             116,506
             Deferred income tax benefit                                                   (34,359)            (21,101)
             Gain on sale of securities available for sale                                (171,678)            (37,538)
             Changes in deferred and accrued amounts
                 Other assets and accrued interest receivable                               57,918            (118,130)
                 Accrued expenses and other liabilities and accrued interest
                 payable                                                                   149,331            (452,226)
                                                                                      ------------        ------------
                     Net cash provided by operating activities                           1,472,396             304,330
                                                                                      ------------        ------------

INVESTING ACTIVITIES
      Activity in securities available for sale
          Sales                                                                          7,453,181           3,037,538
          Purchases                                                                    (19,923,792)        (30,749,216)
          Maturities and calls                                                          12,748,903          14,825,428
      Activity in securities held to maturity
          Purchases                                                                     (1,571,005)                  -
      Net (increase) decrease in short-term investments                                 (1,017,611)             27,139
      Purchases of properties and equipment                                                (73,888)         (1,138,586)
      Loan originations and principal collections - Net                                (10,981,085)         (9,636,879)
      Net increase in federal funds sold                                                  (820,000)           (889,000)
                                                                                      ------------        ------------
                     Net cash used for investing activities                            (14,185,297)        (24,523,576)
                                                                                      ------------        ------------

FINANCING ACTIVITIES
      Net increase in deposits                                                          10,482,979          25,134,681
      Net proceeds (payments) from borrowings                                              (45,410)            655,369
      Cash paid in lieu of stock dividend                                                   (2,880)               (263)
      Proceeds from Federal Home Loan Bank advances                                      2,500,000                   -
      Stock options exercised                                                               46,249                   -
      Purchase of treasury stock                                                                 -            (131,328)
                                                                                      ------------        ------------
                     Net cash provided by financing activities                          12,980,938          25,658,459
                                                                                      ------------        ------------
                     Net increase in cash and cash equivalents                             268,037           1,439,213

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                             3,043,209           1,603,996
                                                                                      ------------        ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                                $  3,311,246        $  3,043,209
                                                                                      ============        ============

SUPPLEMENTAL CASH FLOW INFORMATION
      Interest paid on deposits and borrowed funds                                    $  1,677,069        $  2,245,936
                                                                                      ============        ============

      Income taxes paid                                                               $    463,223        $    695,103
                                                                                      ============        ============

      Unrealized net gain on securities avaiable for sale, net of income tax          $    131,822        $     31,484
                                                                                      ============        ============

      Reclassification of securities available for sale to held to maturity           $  3,274,133        $          -
                                                                                      ============        ============

The accompanying notes are an integral part of these consolidated financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

    Business activity and organization
       People's Community Capital Corporation (the "Corporation") was incorporated under the laws of the State of South Carolina for the purpose of operating as a bank holding company for People's Community Bank of South Carolina (the "Bank"). The Bank provides full commercial banking services to customers and is subject to regulation of the Federal Deposit Insurance Corporation and the State of South Carolina Board of Financial Institutions. The Corporation is subject to regulation by the Federal Reserve Board.

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

    Short-term investments
       Short-term investments are commercial paper which matures in less than one year and is carried at cost.

    Securities
       Securities that may be sold prior to maturity for asset/liability management purposes, are classified as securities available for sale and carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary are included in earnings as realized losses. Debt securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method.
                                                                     (Continued)

--------------------------------------------------------------

       Interest on securities, including the amortization of premiums and the accretion of discounts, are reported as interest income using the interest method over the term of the securities. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific identification method.

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


                                                                     (Continued)

--------------------------------------------------------------

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

    Other real estate owned
       Other real estate owned includes real estate acquired through foreclosure and loans accounted for as in-substance foreclosures. Collateral is considered foreclosed in-substance when the borrower has little or no equity in the fair value of the collateral, proceeds for repayment of the debt can be expected to come only from the sale of the collateral, and it is doubtful that the borrower can rebuild equity or otherwise repay the loan in the foreseeable future. Other real estate owned is carried at the lower of cost (principal balance at the date of foreclosure) or fair value minus estimated costs to sell. Any write-downs at the date of acquisition are charged to the allowance for possible loan losses. Expenses to maintain such assets, subsequent changes in the valuation allowance, and gains and losses on disposal are included in other expenses.

    Income taxes
       Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

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

       The Corporation declared two five percent stock dividends in 2001 and one five percent stock dividend in 2002. These stock dividends were issued in March 2001, January 2002, and January 2003. Earnings per share presentations have been restated to reflect these transactions. (Continued)

--------------------------------------------------------------

    Stock option plan
       SFAS No. 123, "Accounting for Stock-Based Compensation", encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principals Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25, no compensation cost is recognized.

       The Corporation sponsors a stock option plan (the Plan) for the benefit of the directors, officers and employees. The Board may grant up to 289,406 options (adjusted for 5% stock dividend issued March 2001, January 2002, and January 2003). The Corporation has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost been determined based on the fair value at the grant date for the above stock option awards consistent with the provisions of SFAS No. 123, the Corporation's net income and earnings per share would have been adjusted to the proforma amounts indicated below:

                                                     For the years ended
                                                         December 31,
                                                  ------------------------------
                                                       2002             2001
                                                  -------------    -------------
       Net income - As reported                   $   1,022,564    $     651,233
       Net income - Proforma                            991,342          620,011
       Earnings per share - As reported
       Basic                                                .93              .60
       Diluted                                              .88              .60
       Earnings per share - Proforma
       Basic                                                .90              .57
       Diluted                                              .85              .57

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





                                                                     (Continued)

--------------------------------------------------------------

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

    Risk  and  uncertainties
       In the normal course of its business, the Corporation encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Corporation is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Corporation's loan portfolio that results from borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Corporation, and the valuation of loans held for sale and mortgage-backed securities available for sale.

       The Corporation is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Corporation also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions resulting from the regulators' judgements based on information available to them at the time of their examination.

    Recently issued accounting standards
       The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Corporation:

          In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires companies to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of assets. A corresponding asset (which is depreciated over the life of the asset) must also be recorded. The provisions of SFAS No. 143 were adopted by the Corporation on January 1, 2003 with no impact on financial position and results of operations.

          In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes prior pronouncements associated with impairment or disposal of long-lived assets. The statement establishes methodologies for assessing impairment of long-lived assets, including assets to be disposed of by sale or by other means. The adoption of this standard had no impact on the financial position of the Corporation.

          In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishments of Debt and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers and amends SFAS No. 13, Accounting for Leases. This new statement requires gains and losses from extinguishment of debt to be classified as an extraordinary item only if they meet the criteria of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, which will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The adoption of the provisions of SFAS No. 145 had no impact on the Corporation's financial position or results of
          operations.                                                (Continued)

--------------------------------------------------------------

          In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This Statement applies to costs associated with specific exit activities and requires a liability for a cost associated with an exit or disposal activity to be recognized and measured initially at its fair value in the period in which the liability is incurred. A liability for a cost associated with an exit or disposal activity is incurred when the definition of a liability is met. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The provisions of this statement were adopted by the Corporation on January 1, 2003 with no impact on financial position or results of operations.

          In October 2002, the FASB issued SFAS No. 147, Accounting for Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of SFAS No. 141, Business Combinations. This statement requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions. SFAS No. 147 was effective upon issuance and had no impact on the Corporation's financial statements.

       Additional accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS
------------------------------------------------

             The Bank is required to maintain average reserve balances either at the Bank or on deposit with the Federal Reserve Bank. At December 31, 2002, these required reserves were met by vault cash and reserve cash deposits held by correspondent bank.

NOTE 3 - SECURITIES
-------------------

             Available for sale - The amortized cost, gross unrealized holding gains and losses and fair values of securities available for sale consist of the following:

                                                                            December 31, 2002
                                                            --------------------------------------------------------------
                                                                Amortized             Gross unrealized
                                                                              ----------------------------
                                                                   cost          Gains          Losses        Fair value
                                                            ---------------   -----------    -------------  --------------
Securities
    U. S. Government Agency obligations                     $    9,658,040   $     53,308     $     7,442    $   9,703,906
    Corporate Securities                                           633,652             -              597          633,055
    Mortgage Backed Securities                                   9,855,718        180,572          11,095       10,025,195
                                                            --------------   ------------     -----------    -------------
                                                                20,147,410        233,880          19,134       20,362,156
Federal Home Loan Bank stock - Restricted                          196,300             -               -           196,300
                                                            --------------   ------------     -----------    -------------
                                                            $   20,343,710   $    233,880     $    19,134    $  20,558,456
                                                            ==============   ============     ===========    =============

                                                                     (Continued)

------------------------------

                                                                            December 31, 2001
                                                            --------------------------------------------------------------
                                                                Amortized             Gross unrealized
                                                                              ----------------------------
                                                                   cost          Gains          Losses        Fair value
                                                            ---------------   -----------    -------------  --------------
Securities
    U. S. Government Agency obligations                     $    9,561,655   $     13,204     $        -     $   9,574,859
    Corporate Securities                                         3,805,627         22,585              -         3,828,212
    Municipal Bonds                                              3,300,342              -         25,229         3,275,113
    Mortgage Backed Securities                                   6,990,794          1,303              -         6,992,097
                                                            --------------   ------------     -----------    -------------
                                                                23,658,418         37,092          25,229       23,670,281
Federal Home Loan Bank stock - Restricted                          137,100              -               -          137,100
                                                            --------------   ------------     -----------    -------------

                                                            $   23,795,518   $     37,092     $    25,229    $  23,807,381
                                                            ==============   ============     ===========    =============

             Held to maturity - The amortized cost, gross unrealized gains and losses and fair values of securities held to maturity consisted of the following:

                                                                            December 31, 2002
                                                            --------------------------------------------------------------
                                                                Amortized             Gross unrealized
                                                                              ----------------------------
                                                                   cost          Gains          Losses        Fair value
                                                            ---------------   -----------    -------------  --------------

    Municipals - Tax exempt                                 $    4,845,138   $    143,701     $        -     $   4,988,839
                                                            ==============   ============     ===========    =============

             There were no held to maturity securities at December 31, 2001.

             The amortized cost and fair value of securities at December 31, 2002, by contractual maturity, follow:

                                                                   Held to maturity                 Available for sale
                                                              ------------------------         ---------------------------
                                                              Amortized                        Amortized
                                                                 cost       Fair value            cost         Fair value
                                                              ---------    ------------        ----------     ------------
Securities
    Due in one year or less                                 $    306,797   $    307,611     $   1,014,126    $   1,027,501
    Due after one year through five years                      2,931,974      3,011,702        15,987,678       16,130,115
    Due after five years through ten years                     1,606,367      1,669,526           376,243          382,615
    Due after 10 years                                                -              -          2,769,363        2,821,925
    Federal Home Loan Bank stock (no maturity)                        -              -            196,300          196,300
                                                            ------------   ------------     -------------    -------------

                                                            $  4,845,138   $  4,988,839     $  20,343,710    $  20,558,456
                                                            ============   ============     =============    =============

             During 2002 and 2001, securities sold yielded a net gain of $171,678 and $37,538 respectively.

             At December 31, 2002 and 2001, securities with an amortized cost of $1,607,535 and $7,041,527, respectively and a fair value of $1,648,419 and $7,054,727, respectively were pledged as collateral for certain other borrowings and to secure certain public deposits.

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES
--------------------------------------------

             The Corporation's loan portfolio is summarized below:

                                                                                                      December 31,
                                                                                         ---------------------------------
                                                                                               2002               2001
                                                                                         ---------------    --------------
Loans other than mortgage
    Commercial                                                                           $     6,262,045    $    4,911,737
    Consumer                                                                                   1,779,141         2,208,994
    Other                                                                                         15,714            29,475
Mortgage
    Commercial                                                                                34,397,045        29,499,990
    Residential                                                                               18,045,181        13,650,406
    Other                                                                                        377,190                -
                                                                                         ---------------    --------------
       Gross loans                                                                            60,876,316        50,300,602
Less allowance for loan losses                                                                   840,000           637,000
Less deferred loan fees                                                                           87,259            62,808
                                                                                         ---------------    --------------
       Net loans                                                                         $    59,949,057    $   49,600,794
                                                                                         ===============    ==============

             Changes in the allowance for loan losses were as follows:

                                                                                                 For the year ended
                                                                                                      December 31,
                                                                                         ---------------------------------
                                                                                               2002               2001
                                                                                         ---------------    --------------
Balance, beginning of year                                                               $       637,000    $      572,000
Provision charged to operations                                                                  253,942           116,506
Loans charged off                                                                                (52,333)          (54,985)
Recoveries on loans previously charged off                                                         1,391             3,479
                                                                                         ---------------    --------------
Balance, end of year                                                                     $       840,000    $      637,000
                                                                                         ===============    ==============

             Approximately $25,745,605 and $15,971,192 of the loans were variable interest rate loans at December 31, 2002 and 2001, respectively. The remaining portfolio was fixed interest rate loans. There were no non-accrual loans at December 31, 2002 and $552,898 at December 31, 2001. There were no impaired loans at December 31, 2002 and 2001.


NOTE 5 - PROPERTIES AND EQUIPMENT
---------------------------------

             Properties and equipment included in the consolidated balance sheets are summarized as follows:

                                                                                                      December 31,
                                                                                         ---------------------------------
                                                                                               2002               2001
                                                                                         ---------------    --------------
Land and buildings                                                                       $     2,768,894    $    2,768,894
Furniture, fixtures and equipment                                                                926,487           852,599
                                                                                         ---------------    --------------
                                                                                               3,695,381         3,621,493
    Less accumulated depreciation                                                               (634,240)         (448,155)
                                                                                         ---------------    --------------
                                                                                         $     3,061,141    $    3,173,338
                                                                                         ===============    ==============

             Depreciation expense for the years ended December 31, 2002 and 2001 amounted to $186,085 and $154,628, respectively.

                                                                     (Continued)

--------------------------------------------

        Type of asset                 Life in years      Depreciation method
---------------------------------     -------------      -------------------
Software                                    3                Straight-line
Furniture, fixtures and equipment        3 to 15             Straight-line
Buildings and improvements                 40                Straight-line


NOTE 6 - DEPOSITS
-----------------

              Deposits are summarized as follows:
                                                                                                      December 31,
                                                                                         ---------------------------------
                                                                                               2002               2001
                                                                                         ---------------    --------------
Demand (noninterest bearing)                                                             $    11,748,878    $   10,644,655
Demand (interest bearing) and savings                                                         38,611,184        33,626,461
Time
    $100,000 and over                                                                         11,266,304        12,880,959
    Under $100,000                                                                            25,025,125        19,016,437
                                                                                         ---------------    --------------
       Total                                                                             $    86,651,491    $   76,168,512
                                                                                         ===============    ==============

             Interest expense on time deposits in excess of $100,000 for the years ended December 31, 2002 and 2001 was approximately $344,000 and $597,000, respectively. Scheduled maturities of time deposits are as follows:

                                                                                                      December 31,
                                                                                         ---------------------------------
                                                                                               2002               2001
                                                                                         ---------------    --------------
One year or less                                                                         $    31,087,517    $   26,782,836
From one year to three years                                                                   4,835,785         4,972,964
After three years                                                                                368,127           141,596
                                                                                         ---------------    --------------

                                                                                         $    36,291,429    $   31,897,396
                                                                                         ===============    ==============


NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES
----------------------------------------

             The Corporation has an outstanding advance from the Federal Home Loan Bank (FHLB) of Atlanta at December 31, 2002. The advance has a 5 year maturity with interest at 3.65%. The advance is subject to prepayment penalties, and is subject to calls at the option of the FHLB of Atlanta.


NOTE 8 - OTHER BORROWINGS
-------------------------

             The Bank has a demand note through the U.S. Treasury, Tax and Loan system with the Federal Reserve Bank of Richmond. The note is secured by U.S. Government Agency obligations and mortgage backed securities with a market value of $1,068,864 at December 31, 2002. The amount outstanding under the note totaled $954,590 and $1,000,000 at December 31, 2002 and 2001, respectively.

NOTE 9 - UNUSED LINES OF CREDIT
-------------------------------

             At  December  31,  2002,  the Bank had  $2,400,000  and  $1,800,000
available under unsecured lines of credit with The Banker's Bank and Columbus Bank and Trust, respectively. The line of credit with The Banker's Bank expires September 1, 2003. These lines of credit are federal funds lines and are available on a one to fourteen day basis for general corporate purposes.

             In addition, the Bank has credit availability with the Federal Home Loan Bank of Atlanta. The amount of credit availability varies in relation to the assets of the Bank.


NOTE 10 - INCOME TAXES
----------------------

             The significant components of the income tax provision are as follows:

                                                                                                  For the years ended
                                                                                                      December 31,
                                                                                         ---------------------------------
                                                                                               2002               2001
                                                                                         ---------------    --------------
Currently payable                                                                        $       524,191    $      361,455
Deferred income tax benefit                                                                      (34,359)          (21,101)
                                                                                         ---------------    --------------

    Income tax provision                                                                 $       489,832    $      340,354
                                                                                         ===============    ==============

             The significant components of deferred income tax assets and liabilities consist of the following and are presented in other assets:

                                                                                           Deferred tax asset (liability)
                                                                                                      December 31,
                                                                                         ---------------------------------
                                                                                               2002               2001
                                                                                         ---------------    --------------

Depreciation                                                                             $      (112,200)     $    (80,934)
Allowance for loan losses                                                                        285,600           219,975
Net unrealized gain on securities available for sale                                             (85,898)          (14,837)
                                                                                          ---------------    -------------
                                                                                                  87,502           124,204
Valuation allowance                                                                                    -                 -
                                                                                          ---------------    -------------

       Net deferred tax asset                                                             $        87,502    $     124,204
                                                                                          ===============    =============

             Income tax expenses are allocated between the Corporation and the Bank under the contribution to consolidated taxable income method.


NOTE 11 - RETIREMENT PLAN
-------------------------

             The Bank sponsors a defined contribution employee benefit plan (401(k) plan) covering eligible employees (as defined in the Plan), whereby employees can defer a portion of their earnings. The matching contributions of the Bank are determined by the Board on an annual basis. For the years ended December 31, 2002 and 2001, matching Bank contributions totaled $35,615 and $19,017, respectively.

NOTE 12 - STOCK OPTION PLAN
---------------------------

             A summary  of the status of the Plan and  changes  during the years
(adjusted for 5% stock  dividends  issued March 2001,  January 2002, and January
2003) are presented below:

                                                              December 31, 2002                    December 31, 2001
                                                    ---------------------------------    ---------------------------------
                                                                       Weighted average                    Weighted average
                                                      Shares           exercise price       Shares          exercise price
                                                    ----------      -------------------  ----------        ----------------
Outstanding at beginning of year                       284,795      $            8.65       255,133        $          8.64
Granted                                                      -                      -        40,687                   8.65
Forfeited or expired                                      (485)                  8.64       (11,025)                  8.64
Exercised                                               (5,217)                  8.96             -
                                                    ----------                           ----------

Outstanding at year end                                279,093                   8.65       284,795                   8.65
                                                    ==========                           ==========

Options exercisable at year end                        210,272                   8.65       154,005                   8.64
Weighted-average fair value of options
    granted during the year                                                         -                                 8.65
Shares available for grant under the plan                4,981                                4,611

             The weighted average remaining contractual life of the options outstanding at December 31, 2002 was 5.24 years.


NOTE 13 - RELATED PARTY TRANSACTIONS
------------------------------------

             Directors  and  officers  of the  Bank  are  customers  of and  had transactions with the Bank in the ordinary course of business. Additional transactions may be expected to take place in the future. Included in such transactions are outstanding loans and commitments, all of which were made on comparable terms, including interest rate and collateral, as those prevailing at the time for other customers of the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features. Total loans outstanding to all officers and directors, including immediate family and business interests, at December 31, 2002 and 2001 were $1,350,227 and $2,057,204, respectively. During 2002 and 2001, new loans and advances on existing loans of $268,086 and $902,924 were made to this group and repayments of $975,063 and $725,143 were received, respectively.


NOTE 14 - LEGAL CONTINGENCIES
-----------------------------

             From time to time, the Bank may be a party to various litigation and claims, both as plaintiff and as defendant, arising from its normal operations. At December 31, 2002, the Bank was not involved with any litigation matters.


NOTE 15 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
-----------------------------------------------------------

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

                                                                     (Continued)

----------------------------------------------------------------------

             Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Commitments to extend credit, including unused lines of credit, amounted to approximately $12,718,950 and $12,122,000 at December 31, 2002 and 2001, respectively.

             Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support the financing needs of the Bank's commercial customers, and are short-term in nature. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Commitments under standby letters of credit amounted to $558,600 and $583,500 at December 31, 2002 and 2001, respectively, which were granted primarily to commercial borrowers.


NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------------

             The carrying values and estimated fair values of the Corporation's financial instruments as of December 31, are as follows:

                                                                          2002                            2001
                                                            ----------------------------     -----------------------------
                                                              Carrying        Estimated        Carrying        Estimated
                                                               amount         fair value        amount         fair value
                                                            ------------    ------------     ------------    -------------
Financial assets
    Cash and due from banks                                 $  3,311,246    $  3,311,246     $  3,043,209    $   3,043,209
    Federal funds sold                                         7,209,000       7,209,000        6,389,000        6,389,000
    Short-term investments                                     1,989,500       1,989,500          971,889          971,889
    Securities available for sale                             20,558,456      20,558,456       23,807,381       23,807,381
    Securities held to maturity                                4,845,138       4,988,839                -                -
    Loans receivable - Net                                    59,949,057      61,392,485       49,600,794       50,807,973

Financial liabilities
    Demand deposit, interest-bearing transaction
       and savings accounts                                   50,360,062      50,360,062       44,271,116       44,271,116
    Certificates of deposit                                   36,291,429      35,846,987       31,897,396       31,192,641
    Federal Home Loan Bank advances                            2,500,000       2,500,000                -                -
    Other borrowings                                             954,590         954,590        1,000,000        1,000,000

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
    Commitments to extend credit                              12,718,950      12,718,950       12,122,000       12,122,000
    Standby letters of credit                                    558,600         558,600          583,500          583,500

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

                                                                     (Continued)

--------------------------------------------------------

             The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and due from banks and short-term investments - The carrying amount is a reasonable estimate of fair value.

Federal funds sold - Federal funds sold are for a term of one day and the carrying amount approximates the fair value.

Securities - Securities available for sale, fair value equals the carrying amount, which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

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

Federal Home Loan Bank advances - The fair value of the FHLB advances are estimated using discounted cash flow projections that apply the Corporation's current borrowing rate from the Federal Home Loan Bank.

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

NOTE 17 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS
----------------------------------------------

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

NOTE 18 - REGULATORY MATTERS
----------------------------

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

---------------------------------------

             Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

             To be categorized as well capitalized, they must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. The Bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are also presented in the tables.

                                                                                                           To be well
                                                                                                        capitalized under
                                                                              For capital               prompt corrective
                                                       Actual              adequacy purposes            action provisions
                                      --------------------------  ----------------------------   --------------------------
                                          Amount       Ratio %         Amount        Ratio %         Amount        Ratio %
                                      -------------  -----------  ----------------  ----------   -------------   ----------
AS OF DECEMBER 31, 2002
    Total capital
       (to risk-weighted assets)      $  8,614,000        12.6    >  $  5,459,040      >8.0      > $6,823,800      >10.0
    Tier I capital
       (to risk-weighted assets)         7,774,000        11.4    >     2,729,520      >4.0      >  4,094,280       >6.0
    Tier I capital
       (to average assets)               7,774,000         8.0    >     3,908,000      >4.0      >  4,885,000       >5.0
AS OF DECEMBER 31, 2001
    Total capital
       (to risk-weighted assets)      $  7,408,000        12.4    >  $  4,798,640      >8.0      > $5,998,300      >10.0
    Tier I capital
       (to risk-weighted assets)         6,771,000        11.3    >     2,339,320      >4.0      >  3,598,980       >6.0
    Tier I capital
       (to average assets)               6,771,000         8.5    >     3,204,120      >4.0      >  4,005,150       >5.0


NOTE 19 - CONDENSED FINANCIAL INFORMATION
-----------------------------------------

             Following is condensed financial information of People's Community Capital Corporation (parent company only):

                            CONDENSED BALANCE SHEETS

                                     ASSETS
                                                                                                      December 31,
                                                                                         ---------------------------------
                                                                                               2002               2001
                                                                                         ---------------    --------------
Cash and due from banks                                                                  $        16,372    $       12,325
Federal funds sold                                                                             1,138,000            34,000
Short-term investments                                                                         1,989,500           971,889
Investments available for sale                                                                   500,938         2,477,813
Investment in bank subsidiary                                                                  7,990,444         6,902,318
Other assets                                                                                      14,095            50,374
                                                                                         ---------------    --------------

                                                                                         $    11,649,349    $   10,448,719
                                                                                         ===============    ==============
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities                                                                              $         4,375    $        1,500
Shareholders' equity                                                                          11,644,974        10,447,219
                                                                                         ---------------    --------------

                                                                                         $    11,649,349    $   10,448,719
                                                                                         ===============    ==============

                                                                     (Continued)

----------------------------------------------------

                         CONDENSED STATEMENTS OF INCOME
                                                                                                 For the years ended
                                                                                                      December 31,
                                                                                         ---------------------------------
                                                                                               2002               2001
                                                                                         ---------------    --------------
INTEREST INCOME ON INVESTMENTS                                                           $       139,895    $      178,582
OPERATING EXPENSES                                                                                59,978            68,188
                                                                                         ---------------    --------------
    Income before income taxes and equity in undistributed
       net income of the Bank                                                                     79,917           110,394
PROVISION FOR INCOME TAXES                                                                        27,532            39,559
                                                                                         ---------------    --------------
    Net income before equity in undistributed net income of the Bank                              52,385            70,835
EQUITY IN UNDISTRIBUTED NET INCOME OF BANK
    SUBSIDIARY                                                                                   970,179           580,398
                                                                                         ---------------    --------------

NET INCOME                                                                               $     1,022,564    $      651,233
                                                                                         ===============    ==============

                       CONDENSED STATEMENTS OF CASH FLOWS
                                                                                                 For the years ended
                                                                                                      December 31,
                                                                                         ---------------------------------
                                                                                               2002               2001
                                                                                         ---------------    --------------
OPERATING ACTIVITIES
    Net income                                                                           $     1,022,564    $      651,233
    Adjustments to reconcile net income to net cash provided by operating activities
          Equity in undistributed net income of the bank subsidiary                             (970,179)         (580,398)
          Depreciation and amortization                                                            2,753             3,672
          Gain on sale of securities                                                              (3,438)                -
          (Increase) decrease in other assets                                                     24,276            (7,095)
          Increase (decrease) in other liabilities                                                 2,875           (35,497)
                                                                                            ------------     -------------
              Net cash provided by operating activities                                           78,851            31,915
                                                                                            ------------     -------------
INVESTING ACTIVITIES
    Sales of securities available for sale                                                       503,438                 -
    Maturities of securities available for sale                                                2,000,000         3,003,350
    Net (increase) decrease in federal funds sold                                             (1,104,000)          566,000
    Purchase of securities available for sale                                                   (500,000)       (3,500,000)
    (Increase) decrease in short-term investments                                             (1,017,611)           27,139
                                                                                         ---------------     -------------
              Net cash provided by (used for) investing activities                              (118,173)           96,489
                                                                                         ---------------     -------------
         FINANCING ACTIVITIES
    Cash paid in lieu of stock dividend                                                  $        (2,880)    $        (263)
    Purchase of treasury stock                                                                         -          (131,328)
    Stock options exercised                                                                       46,249                 -
                                                                                         ---------------     -------------
              Net cash provided by (used for) financing activities                                43,369          (131,591)
                                                                                         ---------------     -------------
              Net increase (decrease) in cash and cash equivalents                                 4,047            (3,187)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                      12,325            15,512
                                                                                         ---------------    --------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                                   $        16,372    $       12,325
                                                                                         ===============    ==============

NOTE 20 - SUBSEQUENT EVENTS
---------------------------

              On December 17, 2002, the Board of Directors declared a 5% stock dividend payable on January 29, 2003 to shareholders of record on January 15, 2003. Per share amounts in the accompanying financial statements have been retroactively restated for the change in capital structure for all periods presented.

                                    DIRECTORS

People's Community Capital Corp                               People's Community Bank of S.C.
Raymond D. Brown                                              Raymond D. Brown
Chm, Pres, CEO - R.D. Brown Contractors, Inc.                 Margaret Holley-Taylor
                                                                       Anthony E. Jones
Margaret Holley-Taylor                                        James D. McNair
President - Aiken Office Supply, Inc.                         Clark D. Moore,  M.D.
                                                                       Russell D. Phelon
Anthony E. Jones                                              Donald W. Thompson
President, CEO - Gerald Jones VW, Inc.                        John B. Tomarchio,  M.D.
                                                                       Thomas H. Lyles
James D. McNair, Vice Chairman                                Tommy B. Wessinger, Chairman
Retired Banker

Clark D. Moore,  M.D.                                         People's Financial Services, Inc.
Sr. Partner - Carolina Orthopedic Associates, P.A.            Thomas H. Lyles
                                                              Anthony E. Jones
Russell D. Phelon                                             Tommy B. Wessinger, Chairman
Chm, Pres, CEO, Treas - R.E. Phelon, Inc.
Manufacturer

Donald W. Thompson
President - Windsor Jewelers, Inc.

John B. Tomarchio,  M.D.
Sr. Physician, Westinghouse Savannah River Company

Thomas H. Lyles, President / COO

Tommy B. Wessinger, Chairman / CEO




                                    OFFICERS

People's Community Capital Corp             People's Community Bank of S.C.
Jean H. Covington, CFO/Controller           W. Marsh Burckhalter, Sr. Vice Pres
Thomas H. Lyles, President/COO              Carlene K. Clark, Banking Officer
James D. McNair, Vice Chairman              Jean H. Covington, CFO/Controller
Tommy B. Wessinger, Chm/CEO                 L. Stephen Lineberry, SVP Operations
                                            Thomas H. Lyles, Pres/COO
People's Financial Services, Inc.           Marie McKinnon, Operations Officer
Jean H. Covington, CFO                      H. Stanley Price, Vice President
Thomas H. Lyles, President/CEO              Dale G. Slack, Sr. Vice President
Tommy B. Wessinger, Chairman                Milon C. Smith, EVP, Credit
                                            Tommy B. Wessinger, Chm/CEO
                                            Harriett H. Wood, Vice President

                                 CORPORATE DATA

ANNUAL MEETING
The Annual Meeting of the Shareholders of People's Community Capital Corporation will be held at 5:15 p.m. on Wednesday, April 30, 2003 at our corporate office located at 125 Park Avenue, S.W., Aiken, South Carolina.

CORPORATE OFFICE:                      GENERAL COUNSEL:
125 Park Avenue, SW                    Nelson, Mullins, Riley & Scarborough, LLP
Aiken, South Carolina 29801            First Union Plaza
(803) 641-0142                         999 Peachtree Street, Suite 1400
(803) 641-7555 Fax                     Atlanta, Georgia 30309

STOCK TRANSFER AGENT:                  INDEPENDENT AUDITORS:
First Citizens Bank                    Elliott Davis LLC
P.O. Box 29                            P.O. Box 429
Columbia, South Carolina 29202         Greenwood, South Carolina 29648

STOCK INFORMATION:
Our common stock is quoted on the OTC Bulletin Board under the symbol "PPLM". As of March 15, 2003, there were 1,098,283 shares of the Company's common stock issued and outstanding, held by approximately 500 shareholders of record. The following table sets forth the high and low sales price information as quoted on the OTC Bulletin Board during the periods indicated.

                 1st quarter      2nd quarter      3rd quarter      4th quarter
                 -----------      -----------      -----------      -----------
      2002      $10.65-$13.50    $11.55-$12.90    $11.70-$12.70    $11.70-$13.00
      2001        $7.94-$8.81     $8.33-$9.53      $8.57-$9.29      $9.05-$13.50


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

The ability of People's Community Capital Corporation to pay cash dividends is dependent upon receiving cash in the form of dividends from People's Community Bank of South Carolina. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends. All of the Bank's dividends are subject to prior approval by the South Carolina State Board of Financial Institutions and are payable only from the undivided profits of the Bank. All outstanding shares of common stock of the Company are entitled to share equally in dividends from funds legally available when, and if, declared by the Board of Directors. To date, we have not paid cash dividends on our common stock. We currently intend to retain earnings to support operations and finance expansion and therefore do not anticipate paying cash dividends in the foreseeable future. Five percent stock dividends were paid on March 1, 2001, January 2, 2002, and January 29, 2003.

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